Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

OPTION AND LICENSE AGREEMENT

by and between

Mereo BioPharma 4 Limited

and

Sentynl Therapeutics, Inc.

Dated as of August 11, 2026

CONTENTS

Section Heading Page

i

option and License AGREEMENT

This OPTION AND License Agreement (this “Agreement”) is made as of August 11, 2026 (the “Effective Date”) by and between Mereo BioPharma 4 Limited (“Mereo”), a company registered in England having a registered office at [***], and Sentynl Therapeutics, Inc. (“Sentynl”), a company organized and existing under the laws of Delaware, having a principal place of business at [***]. Mereo and Sentynl are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Background

WHEREAS, Mereo is a clinical-stage biopharmaceutical company specializing in therapeutics for rare diseases, including a proprietary small molecule neutrophil elastase enzyme inhibitor known by the INN as alvelestat for the treatment of Alpha-1 Antitrypsin Deficiency-associated Lung Disease;

WHEREAS, Mereo Controls certain Know-How and Patent Rights relating to such proprietary compound;

WHEREAS, Sentynl is a pharmaceutical company engaged in the commercialization of pharmaceutical products in the Territory; and

WHEREAS, Sentynl wishes to obtain from Mereo an exclusive option to obtain an exclusive license to manufacture and commercialize products containing alvelestat in the Territory, and Mereo is willing to grant such option and license to Sentynl, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Agreement

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below, whether used in the singular or plural:

1.1 “Accounting Standards” means GAAP or IFRS (as applicable to a Party).

1.2 “Adverse Event” means any untoward medical occurrence associated with the use of the Licensed Product in humans, whether or not it is considered drug related, including when occurring (a) in the course of the use of a drug product in professional practice; (b) from drug overdose, whether accidental or intentional; (c) from drug abuse; (d) from drug withdrawal or cessation; or (e) based on any failure of expected pharmacological action.

1.3 “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purpose of this definition only, “control”

(including, with correlative meaning, the terms “controlled by” and “under common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of any Person, whether by the ownership of more than 50% of the voting securities of such Person, by contract or otherwise.

1.4 “Affiliate Guarantee” has the meaning set forth in Section 8.17 (Affiliate Guarantee).

1.5 “Agreement” has the meaning set forth in the preamble.

1.6 “Alliance Manager” has the meaning set forth in Section 3.1 (Alliance Managers).

1.7 “Alternative Manufacturer” has the meaning set forth in Section 6.3.1 (Supply Agreement).

1.8 “Anti-Corruption Laws” means any local and other anti-corruption laws, including the provisions of the United States Foreign Corrupt Practices Act, as amended, and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.9 “Antitrust Filings” has the meaning set forth in Section 2.12.1 (Filings).

1.10 “Antitrust Law” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, and all other Applicable Laws and regulations including non-U.S. laws and regulations, that is designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolisation, restraint of trade, abuse of dominant position, or lessening of competition, in each case as amended from time to time.

1.11 “Applicable Law” means collectively all laws, rules, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit, or similar right granted under any of the foregoing) and guidances of any applicable Governmental Authority that govern or otherwise apply to a Party, including (a) those governing Clinical Trials or the Exploitation of any pharmaceutical drug, product, or therapy, including GCP, GLP, cGMP, Good Documentation Practices, Good Pharmacovigilance Practices, the FD&C Act, the U.S. Public Health Service Act (42 U.S.C. §262) (“PHSA”), and similar foreign laws, (b) all Anti-Corruption Laws, and (c) the EU General Data Protection Regulation (“GDPR”).

1.12 “Approved Labeling” means: (a) the most current Regulatory Authority-approved full prescribing information for the Licensed Product; and (b) the most current Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for the Licensed Product.

1.13 “AstraZeneca” means AstraZeneca AB.

1.14 “Audited Party” has the meaning set forth in Section 5.7.3 (Safety and Regulatory Audits).

1.15 “Auditing Party” has the meaning set forth in Section 5.7.3 (Safety and Regulatory Audits).

1.16 “AZ Agreement” means the Exclusive License and Option Agreement by and between AstraZeneca and Mereo effective as of [***], as amended and restated by an amendment agreement dated [***], and as amended by a first amendment agreement dated [***].

1.17 “Balancing Payment” has the meaning set forth in Section 4.5.2(d)(iii) (Responsibility for Development Costs).

1.18 “Bankruptcy Code” has the meaning set forth in Section 12.9 (Section 365(n) of the Bankruptcy Code).

1.19 “Biotechnology Company of Concern” means any entity that constitutes a biotechnology company of concern under Section 851(f)(2) of the National Defense Authorization Act for Fiscal Year 2026 (commonly referred to as the BIOSECURE Act).

1.20 “Breach Notification” has the meaning set forth in Section 13.3.2 (Termination for Material Breach).

1.21 “Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in London, England or California, U.S. are required by Applicable Law to remain closed.

1.22 “Buyers” has the meaning set forth in Section 1.131 (Net Sales).

1.23 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on 31 March, 30 June, 30 September, and 31 December.

1.24 “Calendar Year” means each twelve (12)-month period commencing on 1 January.

1.25 “cGMP” means all current Good Manufacturing Practices and regulations applicable to the Manufacture of the Licensed Product that are promulgated by any applicable Regulatory Authority having jurisdiction over the Manufacture of the Licensed Product and any applicable Regulatory Authority having jurisdiction over the country of distribution, including, as applicable, as promulgated under and in accordance with (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and applicable FDA guidance, (b) European Directive 2017/1572 and EudraLex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 Guideline, (d) other regional GMP requirements (such as EU GMP Guide Part I, and 21 C.F.R 211), supported by the principles of the International Conference on Harmonization’s Q8, Q9 and Q10 Guidelines, and (e) the equivalent Applicable Law in any relevant country or region including in the Territory, each as may be amended and applicable from time to time.

1.26 “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, whereby (i) immediately prior to such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing less than 50% of the total voting power of all of the then outstanding voting securities of such Party and (ii) immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; or (b) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.

1.27 “Clinical Trial” means any clinical trial of any pharmaceutical drug, product or therapy in humans, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial (including the Proposed Phase 3 Clinical Trial and Proposed Phase 3 OLE Study), or post-marketing approval studies and observational studies.

1.28 “CMC” means, in respect of the Licensed Product, all chemistry, manufacturing and controls activities and information, including (as applicable) process and formulation development, method development and validation, qualification, specifications, product characterization, raw material and component controls, stability studies, scale-up, manufacturing process validation, quality control and quality assurance testing, release and in-process controls, GMP compliance, technology transfer, and the CMC sections of any Regulatory Submissions and Regulatory Approvals.

1.29 “CMC Plan” has the meaning set forth in Section 4.3 (CMC Plan).

1.30 “CMO” means a contract manufacturing organization.

1.31 “Collaboration Know-How” means any Know-How first developed, conceived or reduced to practice during the Term by Representatives of a Party or its Affiliates or its or their licensees, Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Know-How to a Party or any Affiliate of a Party, whether alone or jointly with Representatives of the other Party or its Affiliates or its or their licensees, Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Know-How to the other Party or any Affiliate of the other Party, in each case, in the performance of activities under this Agreement.

1.32 “Collaboration Patent Right” means any Patent Right that (a) has a priority date after the Effective Date and (b) Covers any Invention included in the Collaboration Know-How.

1.33 “Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights.

1.34 “Combination Product” means (a) any single product comprising both (i) the Licensed Compound and (ii) one or more other therapies or pharmaceutically active compounds or substances that are not the Licensed Compound, including when sold either as a fixed dose/unit or as separate doses/units in a single package; (b) [***]. The Licensed Compound portion of any Combination Product will be deemed the “Licensed Component” and the other portion of such Combination Product the “Other Component,” and each Combination Product will be deemed a Licensed Product hereunder.

1.35 “Commercial Report” has the meaning set forth in Section 7.3 (Commercialization Reports).

1.36 “Commercialization” means with respect to any product, any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, import, export, offering for sale, and sale of such product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such product regarding the foregoing, including seeking and maintaining any required Reimbursement Approval, but excluding any activities directed to Manufacturing or Development. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.37 “Commercialization Milestone Event” has the meaning set forth in Section 8.5 (Commercialization Milestone Events and Payments).

1.38 “Commercialization Milestone Payment” has the meaning set forth in Section 8.5 (Commercialization Milestone Events and Payments).

1.39 “Commercially Reasonable Efforts” means, with respect to the Exploitation of the Licensed Product by a Party, those efforts and resources, including reasonably necessary and qualified personnel, comparable to the efforts that a reasonable biopharmaceutical company or a pharmaceutical company, in each case, that is of comparable size and resources to such Party would typically devote as part of a program of development and commercialization of a pharmaceutical product of similar market potential, at a similar stage of its product life, taking into account the competitiveness of the marketplace and the proprietary position of the product, product profile, the likely timing of the product’s entry into the market, the likely profitability of the product, regulatory status, the likelihood of receiving Regulatory Approval, Regulatory Authority-approved labeling, relative safety and efficacy of such product, profitability, intellectual property protection and all other relevant scientific, technical, and commercial factors.

1.40 “Competitive Entry Quarter” has the meaning set forth in Section 8.7.3(a) (Generic and Competitive Products).

1.41 “Competitive Entry Threshold Quarter” has the meaning set forth in Section 8.7.3(a) (Generic and Competitive Products).

1.42 “Competitive Product” means [***].

1.43 “Confidential Information” means, subject to Section 9.2 (Confidential Information) and Section 9.3 (Exemptions), (a) Know-How and any technical, scientific, regulatory, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed by or on behalf of one Party or its Affiliates to the other Party or its Affiliates or otherwise made available to or received by the other Party or its Affiliates, in each case, pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.

1.44 “Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Parties, dated [***] (as amended from time to time).

1.45 “Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals,

Regulatory Submissions, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense and, excluding any Patent Rights or Know-How licensed or otherwise acquired by Mereo pursuant to an agreement with a Third Party during the Term unless Sentynl agrees for such agreement to become a Third Party IP Agreement in accordance with Section 2.8.3 (Third Party In-Licenses), and (c) with respect to any product, the legal authority or right to grant an exclusive license or sublicense under Patent Rights that Cover such product or Know-How that relates to such product. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (a) – (c) that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control; provided, that if the applicable Party subsequently uses or discloses any such item owned or in-licensed by such Third Party in the Exploitation of the Licensed Compound or Licensed Product, then such item shall be deemed to be Controlled by such Party for purposes of this Agreement.

1.46 “Country of Concern” means any country designated as a foreign adversary, country of concern, or similar designation by the government of the United States, as amended from time to time.

1.47 “Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation, as applicable, of such subject matter would fall within the scope of one or more claims in such Patent Right.

1.48 “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, All Items (1982–84 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor, or any successor index thereto.

1.49 “CRO” means a contract research organization.

1.50 “CSO” means a contract sales organization.

1.51 “Debarred/Excluded” means any Person who is or has been: (i) debarred or suspended under 21 U.S.C. §335(a) or (b), (ii) the subject of a conviction described in Section 306 of the FD&C Act, (iii) excluded from a federal or governmental health care program under the provisions of 42 U.S.C. § 1320a-7 including Persons identified on the HHS/OIG List of Excluded Individuals/Entities, (iv) debarred from federal contracting, (v) convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, (vi) disqualified as a clinical investigator pursuant to 21 CFR 312.70 by the FDA or other Applicable Law by any other Governmental Authority, (vii) the subject of any similar sanction of any Governmental Authority in the Territory, or (viii) identified on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or otherwise the subject of any sanctions administered or enforced by OFAC.

1.52 “Development” means, with respect to any compound or product, any and all internal and external research, development and regulatory activities regarding such product, including (a) research, process development, non-clinical testing, toxicology, non-clinical activities, GLP toxicology and other preclinical studies, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of such product, but excluding any activities directed to Manufacturing or Commercialization. Development will include research, development, and regulatory activities for additional presentations for a product after receipt of Regulatory Approval of such product, including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved indication (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in the Territory to support or maintain Regulatory Approval for a product in the Territory), such activities “Post-Approval Development Activities”. “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.53 “Development Costs” means the following internal costs and direct out-of-pocket costs that are paid or incurred by a Party or any of its Affiliates that are directly attributable or reasonably allocable to the Development of the Licensed Product: (a) any direct out-of-pocket cost incurred in connection with the performance of Development activities for the Licensed Product under the Development Plan, (b) the direct out-of-pocket costs of planning, preparing and conducting any Clinical Trial and the cost of Manufacturing any Licensed Product for use in such Clinical Trials, and (c) the internal costs of any FTEs of the Party responsible for the relevant Development activities calculated by multiplying the number of hours worked by any such FTEs with respect to the Development of the Licensed Product and the FTE Rate.

1.54 “Development Events” has the meaning set forth in Section 8.3 (Development Payments).

1.55 “Development Payments” has the meaning set forth in Section 8.3 (Development Payments).

1.56 “Development Plan” has the meaning set forth in Section 4.1 (Development Diligence and Responsibilities).

1.57 “Development Plan Data” means all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans, clinical study reports, deviation reports and audit reports) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, licensees, Sublicensees, or Subcontractors, if applicable, in connection with activities conducted under the Development Plan.

1.58 “Direct Exploitation Model” has the meaning set forth in Section 2.11.1 (Right of First Negotiation).

1.59 “Disclosing Party” has the meaning set forth in Section 9.1.1 (Duty of Confidence).

1.60 “Dispute” has the meaning set forth in Section 14.1 (General).

1.61 “DOJ” has the meaning set forth in Section 2.12.1 (Filings).

1.62 “Dollars” or “$” means United States Dollars.

1.63 “Effective Date” has the meaning set forth in the preamble.

1.64 “Executive Officers” has the meaning set forth in Section 3.5.2 (Decisions of the JSC).

1.65 “Exercise Notice” has the meaning set forth in Section 2.2.1 (Option Grant, Exercise).

1.66 “Existing Third Party Agreement” means any agreement between Mereo (or any of its Affiliates) and any Third Party entered into prior to the Effective Date or License Option Effective Date under which such Third Party grants Mereo (or any of its Affiliates) a license or other rights to any of the Mereo Technology, the details of which are set forth in Schedule 1.66 (Existing Third Party Agreements).

1.67 “Expert” has the meaning set forth in Section 14.4 (Expert Resolution).

1.68 “Exploit” means with respect to any compound or product, to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of such compound or product. “Exploitation” will be construed accordingly.

1.69 “Ex-Territory Infringement” has the meaning set forth in Section 12.3.1 (Notice).

1.70 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.71 “FDA” means the United States Food and Drug Administration or any successor entity thereto having essentially the same function.

1.72 “Field” means prophylaxis and treatment of Alpha-1 Antitrypsin Deficiency-associated Lung Disease in humans.

1.73 “Final Product” has the meaning set forth in Section 6.3.2 (Supply Agreement).

1.74 “First Commercial Sale” means, with respect to the Licensed Product in the Territory, the first sale of the Licensed Product to an unaffiliated Third Party for distribution, use, or consumption in the Territory after receipt of Regulatory Approval for the Licensed Product in the Territory. First Commercial Sale excludes (a) any sale of the Licensed Product for use in a Clinical Trial or other Development activity, or (b) any sale or other distribution of the Licensed Product for compassionate or named-patient use, in each case, sold at or below the applicable Seller’s costs.

1.75 “FTC” has the meaning set forth in Section 2.12.1 (Filings).

1.76 “FTE” means the equivalent of the work of one duly qualified employee of a Party full time for one year (consisting of a total of 2,080 hours per year) carrying out Development or Manufacturing activities, or other scientific or technical work or Commercialization activities under this Agreement.

1.77 “FTE Rate” means [***] for each hour of work conducted by an FTE with respect to the Development of the Licensed Product. Beginning on [***] and on [***] of each subsequent Calendar Year during the Term, the FTE Rate is subject to annual adjustment by the percentage increase or decrease in the applicable CPI comparing the levels of the applicable CPI as of [***] of the two most recently completed Calendar Years; [***].

1.78 “Full Enrollment OLE Costs Report” has the meaning set forth in Section 4.5.2(d) (Responsibility for Development Costs).

1.79 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.80 “GCP” means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Council for Harmonisation (ICH) of Technical Requirements for Pharmaceuticals for Human Use Guideline for Good Clinical Practice E6 (the “GCP Guideline”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) 21 CFR Parts 11 (Electronic Records; Electronic Signatures), 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and including in applicable FDA guidance, and (c) the equivalent Applicable Law in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and that protect the rights, safety, integrity, and confidentiality of trial subjects.

1.81 “GDPR” has the meaning set forth in Section 1.11 (Applicable Law).

1.82 “Generic Product” means, with respect to a particular mode of administration and dosage strength of the Licensed Product, after receipt of Regulatory Approval of the Licensed Product in the Territory, any other prescription pharmaceutical product designated for human use that (a) is sold or marketed for sale in the Territory by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee, Subcontractor, or Third Party Distributor of Sentynl or any of its Affiliates, Sublicensees, or Subcontractors with respect to the Licensed Product, (b) is approved for use pursuant to a Regulatory Approval process in the Territory that is based on the Regulatory Approval of the Licensed Product obtained in the Territory by Sentynl or its Affiliate, Sublicensee, Subcontractor, or Third Party Distributor or is based upon safety or efficacy data generated for the Licensed Product by the Parties or a Sublicensee or Subcontractor or Third Party Distributor filed with the applicable Regulatory Authority in the Territory and whether or not such Regulatory Approval was obtained by the Third Party using an abbreviated, expedited or other process, and (c) has the same mode of administration and dosage strength as the Licensed Product or otherwise meets the equivalency requirements of the applicable Regulatory Authority.

1.83 “GLP” means all applicable good laboratory practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by FDA, as defined in 21 C.F.R. Parts 11 and 58, and any other equivalent Applicable Law in the Territory, and including in applicable FDA guidance and applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, each as may be amended and applicable from time to time.

1.84 “Good Documentation Practices” shall mean the standards and practices to ensure that all data (including electronic records) are accurate, attributable, verified as genuine, legible, contemporaneous, original, complete, available, consistent and enduring (ALCOA++) through their creation, processing, review, reporting and retention (over the data lifecycle), and are created and stored using security measures that protect the confidential nature (if applicable) and integrity of the records, and prevent unauthorized access to, and alteration, corruption or loss of such records in a manner sufficient to satisfy the requirements contained in 21 CFR Parts 58, 312, 210, and 211, the FDA’s relevant guidance documents including ICH E6(R3) Good Clinical Practice: Integrated Addendum to ICH E6(R3) (March 2018), and all comparable standards as are required by any other applicable Governmental Authority, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.85 “Good Pharmacovigilance Practices” shall mean standards for the collection, assessment, monitoring, reporting, and prevention of adverse events and safety-related information associated with medicinal products throughout their lifecycle, as set forth in the FD&C Act, applicable FDA regulations (including 21 C.F.R. Parts 312, 314, 600, and 601) and the FDA’s relevant guidance documents, and comparable applicable standards of any Governmental Authority with jurisdiction over the relevant pharmacovigilance activity, in each case as amended or superseded from time to time including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.86 “Governmental Authority” means any federal, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, regulatory body, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division of any of the foregoing, or any governmental arbitrator or arbitral body). Governmental Authorities include all Regulatory Authorities.

1.87 “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.88 “HSR Act” has the meaning set forth in Section 2.12.1 (Filings).

1.89 “Identified Rights” has the meaning set forth in Section 2.8.1 (Notice).

1.90 “IFRS” means International Financial Reporting Standards, consistently applied.

1.91 “IND” means an Investigational New Drug application as described in 21 C.F.R. Part 312 required to commence human clinical trials in the U.S. or other equivalent application in the Territory, including all supplements or amendments that may be filed with respect to the foregoing.

1.92 “Indemnified Party” has the meaning set forth in Section 11.3 (Indemnification Procedure).

1.93 “Indemnifying Party” has the meaning set forth in Section 11.3 (Indemnification Procedure).

1.94 “Indication” means a specific disease, disorder, or condition in humans and its associated signs, symptoms, stages, or progression (including precursor conditions) and each of the following will be treated as the same Indication and not a distinct Indication: (a) a disease, disorder or condition and all primary symptoms associated with such disease, disorder or condition, (b) the treatment of a disease, disorder, or condition in a particular patient population and the treatment of the same disease, disorder, or condition in another population (e.g., adult population and pediatric population), (c) different subtypes or lines of therapy for the same disease, disorder, or condition, and (d) label expansions or label changes (including dose, dosing schedule, use in the same Indication in combination with various other agents, etc.) for a given Indication.

1.95 “Initial Outside Date” has the meaning set forth in Section 2.12.3 (Outside Date).

1.96 “In-Territory Infringement” has the meaning set forth in Section 12.3.1 (Notice).

1.97 “Invalidity Claim” has the meaning set forth in Section 12.5 (Invalidity or Unenforceability Defenses or Actions of the Mereo Patent Rights).

1.98 “Invention” means any new and useful process, manufacture, or composition of matter, Know-How, or other invention that is first developed, conceived or reduced to practice by either Party or jointly by the Parties in connection with the Exploitation of the Licensed Product under the Agreement.

1.99 “IP Working Group” has the meaning set forth in Section 12.8 (IP Working Group).

1.100 “Joint Collaboration Know-How” means all Collaboration Know-How (a) first developed, conceived or reduced to practice jointly by Representatives of a Party or its Affiliates or its or their licensees, Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the one hand, and Representatives of the other Party or its Affiliates or its or their licensees, Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the other hand or (b) that constitutes Development Plan Data.

1.101 “Joint Collaboration Patent Rights” means all Collaboration Patent Rights that Cover Joint Collaboration Know-How.

1.102 “Joint Collaboration Technology” means the Joint Collaboration Know-How and the Joint Collaboration Patent Rights.

1.103 “JSC” has the meaning set forth in Section 3.2.1 (Formation and Purpose of the JSC).

1.104 “JSC Chairperson” has the meaning set forth in Section 3.2.1 (Formation and Purpose of the JSC).

1.105 “Know-How” means any information and materials, whether tangible or intangible, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets (in each case, patentable, copyrightable or otherwise).

1.106 “Knowledge” means actual knowledge, after having performed a reasonable inquiry or investigation, of the individuals holding the positions, or their equivalent external position if not performed internally, set forth in Schedule 1.106 (Knowledge).

1.107 “Licensed Component” has the meaning set forth in Section 1.34 (Combination Product).

1.108 “Licensed Compound” means [***].

1.109 “Licensed Product” means any pharmaceutical or biologic product containing the Licensed Compound, either alone or in combination with other active ingredients, in any and all forms, presentations, dosages and formulations.

1.110 “License Option” has the meaning set forth in Section 2.2 (License Option).

1.111 “License Option Effective Date” has the meaning set forth in Section 2.12.2 (Effectiveness).

1.112 “License Option Exercise Date” has the meaning set forth in Section 2.12.1 (Filings).

1.113 “License Option Exercise Fee” has the meaning set forth in Section 8.2 (License Option Exercise Fee).

1.114 “License Option Term” means the period beginning on the Effective Date and ending on the earliest of (a) [***], (b) the date of Sentynl’s exercise of the License Option, (c) the expiration of the License Option in accordance with Section 2.2.1(c) or Section 2.2.1(d), and (d) the date on which Sentynl notifies Mereo that it has declined the License Option.

1.115 “Losses” means damages, debts, obligations, and other liabilities, losses, claims, taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, or expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants, and other experts, and other expenses of litigation).

1.116 “Manufacture” means with respect to any product, any and all activities directed to manufacturing, processing, filling, finishing, packaging, labeling, assembly, quality assurance, quality control, testing, and release, transportation, supply, or storage of such product (or any components or process steps involving such product, and including the Licensed Compound or intermediate thereof), as the case may be, including process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, stability testing, quality assurance, quality control and any other CMC activities. “Manufacturing” and “Manufactured” will be construed accordingly.

1.117 “Manufacturing Technology” has the meaning set forth in Section 6.2.1 (Technology Transfer).

1.118 “Marketing Authorization Application” or “MAA” means any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto).

1.119 “Material Adverse Impact” or “MAI” means, with respect to any matter, that such matter has a material adverse effect (a) as to actions undertaken or proposed to be undertaken by Sentynl, on the Development, Commercialization, or other Exploitation of the Licensed Product outside the Territory, including by conducting Development activities in the Territory that are inconsistent with the Development activities conducted by Mereo outside the Territory where the conduct of such activities is reasonably likely to generate quality, safety, toxicity, or efficacy data inconsistent with the data generated outside the Territory or (b) as to actions undertaken or proposed to be undertaken by Mereo, on the Development, Commercialization, or other Exploitation of the Licensed Product in the Field in the Territory, including by conducting Development activities outside the Field or outside the Territory that are inconsistent with the Development activities conducted by Sentynl in the Field in the Territory where the conduct of such activities is reasonably likely to generate quality, safety, toxicity, or efficacy data inconsistent with the data generated in the Field in the Territory; in each case ((a)-(b)), excluding any matter required or advised in writing by a Regulatory Authority in the Territory, provided, that neither Party shall make a suggestion or provide a response to a Regulatory Authority that it knows, or would reasonably be expected to know, would have a material adverse effect on the Development, Commercialization, or other Exploitation of the Licensed Product in the other Party’s territory.

1.120 “Mereo” has the meaning set forth in the preamble.

1.121 “Mereo CMC Activities” has the meaning set forth in Section 4.3.1 (CMC Plan).

1.122 “Mereo Collaboration Know-How” means Collaboration Know-How, other than Development Plan Data, developed or invented solely by Representatives of Mereo or its Affiliates or its or their licensees (other than Sentynl), Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to Mereo or any Affiliate of Mereo.

1.123 “Mereo Collaboration Patent Rights” means any Collaboration Patent Right that Covers Mereo Collaboration Know-How.

1.124 “Mereo Collaboration Technology” means the Mereo Collaboration Know-How and Mereo Collaboration Patent Rights.

1.125 “Mereo Indemnitees” has the meaning set forth in Section 11.1 (By Sentynl).

1.126 “Mereo Know-How” means any Know-How that is (a) Controlled by Mereo or any of its Affiliates as of the Effective Date or during the Term, and is (b) (i) necessary or reasonably useful to Develop, Manufacture or Commercialize the Licensed Product in the Field in the Territory or (ii) actually used by Mereo to Develop, Manufacture or Commercialize the Licensed Product in the Field. [***]

1.127 “Mereo Patent Rights” means any Patent Right that (a) is Controlled by Mereo or any of its Affiliates as of the Effective Date or during the Term in the Territory and (b) Covers any Mereo Know-How in the Field, [***]

1.128 “Mereo Technology” means Mereo Know-How and Mereo Patent Rights.

1.129 “Milestone Events” has the meaning set forth in Section 8.6 (Notification of Milestone Events).

1.130 “Milestone Payments” has the meaning set forth in Section 8.6 (Notification of Milestone Events).

1.131 “Net Sales” means the gross amount invoiced by Sentynl and its Affiliates and Sublicensees (each of the foregoing, a “Seller”) to independent, unrelated persons (including Third Party Distributors) (“Buyers”) in bona fide arm’s length transactions with respect to the Licensed Product, less the following deductions, in each case, to the extent actually allowed and taken by such Buyers and not otherwise recovered by or reimbursed to Seller in connection with the Licensed Product:

(a) trade, quantity, governmental or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods or damaged goods or goods otherwise not in saleable condition;

(b) rebates and chargebacks allowed, given or accrued to customers and Third Parties (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Licensed Product);

(c) taxes related to [***] assessed on the sale or use of the Licensed Product;

(d) any other similar and customary deductions that are consistent with Accounting Standards;

(e) to the extent amounts from a prior period are not collected and are written off by Sentynl, including bad debts, the lesser of [***]; and

(f) an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, freight and insurance charges, taken in accordance with Buyers’ standard practices applicable to other of Buyers’ products, which allowance will in no event exceed [***] of the amount arrived at after application of items (a) to (d) above.

If Seller receives non-cash consideration for the Licensed Product sold to a Buyer during the Term, then the Net Sales amount for the Licensed Product will be calculated based on the average arms-length cash selling price for the Licensed Product over the immediately prior four Calendar Quarters in the Territory.

No deduction will be made for any item of cost incurred by any Seller in Developing or Commercializing the Licensed Product except as permitted pursuant to subsections (a) to (f) of the foregoing sentence; [***]. If a single item falls into more than one of the categories set forth in subsections 1.131 (a) through (f) above, then such item may not be deducted more than once.

[***].

Such amounts will be determined from the books and records of Seller, and will be calculated in accordance with applicable Accounting Standards and will be consistently applied by Seller.

Transfers or sales between Sentynl and its Affiliates and Sublicensees will be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user.

If Sentynl or any of its Affiliates, or Sublicensees, sells a Licensed Product as a Licensed Component of a Combination Product in the Territory in any Calendar Quarter, then Net Sales will be calculated by [***].

[***].

1.132 “New Mereo In-Licensed Rights” has the meaning set forth in Section 2.8.3 (Third Party In-Licenses).

1.133 “New Third Party IP Agreement” has the meaning set forth in Section 2.8.3 (Third Party In-Licenses).

1.134 “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.

1.135 “OLE Costs Report” has the meaning set forth in Section 4.5.2(a) (Responsibility for Development Costs).

1.136 “Other Component” has the meaning set forth in Section 1.34 (Combination Product).

1.137 “Outside Date” has the meaning set forth in Section 2.12.3 (Outside Date).

1.138 “Paid Sentynl OLE Costs” has the meaning set forth in Section 4.5.2(d)(i) (Responsibility for Development Costs).

1.139 “Party” or “Parties” has the meaning set forth in the preamble.

1.140 “Patent Prosecution” means activities directed to (a) preparing, filing, and prosecuting applications (of all types) for any Patent Right (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings), (b) maintaining any Patent Right (including payment of any patent annuity fees), and (c) deciding whether to abandon or maintain any Patent Right.

1.141 “Patent Rights” means any and all (a) patents, patent applications, and utility models in any country or jurisdiction, including provisional applications, priority applications, and international applications, (b) patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, provisionals, continuations, and continuations-in-part, (c) patents that have issued or in the future issue from the foregoing patent applications, (d) substitutions, renewals, registrations, confirmations, revalidations, reissues, and re-examinations of the foregoing patents or patent applications, and (e) extensions, restorations, supplementary protection certificates, and the like based on any of the foregoing patents or patent applications.

1.142 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, joint stock company, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

1.143 “Personal Data” means any information relating to an identified or identifiable natural person as further specified in Art. 4 no. 1 of the GDPR.

1.144 “Phase 1 Clinical Trial” means a human clinical trial in any country that meets the definition of a Phase 1 clinical investigation of 21 C.F.R. § 312.21(a), as amended from time to time, and the foreign equivalent thereof.

1.145 “Phase 2 Clinical Trial” means a human clinical trial in any country that meets the definition of a Phase 2 clinical investigation of 21 C.F.R. § 312.21(b), as amended from time to time, and the foreign equivalent thereof.

1.146 “Phase 3 Clinical Trial” means a human clinical trial in any country that meets the definition of a Phase 3 clinical investigation of 21 C.F.R. §312.21(c), as amended from time to time, and the foreign equivalent thereof or that is otherwise a Clinical Trial that at the time of initiation (or any later expansion of patient enrollment, if applicable), is expected to be the basis for Regulatory Approval of the study drug.

1.147 “Post-Approval Development Activities” has the meaning set forth in Section 1.52 (Development).

1.148 “Primary Manufacturer” has the meaning set forth in Section 6.3.1 (Supply Agreement).

1.149 “Product Marks” has the meaning set forth in Section 12.7.1 (Product Marks in the Territory).

1.150 “Program Information” has the meaning set forth in Section 9.2 (Confidential Information).

1.151 “Proposed Phase 3 Clinical Trial” means the proposed Phase 3 Clinical Trial, protocol number MPH966-301.

1.152 “Proposed Phase 3 OLE Study” means the open label extension part of the Proposed Phase 3 Clinical Trial.

1.153 “Publication” has the meaning set forth in Section 9.5 (Publications).

1.154 “Receiving Party” has the meaning set forth in Section 9.1.1 (Duty of Confidence).

1.155 “Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Reimbursement Approval.

1.156 “Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including Regulatory Approval or Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction.

1.157 “Regulatory Exclusivity” means, with respect to the Licensed Product in the Territory, any exclusive marketing rights or data exclusivity rights (including orphan drug designations) (other than Patent Rights) under Applicable Laws in the Territory or conferred by any Regulatory Authority in the Territory with respect to the Licensed Product in the Territory, in each case, to market and sell the Licensed Product in the Territory, which right precludes the receipt of Regulatory Approval of any Generic Product in the Territory.

1.158 “Regulatory Milestone Event” has the meaning set forth in Section 8.4 (Regulatory Milestone Events and Payments).

1.159 “Regulatory Milestone Payment” has the meaning set forth in Section 8.4 (Regulatory Milestone Events and Payments).

1.160 “Regulatory Submission” means any filing, application, or submission with any Regulatory Authority in support of Developing, Manufacturing, or Commercializing a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority) and any proposed Approved Labeling, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any substantive meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all INDs, New Drug Applications (NDAs), MAAs, and other applications for Regulatory Approval and their equivalents.

1.161 “Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.

1.162 “Remedial Action” has the meaning set forth in Section 5.9 (Remedial Actions).

1.163 “Representative” means any employee, officer, contractor, consultant, or agent of a Party.

1.164 “Reversion Agreement” has the meaning set forth in Section 13.4.1 (Reversion Agreement).

1.165 “ROFN Election Period” has the meaning set forth in Section 2.11.2 (Right of First Negotiation).

1.166 “ROFN Negotiation Period” has the meaning set forth in Section 2.11.3 (Right of First Negotiation).

1.167 “ROFN Notice” has the meaning set forth in Section 2.11.2 (Right of First Negotiation).

1.168 “ROFN Transaction” has the meaning set forth in Section 2.11.1 (Right of First Negotiation).

1.169 “Royalty Payments” has the meaning set forth in Section 8.7.1 (Royalty Rates).

1.170 “Royalty Report” has the meaning set forth in Section 8.7.4 (Royalty Reports and Payments).

1.171 “Royalty Term” has the meaning set forth in Section 8.7.2 (Royalty Term).

1.172 “Safety Agreement” has the meaning set forth in Section 5.7.1 (Safety Agreement).

1.173 “Safety Reason” has the meaning set forth in Section 13.3.4 (Termination for Safety Reasons).

1.174 “Seller” has the meaning set forth in Section 1.131 (Net Sales).

1.175 “Sentynl” has the meaning set forth in the preamble.

1.176 “Sentynl CMC Activities” has the meaning set forth in Section 4.3.2 (CMC Plan).

1.177 “Sentynl Collaboration Know-How” means Collaboration Know-How, other than Development Plan Data, developed or invented solely by Representatives of Sentynl or its Affiliates or its or their licensees (other than Mereo), Sublicensees, or Subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to Sentynl or any Affiliate of Sentynl.

1.178 “Sentynl Collaboration Patent Rights” means any Collaboration Patent Right that Covers Sentynl Collaboration Know-How.

1.179 “Sentynl Collaboration Technology” means the Sentynl Collaboration Know-How and Sentynl Collaboration Patent Rights.

1.180 “Sentynl Indemnitees” has the meaning set forth in Section 11.2 (By Mereo).

1.181 “Sentynl Know-How” means all Know-How that is (a) Controlled by Sentynl or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful to Exploit the Licensed Product in the Field, including Sentynl Collaboration Know-How.

1.182 “Sentynl Patent Rights” means all Patent Rights that (a) are Controlled by Sentynl or any of its Affiliates as of the Effective Date or during the Term, and (b) Cover any Sentynl Know-How, including all Sentynl Collaboration Patent Rights.

1.183 “Sentynl Technology” means Sentynl Know-How and Sentynl Patent Rights.

1.184 “Service Fee” has the meaning set forth in Section 6.3.3 (Supply Agreement).

1.185 “Subcommittee” has the meaning set forth in Section 3.2.4(j) (JSC Roles and Responsibilities).

1.186 “Subcontractor” means (a) a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including CROs, CMOs, and, with respect to Mereo, CSOs), or (b) a Third Party Distributor.

1.187 “Sublicensee” means any Person (a) with respect to Sentynl, to whom Sentynl grants a sublicense of, or other authorization or permission granted under, the rights granted to Sentynl in Section 2.1 (Research License) or Section 2.3 (License Grant to Sentynl upon License Option Exercise), and (b) with respect to Mereo, to whom Mereo or its Affiliate grants a sublicense of, or other authorization or permission granted under, the rights granted to Mereo in Section 2.5 (License Grant to Mereo).

1.188 “Supply Agreement” has the meaning set forth in Section 6.3 (Supply Agreement).

1.189 “Supply Price” means, with respect to the Licensed Product, [***].

1.190 “TAP Agreement” means the Sponsored Research Agreement by and between The Alpha-1 Project, Inc., and Mereo BioPharma Group plc dated [***].

1.191 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes includes VAT.

1.192 “Technology Transfer Completion Date” has the meaning set forth in Section 6.2.3 (Technology Transfer).

1.193 “Technology Transfer Plan” has the meaning set forth in Section 6.2.1 (Technology Transfer).

1.194 “Term” has the meaning set forth in Section 13.1 (Term).

1.195 “Territory” means the United States.

1.196 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.197 “Third Party Claims” means collectively, any and all Third Party demands, claims, actions, suits, and proceedings (whether criminal or civil, in contract, tort, or otherwise).

1.198 “Third Party Distributor” means any Third Party that purchases Licensed Product from Sentynl or its Affiliates or Sublicensees, takes title to the Licensed Product, and distributes the Licensed Product directly to customers, but does not Develop, Manufacture, or otherwise Commercialize the Licensed Product and does not make any upfront, milestone, royalty, profit-share, or other payment to Sentynl or its Affiliates or Sublicensees, other than payment for the purchase of the Licensed Product for resale.

1.199 “Third Party IP Agreements” has the meaning set forth in Section 2.8.3 (Third Party In-Licenses).

1.200 “Total Sentynl OLE Costs” has the meaning set forth in Section 4.5.2(d)(ii) (Responsibility for Development Costs).

1.201 [***]

1.202 “United States” or “U.S.” means the United States of America and its territories and possessions including Puerto Rico.

1.203 “Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).

1.204 “Valid Claim” means: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid, or unenforceable by a patent office or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a pending claim of an unissued, pending patent application, which application has not been pending for more than [***].

Article 2
LICENSES; OPTION

2.1 Research License. Mereo hereby grants to Sentynl a non-exclusive, non-transferable (except as set forth in Section 15.2), sublicensable (to permitted Subcontractors in accordance with Section 2.4) license under the Mereo Technology solely to conduct the activities assigned to Sentynl under the Development Plan, conduct CMC scoping activities pursuant to Section 6.1 (CMC Activities Prior to the License Option Effective Date), and as necessary or reasonably useful for the Parties to approach the FDA to seek alignment on a new primary endpoint and any secondary endpoints for the Proposed Phase 3 Clinical Trial as set out in Section 5.1.1 (Alignment on Endpoint(s) with FDA). The foregoing license shall automatically expire upon the earlier of (i) the termination of this Agreement, or (ii) the expiration of the License Option Term if Sentynl does not exercise the License Option therefor.

2.2 License Option.

2.2.1 Option Grant, Exercise. In consideration of the obligations undertaken by Sentynl under this Agreement, Mereo hereby grants to Sentynl an exclusive option to obtain the exclusive license as set forth in Section 2.3 (the “License Option”). Sentynl may exercise the License Option in its sole discretion by providing written notice (an “Exercise Notice”) to Mereo following the date on which the JSC approves the Development Plan pursuant to Section 4.2 (Development Plan) and before the expiration of the License Option Term and the following process shall apply:

(a) Prior to provision of an Exercise Notice by Sentynl to Mereo, Sentynl shall notify Mereo in writing of its intent to exercise the License Option.

(b) Within [***] of receipt of Sentynl’s notice of intent, Mereo shall either (i) arrange with Sentynl a supplemental disclosure call between the Parties as described in

Section 10.2, or (ii) confirm to Sentynl that Mereo will not make any supplemental disclosures.

(c) If Mereo makes supplemental disclosures, Sentynl shall have a period of [***] following the date of the supplemental disclosure call to provide an Exercise Notice to Mereo. If Sentynl does not provide an Exercise Notice during this period, the License Option shall expire.

(d) If Mereo does not make supplemental disclosures, then Sentynl shall have a period of [***] following the date of Mereo’s confirmation that Mereo will not make any supplemental disclosures to provide an Exercise Notice to Mereo. If Sentynl does not provide an Exercise Notice during this period, the License Option shall expire.

2.2.2 License Option Term Extension. Notwithstanding anything to the contrary herein, [***], the Parties shall discuss in good faith a reasonable extension of the License Option Term. For clarity, no extension of the License Option Term shall become effective without the written agreement of the Parties, such agreement not to be unreasonably withheld, conditioned or delayed.

2.2.3 License Option Exercise Fee. In connection with the exercise of the License Option, subject to the occurrence of the License Option Effective Date, Sentynl shall pay to Mereo the License Option Exercise Fee in accordance with Section 8.2 (License Option Exercise Fee).

2.3 License Grant to Sentynl upon License Option Exercise.

2.3.1 License Grant in the Territory. In consideration of the obligations undertaken by Sentynl under this Agreement, as well as historic research and development costs and Development Costs to be incurred by Mereo or its Affiliates, commencing on the License Option Effective Date, subject to Mereo’s Retained Rights set forth in Section 2.6 (No Implied Licenses; Retained Rights), Mereo hereby grants to Sentynl an exclusive, royalty-bearing, non-sublicensable (subject to Section 2.4 (Sublicensing and Subcontractors), other than solely to the extent required for the appointment of a Subcontractor) license under the Mereo Technology to Develop and Commercialize the Licensed Compound and Licensed Product in the Field in the Territory in accordance with the terms of this Agreement.

2.3.2 Manufacturing License Grant. In consideration of the obligations undertaken by Sentynl under this Agreement, commencing on the License Option Effective Date and continuing during the Term, subject to Mereo’s Retained Rights set forth in Section 2.6 (No Implied Licenses; Retained Rights), Mereo hereby grants to Sentynl an exclusive (except as set forth in Section 6.3.6), royalty-bearing, non-sublicensable (other than for the appointment of the Primary Manufacturer or Alternative Manufacturer in accordance with Section 6.3.1 (Supply Agreement) and subject to Section 2.4 (Sublicensing and Subcontractors)), license under the Mereo Technology to Manufacture the Licensed Compound and Licensed Product inside or outside the Territory solely for the Development or Commercialization of the Licensed Product by or on behalf of Sentynl in the Field in the Territory or for the

Development or Commercialization of the Licensed Product by or on behalf of Mereo outside the Territory.

2.4 Sublicensing and Subcontractors.

2.4.1 Right to Sublicense. Subject to the terms of Sections 2.4.2 (Terms of Sublicenses to Third Parties), 2.4.4 (Provision of Copies of Sublicenses and Subcontracts), 2.4.5 (Responsibility for Sublicensees and Subcontractors) and Section 6.3 (in relation to the Manufacture of Licensed Products by the Primary Manufacturer or Alternative Manufacturer pursuant to the Supply Agreement), Sentynl shall have the right to grant sublicenses of the rights granted under Section 2.1 (Research License) and Section 2.3 (License Grant to Sentynl upon License Option Exercise) upon written notice to, but without the prior written consent of, Mereo; provided, in the event the grant of a sublicense of the rights granted under Section 2.1 (Research License) or Section 2.3 (License Grant to Sentynl upon License Option Exercise) requires the consent of a licensor under any Third Party IP Agreement, Mereo shall so notify Sentynl within [***] and use all reasonable efforts to obtain the licensor’s consent, and Sentynl shall not grant any such sublicense until such time as the licensor has granted consent, and, if such licensor does not provide consent then Sentynl shall not grant such sublicense. Any sublicense granted in violation of this Section 2.4.1 (Right to Sublicense) will be null, void, and of no legal effect.

2.4.2 Terms of Sublicenses to Third Parties. Any sublicense granted in accordance with Section 2.4.1 (Right to Sublicense) will be granted under a written agreement that is consistent with the applicable terms of this Agreement, including (a) an assignment of all Collaboration Technology discovered, developed or invented by the Sublicensee to Sentynl, and (b) confidentiality and non-use provisions that are at least as stringent as those set forth in Article 9 (Confidentiality; Publication). In the event of termination of this Agreement, any such Sublicensee (other than an Affiliate) that is not then in breach of its sublicense agreement shall have the right, by providing written notice to Mereo, to obtain a direct license from Mereo on terms that are substantially the same as the terms granted to Sentynl under this Agreement, that are relevant to the territory and scope of such sublicense.

2.4.3 Right to Subcontract.

(a) Restrictions on Subcontractors. Sentynl will not engage any Subcontractor that does not have sufficient operational resources in the Territory to exercise the rights and carry out the obligations subcontracted to it. Sentynl will not engage any Subcontractor that is Debarred/Excluded. Subject to the foregoing sentence and the terms of Sections 2.4.3(b) (Terms of Subcontracts with Third Parties), 2.4.4 (Provision of Copies of Sublicenses and Subcontracts), 2.4.5 (Responsibility for Sublicensees and Subcontractors) and 6.3 (in relation to the Manufacture of Licensed Products pursuant to the Supply Agreement by the Primary Manufacturer or Alternative Manufacturer), Sentynl may appoint Subcontractors to carry out activities under this Agreement on its behalf without the prior written consent of Mereo. Any appointment of a Subcontractor in violation of this Section 2.4.3(a) (Restrictions on Subcontractors) will be null, void, and of no legal effect. For clarity, this Section 2.4.3 does not grant Sentynl the right to appoint any Subcontractors to manufacture Licensed Products pursuant to the Supply Agreement other than the Primary Manufacturer or Alternative Manufacturer.

(b) Terms of Subcontracts with Third Parties. Any agreement pursuant to which Sentynl engages any Subcontractor must be consistent with the applicable terms of this Agreement and contain (a) an assignment to Sentynl of all Collaboration Technology discovered, developed or invented by the Subcontractor, and (b) confidentiality and non-use provisions that are at least as stringent as those set forth in Article 9 (Confidentiality; Publication).

2.4.4 Provision of Copies of Sublicenses and Subcontracts. Sentynl will provide Mereo with a true and complete copy of each sublicense or subcontract agreement hereunder between Sentynl and any Sublicensee no later than [***] after the execution thereof, translated as necessary in accordance with Section 15.16 (Language; Translations); provided, that Sentynl may redact any financial or other terms contained therein that are not necessary for Mereo to determine Sentynl’s compliance with the terms of this Agreement. Sentynl will provide Mereo with a true and complete copy of each such agreement between Sentynl and any Subcontractor that (a) manufactures API or drug product for the Licensed Product or (b) performs non-clinical Development, in each case, no later than [***] after the execution thereof, translated as necessary in accordance with Section 15.16 (Language; Translations); provided, that Sentynl may redact any financial or other terms contained therein that are not necessary for Mereo to determine Sentynl’s compliance with the terms of this Agreement.

2.4.5 Responsibility for Sublicensees and Subcontractors. Notwithstanding any sublicense or subcontracting, Sentynl will remain primarily liable to Mereo for the performance of all of its obligations under, and Sentynl’s and its Sublicensees’ and other Subcontractors’ compliance with all provisions of this Agreement. Sentynl will be responsible and liable for any acts or omissions of its Sublicensees or other Subcontractors that, if committed by Sentynl, would be a breach of any terms of this Agreement to the same extent as if Sentynl itself had committed any such breach.

2.5 License Grant to Mereo. Subject to the terms of this Agreement, Sentynl hereby grants to Mereo a worldwide, exclusive, fully-paid, royalty free, perpetual, irrevocable, and sublicensable (through multiple tiers) license under the Sentynl Collaboration Technology to Exploit the Licensed Compound and Licensed Product outside of the Territory.

2.6 No Implied Licenses; Retained Rights. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including Mereo Technology or Sentynl Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Any rights not expressly granted to Mereo by Sentynl under this Agreement are hereby retained by Sentynl. Any rights not expressly granted to Sentynl by Mereo under this Agreement are hereby retained by Mereo. [***]

2.7 Non-Practice. Sentynl will not practice the Mereo Technology other than as expressly permitted under this Agreement unless otherwise agreed by the Parties in writing. Mereo will not practice the

Sentynl Technology other than as expressly permitted under this Agreement unless otherwise agreed by the Parties in writing.

2.8 Third Party In-Licenses.

2.8.1 Notice. Mereo will remain solely responsible for [***]. If, after the Effective Date during the Term, either Party or its Affiliate identifies any Know-How or Patent Rights from a Third Party that may be necessary or reasonably useful to Exploit the Licensed Product in the Field in the Territory (such Know-How and Patent Rights, “Identified Rights”), then such Party will notify the other Party in writing of such Identified Rights and Section 2.8.2 (Right to Obtain License) and Section 2.8.3 (Third Party In-Licenses) will apply.

2.8.2 Right to Obtain License. Mereo will have the first right to acquire rights to any Identified Rights (for clarity, inside and outside the Territory); provided, that in any agreement for such rights, Mereo will provide Sentynl with the right to review, comment, and determine whether it will be granted a sublicense of such rights in accordance with Section 2.8.3 (Third Party In-Licenses). If Mereo notifies Sentynl in writing that it does not intend to obtain rights to such Identified Rights in the Territory, or does not use reasonable efforts to obtain such Identified Rights, then Sentynl may obtain rights to such Identified Rights.

2.8.3 Third Party In-Licenses. Prior to Mereo’s or its Affiliate’s execution of an agreement with a Third Party to acquire or license any Identified Rights that would be licensed to Sentynl hereunder if Controlled by Mereo or its Affiliates (together, “New Mereo In-Licensed Rights” and any such agreement, a “New Third Party IP Agreement,” and together with the Existing Third Party Agreements, the “Third Party IP Agreements”), Mereo will (a) provide Sentynl an opportunity to review and comment on the terms of the proposed New Third Party IP Agreement, translated as necessary in accordance with Section 15.16 (Language; Translations), that are applicable to the Territory, the performance of Mereo’s obligations under this Agreement, and other material terms thereof, including any payments that Mereo or its Affiliates would be obligated to pay in connection with the grant, maintenance, or exercise of a license or sublicense thereunder (as applicable), (b) take into consideration Sentynl’s reasonable comments, and (c) use reasonable efforts to ensure that such New Third Party IP Agreement includes the right to grant a sublicense to Sentynl in the Field in the Territory under the applicable New Mereo In-Licensed Rights such that Mereo or its Affiliate Controls such rights as Mereo Know-How and Mereo Patent Rights. If Mereo obtains sublicensable rights, then Sentynl shall have the right to determine in its sole discretion if it wishes to be granted rights under any such New Third Party IP Agreement by providing written notice to Mereo no later than [***] after the execution of such New Third Party IP Agreement. If no such notice is provided by Sentynl to Mereo within [***] after the execution of such New Third Party IP Agreement, or if Sentynl notifies Mereo in writing that it does not wish to be granted rights under any New Third Party IP Agreement, then such agreement will not be deemed a Third Party IP Agreement under this Agreement, the terms of this Section 2.8.3 (Third Party In-Licenses) and the payment terms under Section 2.8.4 (Responsibility for Costs) will not apply to such agreement, and the Know-How and Patent Rights licensed to Mereo pursuant to such agreement will not be deemed “Controlled” by Mereo for purposes of this Agreement. If Mereo is unable to obtain sublicensable rights under such New Third Party

IP Agreement, then, unless otherwise agreed by the Parties, Mereo will ensure that any agreement it enters with such Third Party does not preclude Sentynl from taking a license to such Identified Rights to Exploit Licensed Products in the Field in the Territory, and Sentynl may, in its discretion and at its sole cost and expense, obtain rights to such Identified Rights.

2.8.4 Responsibility for Costs. If Sentynl notifies Mereo that it desires to be granted rights under the applicable New Third Party IP Agreement pursuant to Section 2.8.3 (Third Party In-Licenses), then (a) such Identified Rights will be included in the Mereo Know-How, or Mereo Patent Rights, (as applicable) and licensed or sublicensed (as applicable) to Sentynl under the licenses granted in Section 2.3 (License Grant to Sentynl upon License Option Exercise), subject to the terms of this Agreement and the applicable New Third Party IP Agreement, and (b) Sentynl will reimburse Mereo [***] of any such payments under such New Third Party IP Agreement that solely pertain to, or arise solely as a result of, the Exploitation of the Licensed Product in the Field in the Territory (for example, royalty payments that are solely attributable to sales of the Licensed Product in the Field in the Territory or milestone payments payable upon achievement of events solely in the Field in the Territory). If Sentynl directly acquires any rights to any Identified Rights, then Sentynl will bear (and will pay) [***] of the payments made to such Third Party in consideration for the acquisition of rights in the Territory under such Identified Rights (whether by acquisition or license) subject to the terms of this Agreement.

2.8.5 UAB Agreement. [***]

2.9 Exclusivity Covenant. Subject to Section 2.10 (Competitive Transactions), unless otherwise agreed in writing by the Parties or as expressly provided by the terms of this Agreement, for a period of [***]following the Effective Date Sentynl will not conduct, license, participate in, or fund, directly or indirectly, independently or for or with any Third Party, any Development or Commercialization of any Competitive Product in the Territory (or license or otherwise authorize any Third Party to do any of the foregoing).

2.10 Competitive Transactions. Section 2.9 (Exclusivity Covenant) shall not apply to any Competitive Product of an acquiror or successor of Sentynl as a result of a Change of Control of Sentynl occurring after the Effective Date (each a “Competitive Transaction”) that, at the closing of such Competitive Transaction, such acquiror or successor is or has been Developing or Commercializing such Competitive Product; provided, that such acquiror or successor does not use or practice any of the Sentynl Collaboration Technology, Mereo Technology, Joint Collaboration Technology, or Mereo’s Confidential Information, in each case, in connection with the Exploitation of such Competitive Product.

2.11 Right of First Negotiation. [***]

2.12 Antitrust Filings.

2.12.1 Filings. As soon as reasonably practicable following the date that Sentynl provides an Exercise Notice to Mereo in accordance with Section 2.2.1 (the “License Option Exercise Date”) and in any event within [***] following the License Option Exercise Date, Mereo and Sentynl will discuss in good faith whether to prepare and submit any filings, notices, applications or other submissions under Antitrust Law that are necessary or advisable in connection with exercise of the License Option (“Antitrust Filings”) and each of Mereo and Sentynl will prepare and submit any such Antitrust Filings within [***] following the completion of such good faith discussions (but in any event within [***] following the License Option Exercise Date), including any such required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a) and the rules promulgated thereunder (“HSR Act”), with respect to the License Option exercise. In connection with any such Antitrust Filings, the Parties will furnish promptly to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) and any other applicable Governmental Authority, any additional information requested within their authority under the HSR Act or other Antitrust Law, use reasonable efforts to obtain antitrust clearance for the transactions contemplated hereunder as soon as practicable with respect to the License Option exercise and otherwise cooperate with each other in the governmental antitrust clearance process, including by Sentynl providing Mereo with a reasonable opportunity to review and comment in advance on any material submissions or written communications to be made to the applicable Governmental Authority in connection with the foregoing activities, and Sentynl shall consider Mereo’s comments thereon in good faith. Notwithstanding anything to the contrary contained in this Section 2.12.1 or elsewhere in this Agreement, Sentynl shall have no obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Affiliates to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Affiliates to take or agree to take) any other action or to agree (or cause any of its Affiliates to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to litigate with any Governmental Authority to oppose any enforcement action or to remove any court or regulatory orders impeding the ability to consummate the License Option or any of the other transactions contemplated by this Agreement. Sentynl will bear all fees in connection with any filings under this Section 2.12.1, and each Party will bear its respective attorneys’ fees and other expenses in connection therewith; provided, that Sentynl complies with this Section 2.12.1.

2.12.2 Effectiveness. Following Sentynl’s exercise of the License Option, Sentynl’s rights and obligations hereunder in connection with such exercise (including any licenses granted and payment obligations in connection therewith) will not become effective unless and until (i) the applicable waiting period provided by the HSR Act, if any, will have expired or been terminated and all other required antitrust clearances under Antitrust Law have been obtained (solely to the extent applicable to any Antitrust Filings), no investigation under any Antitrust Law shall be pending, and no temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding consummation shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect or (ii) where Sentynl determines that no Antitrust Filings are required under Antitrust Law with respect to such License Option exercise (the “License Option Effective Date”).

2.12.3 Outside Date. If (a) Sentynl identifies any Antitrust Filings in the Exercise Notice in accordance with Section 2.12.1, and (b) the applicable License Option Effective Date does not occur on or before [***] after the applicable License Option Exercise Date (each, an “Initial Outside Date”), then Sentynl may, in its sole discretion, provide written notice to Mereo on or prior to the applicable Initial Outside Date to extend such Initial Outside Date by [***] (an Initial Outside Date, as may be extended, if applicable, an “Outside Date”). If the License Option Effective Date has not occurred on or before the Outside Date, then (i) Sentynl shall have the right to terminate this Agreement upon written notice to Mereo and (ii) Mereo shall have the right to terminate this Agreement after consultation with Sentynl and upon Sentynl’s written consent, not to be unreasonably withheld, conditioned or delayed. Neither Party may extend any waiting period under the HSR Act, withdraw any filing under the HSR Act, or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, the exercise of the License Option, absent the written consent from the other Party (such consent not to be unreasonably withheld).

Article 3
GOVERNANCE

3.1 Alliance Managers. Each Party will appoint an individual to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (each an “Alliance Manager”). The Alliance Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties, all of which communications between the Parties will be in English; (c) facilitate the prompt resolution of any disputes with respect to matters within the JSC’s authority; and (d) attend JSC meetings as a non-voting member. An Alliance Manager may also bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Alliance Manager at any time upon written notice to the other Party.

3.2 Joint Steering Committee.

3.2.1 Formation and Purpose of the JSC. No later than [***] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to coordinate and oversee the Exploitation of the Licensed Product in the Territory. The JSC will be composed of an equal number of representatives from each Party and a minimum of three (3) representatives of each Party who are fluent in English and who have the appropriate and direct knowledge and expertise and requisite decision-making authority. Any such representative who serves on the JSC or any committee under this Agreement may also serve on one or more other committees under this Agreement. Each Party may replace any of its representatives on the JSC and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a representative will notify the other Party at least [***] prior to the next scheduled meeting of the JSC. Both Parties will use reasonable efforts to keep an appropriate level of continuity in representation. Representatives may be represented at any meeting by another person designated by the absent representative. A representative of Mereo will chair the JSC (“JSC Chairperson”). Each Party’s representatives on the JSC will inform and coordinate within their respective organization to enable each Party to fulfill its obligations as agreed upon between the Parties under this Agreement, including within the time frames set forth hereunder.

3.2.2 Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least [***] in advance of each meeting of the JSC; provided, that (a) under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time reasonably in advance of a meeting, or (b) a Party may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to the absence of a specific agenda for such JSC meeting.

3.2.3 Meetings. The JSC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly, unless otherwise agreed by the Parties. All meetings will be conducted in English. The JSC may meet in person or by means of teleconference, Internet conference, video conference, or other similar communication method as the Parties may agree. Each Party will be responsible for all of its own costs and expenses of participating in any JSC meeting. The Alliance Managers will jointly prepare and circulate minutes for each JSC meeting within [***] after each such meeting and will ensure that such minutes are reviewed and, subject to the incorporation of any comments that a Party may have, approved by their respective companies within [***] thereafter.

3.2.4 JSC Roles and Responsibilities. The responsibilities of the JSC will be to:

(a) provide a forum for the discussion of the Parties’ activities under this Agreement;

(b) review, discuss and approve the proposed Development Plan for the Licensed Product as referred to at Section 4.2.1 (Development Plan);

(c) review, discuss and approve any material updates to the Development Plan, including the regulatory strategy in the Territory for the Licensed Product thereunder as described in Section 4.2 (Development Plan);

(d) review, discuss and determine whether to approve any Development activities to be conducted by Sentynl in the Territory in relation to the Licensed Compound or Licensed Product prior to the License Option Effective Date;

(e) review, discuss and approve the proposed CMC Plan for the Licensed Product as referred to at Section 4.3 (CMC Plan);

(f) from and after the License Option Effective Date, periodically review and discuss the activities conducted under the CMC Plan, and review, discuss and approve any updates proposed by a Party to the CMC Plan;

(g) review and discuss the Development activities to be conducted by Sentynl in the Territory in relation to the Licensed Compound or Licensed Product from and after the License Option Effective Date;

(h) review and discuss the Development reports submitted to the JSC by each Party pursuant to Section 4.8.1 (Development Reports);

(i) from and after the License Option Effective Date, review and discuss Sentynl’s annual Commercial Report, including market access, reimbursement, and pricing strategy for the Licensed Product in the Territory, and discuss potential implications on global pricing of the Licensed Products;

(j) establish joint subcommittees (each, a “Subcommittee”) as necessary or advisable to further the purpose of this Agreement;

(k) review, discuss and resolve disputes referred to the JSC by any Subcommittee;

(l) review and discuss Mereo’s Development activities for the Licensed Compound and Licensed Product outside the Field or outside the Territory and market access, reimbursement, and pricing strategy for the Licensed Product outside the Field or outside the Territory, and discuss potential implications on global pricing of the Licensed Products; and

(m) perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement.

3.3 Subcommittees. Pursuant to Section 3.2.4(j) (JSC Roles and Responsibilities), the JSC will have the authority to establish Subcommittees. Unless otherwise agreed by the JSC, each Subcommittee will be composed of an equal number of representatives from each Party. Each Party may replace its Subcommittee representatives upon written notice to the other Party. All decisions of a Subcommittee will be made by unanimous vote, with each Party’s collective representatives having one vote. In the event the Parties are unable to reach a unanimous vote with respect to a matter, such matter will be referred to the JSC for resolution.

3.4 Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives (which may include legal counsel), to attend a meeting of the JSC (in a non-voting capacity), if such participants have expertise that is relevant to the agenda for such JSC meeting; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party will provide prior written notice to the other Party reasonably in advance of such meeting and will ensure that such Third Party is bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 9 (Confidentiality; Publication). Notwithstanding any provision to the contrary set forth in this Agreement, if the other Party objects in good faith to the participation of such Third Party in such meeting due to a bona fide concern regarding competitively sensitive information that is reasonably likely to be discussed at such meeting, then the Parties shall discuss in good faith any reasonable measures that can be implemented to address the other Party’s bona fide concerns.

3.5 Decision-Making.

3.5.1 General Process. The JSC will only have the powers expressly assigned to it in this Article 3 (Governance) and elsewhere in this Agreement and will not have the authority to: (a)

modify or amend the terms of this Agreement; or (b) waive either Party’s compliance with or rights under the terms of this Agreement. All decisions of the JSC will be made by unanimous vote, with each Party’s representatives having one vote (i.e., one vote per Party). No action taken at any meeting of the JSC will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached if two (2) voting representatives of each Party are present or participating in such meeting. Except as otherwise expressly set forth in this Agreement, the phrases “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 3.5 (Decision‑Making), including the escalation and tie‑breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 3.2.4 (JSC Roles and Responsibilities) to be only reviewed and discussed (as opposed to, for example, reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.5 (Decision-Making) or in Section 3.6 (Resolution of JSC Disputes).

3.5.2 Decisions of the JSC. The JSC will use good faith efforts, in compliance with this Section 3.5.2 (Decisions of the JSC), to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any such matter that is within the scope of the JSC’s authority within a period of [***], then a Party may refer such matter for resolution in accordance with Section 3.6.1 (Referral to Executive Officers) to the Chief Executive Officer of Mereo (or an executive officer of Mereo designated by the Chief Executive Officer of Mereo) and the Chief Executive Officer of Sentynl (or an executive officer of Sentynl designated by the Chief Executive Officer of Sentynl) (collectively, the “Executive Officers”).

3.6 Resolution of JSC Disputes.

3.6.1 Referral to Executive Officers. If a Party makes an election under Section 3.5.2 (Decisions of the JSC) to refer a matter on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, then the JSC will submit in writing the respective positions of the Parties to their respective Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

3.6.2 Final Decision-Making Authority. If the Executive Officers are unable to reach agreement on any such matter referred to them within [***] after such matter is so referred (or such longer period as the Executive Officers may agree upon), then:

(a) Sentynl Final Decision-Making Authority. Except as set forth in Section 3.6.2(b) (Mereo Final Decision-Making Authority) or Section 3.6.2(d) (Proposed Phase 3 Clinical Trial Endpoints), from and after the License Option Effective Date, Sentynl will have final decision-making authority with respect to any matter that relates to or impacts Sentynl’s activities under this Agreement in the Territory, unless, subject to Section 3.6.2(c) (Material Adverse Impact Disputes), Mereo reasonably believes that such matter could have a Material Adverse Impact on

Mereo’s activities for the Licensed Compound or Licensed Product outside the Territory.

(b) Mereo Final Decision-Making Authority. Except as set forth in Section 3.6.2(a) (Sentynl Final Decision-Making Authority) or Section 3.6.2(d) (Proposed Phase 3 Clinical Trial Endpoints), Mereo will have final decision-making authority with respect to any matter that relates to or impacts Mereo’s activities under this Agreement outside the Territory or outside the Field in the Territory, unless, subject to Section 3.6.2(c) (Material Adverse Impact Disputes), Sentynl reasonably believes that such matter could have a Material Adverse Impact on Sentynl’s activities for the Licensed Compound or Licensed Product inside the Territory. Notwithstanding the foregoing, with respect to any matter that relates to or impacts Mereo’s activities under this Agreement outside the Field in the Territory, Mereo will not have final decision-making authority unless and until Mereo or any of its Affiliates have granted rights to a Third Party to, or Mereo or any of its Affiliates have exercised its right under a Direct Exploitation Model to Develop, Commercialize or Exploit the Licensed Compound or Licensed Product outside the Field in the Territory in accordance with Section 2.11.

(c) Material Adverse Impact Disputes: If either Party disputes the other Party’s assertion that a particular matter could reasonably have a Material Adverse Impact on such Party’s activities with respect to the other Party’s exercise of its final decision-making authority under Section 3.6.2(a) (Sentynl Final Decision-Making Authority) or Section 3.6.2(b) (Mereo Final Decision-Making Authority), then such Party shall notify the other Party and both Parties shall discuss the issue in good faith for [***]. After such [***] period, either Party may submit such matter for dispute resolution in accordance with Section 14.4 (Expert Resolution).

(d) Proposed Phase 3 Clinical Trial Endpoints: Neither Party will have final decision-making authority under this Section 3.6.2 with respect to any decisions, statements, or positions to be taken with respect to meetings and discussions with the FDA regarding alignment on the primary and secondary endpoints for the Proposed Phase 3 Clinical Trial or any Regulatory Submissions supporting such discussions.

3.6.3 Limitations on Decision-Making. Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, neither Party (in the exercise of a Party’s final decision-making authority) may make a decision that would (a) require the other Party to take any action that would (i) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party or (ii) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party or (b) conflict with, amend, modify, or waive compliance under this Agreement, any Supply Agreement, the Safety Agreement, the guidelines or cross-field sales agreement described in Section 2.11.4, or any other agreement between the Parties related to the subject matter set forth herein.

3.7 Discontinuation of Committees. The JSC and any Subcommittees will continue to exist until the Parties agree to disband the JSC or the applicable Subcommittee (for the purposes of this Section 3.7 only, each a “committee”). Once a committee is disbanded, the disbanded committee will have no further obligations under this Agreement and, thereafter, the Alliance Managers will be the points of contact for the exchange of information between the Parties under this Agreement that may be exchanged by the Parties from time to time.

Article 4
DEVELOPMENT PROGRAM

4.1 Development Diligence and Responsibilities. Subject to the terms of this Agreement (a) following the Effective Date, each Party will use Commercially Reasonable Efforts to conduct the Development activities assigned to such Party with respect to the Licensed Product in the Field pursuant to a high-level written development plan (as updated from time to time in accordance with Section 4.2 (Development Plan) and Section 3.2 (Joint Steering Committee), the “Development Plan”), and (b) based on the work conducted pursuant to such Development Plan, subject to and from and after the License Option Effective Date, Sentynl will use Commercially Reasonable Efforts to seek, obtain, and maintain Regulatory Approval for, the Licensed Product in the Field in the Territory.

4.2 Development Plan.

4.2.1 Promptly following alignment with the FDA on a new primary endpoint and any secondary endpoints for the Proposed Phase 3 Clinical Trial in accordance with Section 5.1.1, Mereo will prepare a proposed Development Plan for review and approval by the JSC. The proposed Development Plan for the Licensed Product shall set out the details of the Proposed Phase 3 Clinical Trial that will be conducted by Mereo as sponsor based on the endpoint(s) then aligned with the FDA. The Development Plan will include in high-level detail (a) all major Development activities for the Licensed Product to be conducted in furtherance of obtaining and maintaining Regulatory Approval of the Licensed Product outside and inside the Territory, and (b) the estimated timelines for performing and completing such activities. Once approved by the JSC, the Development Plan shall be appended to this Agreement at Schedule 4.2 (Development Plan). If the JSC is unable to agree on the initial Development Plan then the areas of disagreement may be referred to the Executive Officers of the Parties pursuant to Section 3.5.2 (Decisions of the JSC) and Section 3.6.1 (Referral to Executive Officers) but neither Party shall have final decision-making authority and Section 3.6.2 (Final Decision-Making Authority) shall not apply.

4.2.2 Following the License Option Effective Date, each Party may propose updates to the Development Plan from time to time and such Party will provide such proposed updated Development Plan to the JSC to review, discuss and approve. Solely during the period prior to the date of first Regulatory Approval of the Licensed Product in the Field in the Territory, unless Mereo agrees in writing, Sentynl shall not have any right to conduct any Development activities in relation to the Licensed Compound or Licensed Product other than those activities that are assigned to Sentynl under the Development Plan. If Sentynl desires to conduct any such Development activities in the Territory other than those activities that are assigned to Sentynl under the Development Plan during such period, then prior to initiating any such activities, Sentynl will (a) notify Mereo in writing, and (b) provide a detailed plan of the proposed work which will include in detail (i) all major Development activities that it desires to conduct, and (ii) the estimated timelines for performing and completing such activities to the JSC to review and discuss. Mereo shall have the sole right to either approve or reject Sentynl’s proposal to perform such activities. For clarity Sentynl shall not carry out any Development activities in relation to the Licensed Compound or Licensed Product outside the Territory. From and after the date of first Regulatory Approval of the Licensed Product in the Field in the Territory Sentynl may conduct any Development activities in the Field in the Territory that it deems necessary or reasonably useful in furtherance of the Manufacture or Commercialization of the Licensed Product, subject to the terms of this Agreement. Prior to initiating any such activities, Sentynl will (x) notify Mereo in writing, and (y) provide a detailed plan of the proposed work which will include in detail (i) all major Development activities that it desires to conduct, and (ii) the estimated timelines for performing and completing such activities to the JSC to review and discuss.

4.2.3 If Mereo desires to conduct any Development activities in the Territory other than those activities that are assigned to Mereo under the Development Plan, then prior to initiating any such activities, Mereo will (a) notify Sentynl in writing, and (b) provide a detailed plan of the proposed work which will include in detail (i) all major Development activities that it desires to conduct, and (ii) the estimated timelines for performing and completing such activities to the JSC to review, discuss and approve, and will in good faith, consider all reasonable comments made by Sentynl in relation to such plan. For clarity, during the Term, except as permitted under Section 2.11, Mereo shall not carry out any Development activities in relation to the Licensed Compound or Licensed Product in the Field in the Territory except to perform Mereo’s obligations expressly set forth in the Development Plan, the CMC Plan or this Agreement.

4.3 CMC Plan. Prior to the License Option Effective Date, or such longer period as the Parties may agree, the Parties shall prepare a proposed CMC plan for review and approval by the JSC, or any Subcommittee the JSC may establish for such purposes. The proposed CMC plan shall set out details of the CMC activities and estimated timelines for performing and completing such activities. Once agreed, the CMC plan shall be appended to this Agreement at Schedule 4.3 (CMC Plan) attached hereto (“CMC Plan”).

4.3.1 Except with respect to the costs of the Proposed Phase 3 OLE Study, Mereo will be solely responsible for conducting all CMC activities required for the Proposed Phase 3 Clinical Trial and the costs thereof, including packaging, labelling, distribution, and ongoing stability work for supplies of the Licensed Product for the Proposed Phase 3 Clinical Trial (“Mereo CMC Activities”).

4.3.2 Following the Technology Transfer Completion Date, Sentynl will be solely responsible for conducting all CMC activities and the costs thereof, other than Mereo CMC Activities, including (a) all CMC activities required in preparation for the Manufacture and supply of all Licensed Products for the Proposed Phase 3 OLE Study, and (b) all CMC activities necessary for the purposes of obtaining Regulatory Approvals and commercial launch readiness for either Party inside and outside of the Territory including but not limited to

Active Pharmaceutical Ingredient (API) validation/confirmatory batches, custom manufactured starting materials, drug product (DP) validation batches, stability studies, DP primary and secondary packaging validation, API/DP shipping validation, pre-validation API/DP laboratory characterization, proven acceptable range studies (“Sentynl CMC Activities”).

4.3.3 The Parties agree to review and update the CMC Plan at least once per Calendar Quarter through the JSC, or any Subcommittee the JSC may establish for such purposes, and will provide proposed updates to the JSC to review, discuss and approve.

4.4 Standard of Conduct. Each Party will perform, and will cause its Affiliates, licensees (other than Sentynl, in the case of Mereo), Sublicensees, and Subcontractors to perform, all Development activities (including CMC activities) for the Licensed Product under this Agreement in a timely and professional manner, as applicable, and in accordance with all Applicable Law, including as applicable, Good Documentation Practices, Good Pharmacovigilance Practices, GLP, GCP, and cGMP.

4.5 Responsibility for Development Costs. Except as otherwise set forth in this Agreement, each Party will be solely responsible for all Development Costs incurred by or on behalf of that Party; provided, that as between the Parties:

4.5.1 Mereo will be solely responsible for all Development Costs incurred by Mereo or its Affiliates in conducting the Mereo CMC Activities and Sentynl will be solely responsible for all Development Costs incurred by Sentynl or its Affiliates in conducting the Sentynl CMC Activities.

4.5.2 From and after the License Option Effective Date, the Development Costs of the Proposed Phase 3 OLE Study, other than costs for which each Party is solely responsible pursuant to Section 4.5.1 above, will be split between the Parties such that each Party will be responsible for the percentage of such costs corresponding to [***] subject to the following terms:

(a) No later than [***] following the end of each Calendar Quarter during which Mereo incurs Development costs for the Proposed Phase 3 OLE Study, Mereo will provide to Sentynl a report of such costs (“OLE Costs Report”) [***].

(b) Promptly following the provision to Sentynl of each OLE Costs Report, Mereo will provide to Sentynl an invoice for Sentynl’s share of the Development Costs of the Proposed Phase 3 OLE Study [***].

(c) Sentynl will pay any undisputed portions of Mereo’s invoices for the Development Costs of the Proposed Phase 3 OLE Study within [***] after the receipt of the invoice, and any disputed amounts owed by Sentynl will be paid within [***] after resolution of the dispute.

(d) Promptly following the provision to Sentynl of the OLE Costs Report for the Calendar Quarter in which the final patient is enrolled in the Proposed Phase 3 OLE Study (“Full Enrollment OLE Costs Report”) Mereo will calculate:

(i) the amount of Development Costs of the Proposed Phase 3 OLE Study paid by Sentynl up to the date of the Full Enrollment OLE Costs Report (“Paid Sentynl OLE Costs”);

(ii) the total share of the total Development Costs of the Proposed Phase 3 OLE Study which Sentynl is responsible for according to this Section 4.5.2 [***] (“Total Sentynl OLE Costs”); and

(iii) the difference between the Total Sentynl OLE Costs and the Paid Sentynl OLE Costs (“Balancing Payment”).

(e) Promptly following Mereo’s calculation as set out above, Mereo shall provide its calculation to Sentynl and confirm the total Balancing Payment due. The Party receiving the Balancing Payment will issue an invoice to the Party paying the Balancing Payment within [***] of the date that the Balancing Payment is notified by Mereo to Sentynl. The paying Party will pay any undisputed amounts within [***] after the receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] after resolution of the dispute.

(f) For all Calendar Quarters following the Calendar Quarter in which the Full Enrollment OLE Costs Report is provided to Sentynl, all corresponding OLE Costs Reports will be calculated [***].

4.5.3 From and after the License Option Effective Date, Sentynl will be responsible for all costs arising from any compassionate use or expanded access program for the Licensed Product in the Field in the Territory by or on behalf of Sentynl and for any Post-Approval Development Activities carried out by or on behalf of Sentynl following Regulatory Approval in the Territory.

4.5.4 Mereo will be responsible for all costs arising from any compassionate use or expanded access program for the Licensed Product provided by or on behalf of Mereo, or open protocols arising from the Development of the Licensed Product by Mereo and for any Post-Approval Development Activities carried out by or on behalf of Mereo following Regulatory Approval outside the Territory.

4.6 Clinical Trial Audit Rights. Upon reasonable notification by Sentynl to Mereo and at Sentynl’s cost and expense, Sentynl, its representatives, or its or their designee, may conduct an audit of Mereo, its Affiliates, or any licensees, Sublicensees, Subcontractors, in each case, to the extent engaged in Clinical Trial activities for the Licensed Compound or Licensed Product, for the sole purpose of ensuring that the applicable Clinical Trials are conducted in compliance with GCP, the Development Plan, and Applicable Law, which audit right is exercisable once per Calendar Year (or more frequently for material cause) during the Term. Mereo will facilitate communication between Sentynl and its Sublicensees, Subcontractors, and all Clinical Trial sites to enable Sentynl to exercise its rights under this Section 4.6 (Clinical Trial Audit Rights), and Sentynl will use reasonable efforts to notify Mereo in writing of any audit for material cause at least [***] in advance thereof. Mereo will have the right, but not the obligation, to accompany Sentynl on any audits performed in person (including when performed through Third Parties instructed by Sentynl), to be provided with a description of the information being audited, and a reasonable opportunity to discuss with Sentynl the performance of any audits performed virtually. After preparing or receiving an audit report, Sentynl will provide Mereo with a written summary of the findings of any deficiencies or other areas of remediation that Sentynl reasonably identifies during any such audit. In the event that any material deficiencies or areas of remediation are identified in the course of such audit, then Mereo will (a) remediate any such material deficiencies as soon as reasonably possible, at its cost and expense and (b) reimburse Sentynl for Sentynl’s reasonable Third Party costs and expenses relating to the conduct of such audit within [***] after receiving Sentynl’s invoice therefor.

4.7 Development Records. Each Party will, and will cause its Affiliates, licensees (other than Sentynl, in the case of Mereo), Sublicensees, and Subcontractors to, maintain in good scientific manner complete, current, and accurate books and records pertaining to all Development activities conducted by or on behalf of such Party, and its Affiliates, licensees (other than Sentynl, in the case of Mereo), Sublicensees, and Subcontractors, respectively, with respect to the Licensed Compound or Licensed Product and all data and other information resulting from such activities consistent with reasonable and customary industry practices, and in accordance with Applicable Law. Each Party will maintain all such books and records in an enduring and available format during the Term and for the longer of a period of [***] after the end of the Term, a period of [***] after the expiration or termination of the AZ Agreement, or such period as is required by Applicable Law. Such records will fully and properly reflect all work done and results achieved in the performance of the Development activities for the Licensed Compound or Licensed Product in good scientific manner appropriate for regulatory and patent purposes and in sufficient detail to verify compliance with this Agreement. Each Party will document all non-clinical, preclinical, and clinical studies, Clinical Trials, and Post-Approval Development Activities for which it is responsible in formal written study reports in accordance with GLP, cGMP, and GCP, as applicable, and in compliance with Applicable Law. Upon the other Party’s reasonable request, not more frequently than once each Calendar Quarter during which a Party or its Affiliates, licensees (other than Sentynl, in the case of Mereo), Sublicensees, or Subcontractors are performing or having performed Development activities for the Licensed Product, such Party will, and will cause its Affiliates, licensees (other than Sentynl, in the case of Mereo), Sublicensees, and Subcontractors to, allow the other Party to access, review, and copy such records (including access to relevant databases), including to support the other Party’s annual reporting and document updates. [***]

4.8 Development Reports and Reporting and Audit of Development Costs.

4.8.1 Development Reports. No later than [***] following the end of each Calendar Quarter during which a Party is performing, or having performed, Development activities for the Licensed Product, such Party will provide the JSC, at such Party’s sole cost and expense, with a high-level written report summarizing the Development activities performed during the period since the preceding report, the Development activities in process, and the future activities that such Party or its Affiliates, licensees (other than Sentynl, in the case of Mereo), Sublicensees, or Subcontractors expect to initiate during the following [***]

period, including a summary of the data, timelines, and results of such Development activities. The Parties will discuss each Party’s Development report at each applicable JSC meeting. Such Development reports will be the Confidential Information of the respective Party and subject to the terms of Article 9 (Confidentiality; Publication).

4.8.2 Reporting and Audit of Development Costs. Until such time as Mereo’s Development Costs equal or exceed the total sums received by Mereo from Sentynl pursuant to Sections 8.1, 8.2, and 8.3 of this Agreement or the Proposed Phase 3 Clinical Trial has been concluded, whichever is later, Mereo’s development reports provided to Sentynl pursuant to Section 4.8.1 (Development Reports) above will be accompanied by a report of Mereo’s and its Affiliates’ Development Costs incurred during the period since the preceding report. Such report will be the Confidential Information of Mereo and subject to the terms of Article 9 (Confidentiality; Publication). Following the provision by Mereo to Sentynl of the final report of Mereo’s and its Affiliates’ Development Costs, and upon not less than [***] prior written notice to Mereo of its intention to conduct an audit, Sentynl, its representatives, or its or their designee, at Sentynl’s sole cost, may conduct an audit of Mereo for the sole purpose of verifying the accuracy of the Development Costs reported by Mereo or the amount of any reimbursement of Development Costs hereunder, using as auditor an internationally recognized independent certified public accountant selected by Sentynl and reasonably acceptable to Mereo. The auditor must enter into a confidentiality agreement with Mereo containing confidentiality and non-use obligations no less restrictive than those applicable to a Party under Article 9 (Confidentiality; Publication) before performing any audit. For the avoidance of doubt, the auditor will not be entitled to disclose to Sentynl any underlying financial data, cost breakdowns, supplier pricing, or other commercially sensitive information of Mereo. Sentynl will not exercise its audit right more than once per Calendar Year during the Term and not more than once per report of Development Costs. The audit will be conducted during Mereo’s normal business hours at its premises, or such other location as Mereo may reasonably designate. Within [***] of completing the audit the auditor will provide a written report of its findings to both Mereo and Sentynl. If the audit report discloses that the Development Costs reported by Mereo were overstated then Mereo shall pay the amount of the overpayment within [***] of Sentynl’s invoice therefor or within [***] following resolution of dispute resolution pursuant to Section 14.4 (Expert Resolution), if applicable. If the audit report discloses that the Development Costs reported by Mereo were overstated by more than [***]% of the correct amount due for the audited period, Mereo will reimburse Sentynl for the reasonable and documented costs of the audit. If Mereo disputes the auditor’s findings then it will notify Sentynl and the Parties will discuss the issue in good faith for [***]. After such [***] period, either Party may submit such matter for dispute resolution in accordance with Section 14.4 (Expert Resolution).

4.9 Data Exchange and Use. In addition to its adverse event and safety data reporting obligations set forth in Section 5.7 (Adverse Events Reporting), on and after the Effective Date to the extent not previously provided, each Party will promptly provide the other Party through the JSC, or any Subcommittee to which the JSC may delegate responsibility, with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans, clinical study reports, deviation reports and audit reports, and all in English language, translated as necessary in accordance with Section 15.16 (Language; Translations)) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, licensees (other than Sentynl, in the case of Mereo), Sublicensees, or Subcontractors, if applicable, during the Term in the Development of the Licensed Product, including all data, results or reports (or on whose behalf such data, results, or reports are generated) in the course of conducting any non-clinical or preclinical studies, Clinical Trials or Post-Approval Development Activities for the Licensed Product (including Development Plan Data), as applicable, upon the conclusion of such studies or Clinical Trials. Such data, results, and supporting documentation provided by a Party pursuant to this Section 4.9 (Data Exchange and Use) other than Development Plan Data will be the Confidential Information of such Party, and such Party will be the Disclosing Party with respect thereto, in each case, subject to the terms of Article 9 (Confidentiality; Publication). Development Plan Data will be the Confidential Information of both Parties and each Party will be the Disclosing Party with respect thereto, in each case, subject to the terms of Article 9 (Confidentiality; Publication). Each Party shall use all such data, results, and supporting documentation provided by the other Party, as well as all Development Plan Data, solely to the extent necessary or reasonably useful in its Exploitation of the Licensed Compound or Licensed Product in the Territory, in the case of Sentynl, and outside the Territory, or outside the Field in the Territory, in the case of Mereo. The Parties will meet no less than twice per Calendar Year, as further described in the Safety Agreement to discuss safety related matters, including exchanging information required to comply with Applicable Law.

Article 5
REGULATORY

5.1 Regulatory Strategy.

5.1.1 Alignment on Endpoint(s) with FDA. Promptly following the establishment of the JSC, the Parties will convene a meeting of the JSC to discuss the strategy for the Parties to approach the FDA to seek alignment on a new primary endpoint and any secondary endpoints for the Proposed Phase 3 Clinical Trial. The JSC may, at its discretion, establish a Subcommittee to further discuss such matters subject to Section 3.3 (Subcommittees). Mereo shall discuss its proposed strategy for all such matters with Sentynl via the JSC or working group, as applicable, and provide drafts of any written communications or Regulatory Submission to Sentynl in advance of their submission. Mereo may permit Sentynl or its designee to attend any meeting or discussion with the FDA regarding these matters with no more than two (2) representatives acting as observers only, unless prohibited or restricted by Applicable Law or Regulatory Authority. Mereo shall consider in good faith any reasonable comments from Sentynl on any written communications or Regulatory Submission to the FDA regarding the foregoing.

5.1.2 Information on strategy. Each Party will keep the other Party regularly informed with regard to its regulatory strategy for the Licensed Product in the Territory (in the case of Sentynl) and outside the Territory (in the case of Mereo) (which strategy will include the estimated timeline for submission of MAAs for the Licensed Product).

5.2 Responsibilities.

5.2.1 Obtaining and Maintaining Regulatory Approvals. From and after the License Option Effective Date, other than maintaining the IND for the Licensed Product under which the Proposed Phase 3 Clinical Trial is conducted, Sentynl will be responsible for all Regulatory Submissions and obtaining and maintaining all Regulatory Approvals for the Licensed Product in the Field in the Territory, including the New Drug Application (NDA) for the Licensed Product in the Field in the Territory, and Sentynl will be solely responsible for the costs thereof including all fees payable to any applicable Regulatory Authorities. Sentynl will keep Mereo reasonably informed, through the JSC, of regulatory developments related to the Licensed Product in the Field in the Territory and will promptly (and in any event, within [***]) notify Mereo in writing of any decision by any Regulatory Authority in the Territory of which it becomes aware materially impacting the Exploitation of the Licensed Product in the Field in the Territory. Mereo will keep Sentynl reasonably informed, through the JSC, of regulatory developments related to the Licensed Product outside the Field or outside the Territory to the extent it could reasonably be expected to have an impact on the Licensed Product in the Field in the Territory and will promptly notify Sentynl in writing of any decision by any Regulatory Authority of which it becomes aware regarding the Development or Commercialization of the Licensed Product outside the Field or outside the Territory to the extent it could reasonably be expected to have an impact on the Licensed Product in the Field in the Territory. Subject to this Section 5.2.1 (Obtaining and Maintaining Regulatory Approvals) and Section 5.2.2 (Review of Sentynl’s Regulatory Submissions), other than as set out in the following sentence and Section 5.3 (Communications with Regulatory Authorities), following the License Option Effective Date, Sentynl will be solely responsible for all regulatory activities leading up to and including obtaining, and thereafter maintaining, Regulatory Approvals and any Reimbursement Approvals for the Licensed Product in the Field in the Territory, in its own name or in the name of its Affiliate. Notwithstanding the foregoing, Mereo will be solely responsible for (a) maintaining the IND for the Licensed Product under which the Proposed Phase 3 Clinical Trial is conducted, (b) communicating with the Regulatory Authorities in relation to such IND and (c) conducting all other clinical and preclinical activities of Mereo or its Affiliates that are ongoing as of the License Option Effective Date. Mereo shall carry out such activities described in (a), (b) and (c) in consultation with Sentynl and subject to the terms of this Agreement.

5.2.2 Review of Sentynl’s Regulatory Submissions. Sentynl will provide to Mereo (through the JSC or any Subcommittee to which the JSC may delegate responsibility) for review and comment drafts of all material Regulatory Submissions (including all MAAs) in the Field in the Territory for the Licensed Product, and Sentynl will consider in good faith those reasonable comments received from Mereo on such draft Regulatory Submissions. Sentynl will provide Mereo with a reasonable period to review and comment on any drafts provided. The JSC will review any changes in regulatory strategy and, to the extent requested by Mereo, will discuss any Regulatory Submission for which Sentynl is responsible in the Field in the Territory for the Licensed Product. In addition, Sentynl will notify Mereo of any substantive Regulatory Submissions in the Territory for the Licensed Product in the Field and any comments or other substantive correspondences related thereto submitted to or received from any Regulatory Authority in the Territory for the Licensed Product in the Field and will provide Mereo with copies thereof as soon as reasonably practicable, but in any event within [***] after submission or receipt thereof (or such longer time period as may be necessary to obtain translations thereof).

5.2.3 Review of Mereo’s Regulatory Submissions. Mereo will provide to Sentynl (through the JSC or any Subcommittee to which the JSC may delegate responsibility) for review and comment drafts of all material Regulatory Submissions (including all MAAs) outside the Field or outside the Territory for the Licensed Product, in each case to the extent it could reasonably be expected to have an impact on the Licensed Product in the Field in the Territory, or to the extent referencing or relying on any Regulatory Submission made by or on behalf of Sentynl in the Field in the Territory, and Mereo will consider in good faith those reasonable comments received from Sentynl on such draft Regulatory Submissions. Mereo will provide Sentynl with a reasonable period to review and comment on any drafts provided. The JSC will review any changes in regulatory strategy and, to the extent requested by Sentynl, will discuss any Regulatory Submission for which Mereo is responsible outside the Field or outside the Territory for the Licensed Product. In addition, Mereo will notify Sentynl of any substantive Regulatory Submissions outside the Field or outside the Territory for the Licensed Product and any comments or other substantive correspondences related thereto submitted to or received from any Regulatory Authority, in each case to the extent it could reasonably be expected to have an impact on the Licensed Product in the Field in the Territory, and will provide Sentynl with copies thereof as soon as reasonably practicable (taking into account any time period necessary to obtain translations thereof).

5.2.4 Notice of Sentynl’s Regulatory Meetings. Sentynl will provide Mereo with notice of any meeting or discussion in-person or by telephone or video conference with any Regulatory Authority in the Territory related to the Licensed Product in the Field no later than [***] after receiving notice thereof or in any event with as much advanced notice as is possible prior to such meeting or discussion if Sentynl receives notice thereof less than [***] in advance of the applicable meeting or discussion. Sentynl (or its designee) will lead any such meeting or discussion and Mereo or its designee shall have the right, but not the obligation, to attend any such meeting or discussion with no more than two (2) representatives acting as observers only, unless prohibited or restricted by Applicable Law or Regulatory Authority. Sentynl may agree for Mereo to attend the meeting in a participatory role in its discretion. Notwithstanding whether Mereo attends any such meeting, Sentynl will provide to Mereo copies of all formal minutes generated for any such meeting. Sentynl will lead all aspects of such meeting, including the meeting request, generating the briefing package, submitting meeting materials to the Regulatory Authority, managing primary communications with Key Opinion Leaders (KOLs), and managing primary communications with the Regulatory Authority. At Mereo’s request, Mereo shall have the right, but not the obligation, to participate in any preparations of Sentynl or its Affiliates or Sublicensees for any such meeting or discussion. If Mereo does not attend any meeting or discussion with any Regulatory Authority related to the Licensed Product in the Field in the Territory, then Sentynl will provide to Mereo upon request a written summary thereof promptly following such meeting or discussion, as well as any formal minutes as set out above.

5.2.5 Notice of Mereo’s Regulatory Meetings. Mereo will provide Sentynl with notice of any meeting or discussion in-person or by telephone or video conference with any Regulatory Authority outside the Field or outside the Territory related to the Licensed Product, in each case to the extent they could reasonably be expected to have an impact on the Licensed Product in the Field in the Territory, no later than [***] after receiving notice thereof or in any event with as much advanced notice as is possible prior to such meeting or discussion if Mereo receives notice thereof less than [***] in advance of the applicable meeting or discussion. Mereo (or its designee) will lead any such meeting or discussion and Mereo may permit Sentynl or its designee to attend any such meeting or discussion with no more than two (2) representatives acting as observers only, unless prohibited or restricted by Applicable Law or Regulatory Authority. Mereo may agree for Sentynl to attend the meeting in a participatory role in its discretion. Mereo will lead all aspects of such meeting, including the meeting request, generating the briefing package, submitting meeting materials to the Regulatory Authority, managing primary communications with Key Opinion Leaders (KOLs), and managing primary communications with the Regulatory Authority. At Sentynl’s request, Sentynl shall have the right, but not the obligation, to participate in any preparations of Mereo or its Affiliates, licensees (other than Sentynl), or Sublicensees for any such meeting or discussion. If Sentynl does not attend any meeting or discussion with any Regulatory Authority outside the Field or outside the Territory related to the Licensed Product, which could reasonably be expected to have an impact on the Licensed Product in the Field in the Territory, then Mereo will provide to Sentynl upon request a written summary thereof promptly following such meeting or discussion, as well as any formal minutes generated by the Regulatory Authority.

5.2.6 Sentynl Responsibility for Costs and Expenses. [***]

5.3 Communications with Regulatory Authorities. Unless otherwise agreed by the Parties (or unless otherwise set forth in this Agreement), Sentynl will not, and will ensure that its Affiliates and its Sublicensees do not, except as necessary or reasonably required to carry out the Development activities assigned to Sentynl in the Development Plan or the CMC Plan or to Manufacture the Licensed Product outside the Territory, communicate with any Regulatory Authority having jurisdiction outside of the Territory with respect to the Licensed Product, unless so ordered by such Regulatory Authority or otherwise required by Applicable Law, in which case, Sentynl will promptly notify Mereo of such order. If Sentynl communicates with any Regulatory Authority outside of the Territory pursuant to the preceding sentence with respect to any matter that could reasonably be expected to affect Mereo’s Exploitation of the Licensed Product outside the Territory then Sentynl shall inform Mereo that it proposes to make such communication and outline the proposed content of such communication, before making such communication (unless advance notice is not practicable), and Sentynl shall keep Mereo reasonably informed of the progress and content of all such communications. Unless otherwise agreed by the Parties (or unless otherwise set forth in this Agreement), Mereo will not, and will ensure that its Affiliates, licensees and sublicensees do not, except as necessary or reasonably required to carry out the Development activities assigned to Mereo in the Development Plan (including the Proposed Phase 3 Clinical Trial) or CMC Plan, communicate with any Regulatory Authority having jurisdiction in the Territory with respect to the Licensed Product, unless so ordered by such Regulatory Authority or otherwise required by Applicable Law, in which case, Mereo shall promptly notify Sentynl of such order. For clarity, Mereo will be responsible for maintaining the IND for the Licensed Product and for communicating with the Regulatory Authorities in relation to the IND in the Territory for as long as it is carrying out Development activities in the Territory pursuant to the Development Plan.

5.4 Mereo’s Responsibilities. Mereo, at its sole cost and expense, will provide sufficient cooperation and support to Sentynl in obtaining any Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product in the Field in the Territory, including by providing access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data (including non-clinical data, safety data, and CMC data required by a Regulatory Authority in the Territory), information, documentation, samples and materials for the Licensed Product, both inside and outside of the Territory, in each case, to the extent Controlled by Mereo or its Affiliates or their licensees (other than Sentynl) or Sublicensees. Mereo will provide any such documentation in English in accordance with Section 15.16 (Language; Translations).

5.5 Sentynl Responsibilities. Sentynl will reasonably cooperate with Mereo in obtaining any Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product outside the Field or outside the Territory, including by providing access to Regulatory Approvals, Regulatory Submissions, and all safety data and CMC data required by a Regulatory Authority outside the Territory, and all other related necessary information and documentation for the Licensed Product, in each case, to the extent (a) Controlled by Sentynl or its Affiliates, and (b) reasonably necessary for Mereo to obtain Regulatory Approvals outside the Territory. Sentynl will provide any such documentation in English in accordance with Section 15.16 (Language; Translations). Mereo will reimburse Sentynl’s actual internal costs at the FTE Rate for FTEs engaged to, and out-of-pocket expenses incurred by Sentynl to, provide any such access or further assistance.

5.6 Right of Reference. Each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Submissions pertaining to the Licensed Product submitted by or on behalf of such Party or its Affiliates, which right of reference (a) to Regulatory Submissions submitted by or on behalf of Mereo or its Affiliates is exclusive to Sentynl in the Field in the Territory, and (b) to Regulatory Submissions submitted by or on behalf of Sentynl or its Affiliates is exclusive to Mereo outside the Field or outside the Territory. Sentynl may use such right of reference to Mereo’s Regulatory Submissions solely and to the extent necessary for the purpose of Developing, Manufacturing, and Commercializing the Licensed Product in accordance with this Agreement and the Development Plan and to seek, obtain, support, and maintain Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product in the Field in the Territory. Mereo may use such right of reference to Sentynl’s Regulatory Submissions, if any, solely and to the extent necessary for the purpose of Developing, Manufacturing, and Commercializing the Licensed Product in accordance with this Agreement and to seek, obtain, support, and maintain Regulatory Approval and any Reimbursement Approvals for the Licensed Product in the Field outside of the Territory. Each Party will bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 5.6 (Right of Reference). Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 5.6 (Right of Reference) and to give the other Party the benefit of the granting Party’s Regulatory Submissions in the other Party’s territory as provided herein. Such actions will include providing to the other Party copies of all Regulatory Submissions, including but not limited to material correspondence and communications received from the applicable Regulatory Authorities related to such Party’s application for Regulatory Approval of the Licensed Product in the Field in the Territory (if Sentynl is the Party seeking Regulatory Approval) and of the Licensed Product outside the Field or outside of the Territory (if Mereo is the Party seeking Regulatory Approval).

5.7 Adverse Events Reporting.

5.7.1 Safety Agreement. From and after the License Option Effective Date, promptly following the earlier of the first performance of a Development activity with respect to the Licensed Product by Sentynl in the Territory or First Commercial Sale of Licensed Product by (or on behalf of) Sentynl in the Territory, the Parties will enter into a written agreement setting forth worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Product, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (the “Safety Agreement”). The Safety Agreement will describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting, and exchange of information between the Parties concerning any Adverse Event or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, including both pre-Regulatory Approval and post-Regulatory Approval, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its obligations under Applicable Law. The Safety Agreement will be promptly updated if required by changes in requirements of Applicable Law. Each Party hereby agrees to comply with its respective obligations under the Safety Agreement and to cause its Affiliates, licensees (other than Sentynl, in the case of Mereo), and Sublicensees to comply with such obligations. To the extent there is any conflict between this Section 5.7 (Adverse Events Reporting) and the Safety Agreement, the Safety Agreement will control with respect to safety matters and this Agreement will control with respect to all other matters. Notwithstanding any provision to the contrary in this Agreement or the Safety Agreement, each Party and its Affiliates, licensees (other than Sentynl, in the case of Mereo), and Sublicensees will have the right to disclose information related to the safety of the Licensed Product to the extent that such disclosure is required for such Party to comply with its obligations under Applicable Law or the safety requirements of the applicable Regulatory Authorities. The Parties will cooperate with each other to address any safety-related inquiries or requests for safety assessment by any Regulatory Authority, including providing any necessary data or information in a timely manner.

5.7.2 Safety Databases.

(a) Territory Database. If Sentynl is the sponsor of any Clinical Trials for the Licensed Product from and after the License Option Effective Date, Sentynl will maintain an Adverse Event database in English for any such Clinical Trials for the Licensed Product, at its sole cost and expense. Sentynl will be responsible for: (a) reporting to the applicable Regulatory Authorities all quality complaints, Adverse Events, and safety data related to the Licensed Product for all such Clinical Trials; and (b) responding to safety issues and to all requests of Regulatory Authorities related to the Licensed Product in the Territory, in each case (a) and (b), as described in the Safety Agreement. Mereo will provide to Sentynl, in accordance with the Safety Agreement including the timelines set forth therein, all Adverse

Events, and safety data related to the Licensed Product for the Licensed Product outside the Territory, that are necessary for Sentynl to maintain such Adverse Event database for the Licensed Product.

(b) Global Database. Mereo will maintain the global safety database for the Licensed Product at its sole cost and expense. Mereo will be responsible for: (a) reporting to the applicable Regulatory Authorities all quality complaints, Adverse Events, and safety data related to the Licensed Product for all Clinical Trials for which it is a sponsor; and (b) responding to safety issues and to all requests of Regulatory Authorities related to the Licensed Product outside the Field or outside the Territory, in each case (a) and (b), as described in the Safety Agreement. Sentynl will provide to Mereo, in accordance with the Safety Agreement including the timelines set forth therein, all Adverse Events, and safety data related to the Licensed Product for the Licensed Product in the Territory, that are necessary for Mereo to maintain the global safety database for the Licensed Product.

5.7.3 Safety and Regulatory Audits. Within [***] of notification by a Party (the “Auditing Party”) to the other Party (the “Audited Party”) and no more frequently than once in each Calendar Year (other than for cause), the Auditing Party or its representatives will be entitled to conduct audits of safety and regulatory systems, procedures, or practices of the Audited Party or its Affiliates, licensees (other than Sentynl, in the case of Mereo), or Sublicensees relating to the Licensed Product. To the extent permitted by Applicable Law, with respect to any inspection of the Audited Party or its Affiliates, licensees (other than Sentynl, in the case of Mereo), or Sublicensees (including Clinical Trial sites) by any Governmental Authority relating to the Licensed Product, the Audited Party will notify the Auditing Party of such inspection (a) no later than [***] after the Audited Party receives notice of such inspection (or in any event with as much advanced notice as is possible prior to such inspection if the Audited Party receives notice thereof less than [***] in advance of the applicable inspection) or (b) within [***] after the completion of any such inspection of which the Audited Party did not receive prior notice. To the extent permitted by Applicable Law, the Audited Party will promptly provide the Auditing Party with all reasonably available information related to any such inspection, and the Audited Party will also permit Governmental Authorities outside of the Territory to conduct inspections of it or its Affiliates, licensees (other than Sentynl, in the case of Mereo), or Sublicensees relating to the Licensed Product, and will ensure that all such Affiliates permit such inspections and will ensure that all licensees (other than Sentynl, in the case of Mereo), and Sublicensees permit such inspections. The Auditing Party will have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such inspection of the Audited Party. Following any such regulatory inspection related to the Licensed Product, the Audited Party will provide the Auditing Party with (i) an unredacted copy of any findings, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to the Licensed Product) within [***] of the Audited Party receiving the same, and (ii) a written summary in English of any findings, notice, or report of a Governmental Authority related to such inspection (to the extent related to the Licensed Product) no later than [***] after receiving the same.

5.8 Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of (a) Sentynl relating to the Licensed Product in the Territory or (b) Mereo relating to the Licensed Product outside the Territory, then such Party will notify the other of such contact, inspection, or notice or action as soon as reasonably possible taking into account any deadlines requested by the applicable Regulatory Authority and no later than [***] after receipt of such notice (or, if action is taken without notice, as soon as reasonably possible taking into account any deadlines requested by the applicable Regulatory Authority and no later than [***] after the applicable Party becomes aware of such action). The Party that is subject to an action will have the final decision-making authority with respect to such responses subject to the terms of this Agreement. The costs and expenses of any regulatory action will be borne by the Party that has the final decision-making authority with respect to the same.

5.9 Remedial Actions. Each Party will notify the other promptly (and in any event within [***]), and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. From and after the License Option Effective Date, Sentynl will have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. From and after the License Option Effective Date, the cost and expenses of any Remedial Action in the Territory will be borne solely by Sentynl. Mereo will have sole discretion with respect to any matters relating to any Remedial Action outside the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. The cost and expenses of any Remedial Action outside the Territory will be borne solely by Mereo. Each Party will, and will ensure that its Affiliates, licensees (other than Sentynl, in the case of Mereo), and Sublicensees will, maintain adequate records to permit the Parties to trace the manufacture, distribution and use of the Licensed Product in the Territory or outside the Territory, as applicable.

5.10 Personal Data. The Parties agree that any processing of Personal Data pursuant to this Agreement will be in their capacity as independent controllers with respect to such Personal Data. Within [***] after the License Option Effective Date, the Parties will, in good faith and acting reasonably, negotiate and use reasonable efforts to enter into a legally binding, mutually agreed and written data sharing agreement between the Parties covering the treatment of personally identifiable information as between the Parties and governing the Parties’ relationship and their processing activities as required by Applicable Law.

Article 6
MANUFACTURING

6.1 CMC Activities Prior to the License Option Effective Date. During the period from the Effective Date to the License Option Effective Date, Sentynl shall have the right to conduct scoping activities related to CMC activities that will be required to be carried out by Sentynl following transfer of the Manufacturing Technology from Mereo to Sentynl pursuant to Section 6.2 (Technology Transfer). Sentynl shall keep Mereo reasonably informed, through the JSC, or any Subcommittee the JSC may establish for such purposes, of its scoping activities and Mereo shall provide to Sentynl such information as Sentynl reasonably requires to support the scoping activities; provided, that Mereo shall provide the first up to [***] of assistance with such activities to Sentynl at Mereo’s sole cost and thereafter [***]. Sentynl shall reimburse Mereo for all out-of-pocket expenses incurred by Mereo to provide any assistance. If prior to the License Option Effective Date the Parties need to conduct CMC activities beyond the scoping activities described in this Section, the Parties shall discuss in good faith and enter into an agreement to govern such activities.

6.2 Technology Transfer.

6.2.1 As soon as reasonably possible following the License Option Effective Date, Mereo will transfer from Mereo to Sentynl, or at Sentynl’s request, to the Primary Manufacturer or Alternative Manufacturer, all Know-How, technical information, data, processes, formulae, specifications, standard operating procedures, analytical methods, quality control procedures, and other manufacturing technology, in each case only to the extent Controlled by Mereo or its Affiliates or their licensees (other than Sentynl) or Sublicensees that is necessary or reasonably useful for Sentynl, the Primary Manufacturer or Alternative Manufacturer (as applicable) to Manufacture the Licensed Product (together, the “Manufacturing Technology”), in accordance with a technology transfer plan to be discussed in good faith and agreed by the Parties, such agreement not to be unreasonably withheld, and which will then be appended to this Agreement at Schedule 6.2 (Technology Transfer Plan) (the “Technology Transfer Plan”).

6.2.2 Sentynl will, and will procure that the Primary Manufacturer and Alternative Manufacturer (as applicable), use reasonable endeavors to cooperate with Mereo in implementing the Technology Transfer Plan including by (a) providing suitable facilities, equipment, and qualified personnel necessary to receive and implement the Manufacturing Technology; (b) complying with all reasonable instructions and recommendations of Mereo’s personnel in connection with the transfer and implementation of the Manufacturing Technology; (c) promptly notifying Mereo of any difficulties encountered in receiving or implementing the Manufacturing Technology; and (d) ensuring that Sentynl’s, the Primary Manufacturer’s and Alternative Manufacturer’s (as applicable), personnel receiving the Manufacturing Technology are bound by obligations of confidentiality no less onerous than those set out in this Agreement.

6.2.3 The technology transfer shall be deemed complete upon the date on which each Party confirms to the other Party in writing that all Manufacturing Technology has been transferred in accordance with the Technology Transfer Plan as evidenced by the successful production of API and bulk drug product transfer batch(es) by Sentynl (the “Technology Transfer Completion Date”). Notwithstanding the foregoing, following the Technology Transfer Completion Date, if Sentynl notifies Mereo that any Manufacturing Technology described in Section 6.2.1 was not transferred to Sentynl or the Primary Manufacturer or Alternative Manufacturer (as applicable) or Sentynl requests further technical assistance or support in respect of the Manufacturing Technology, Mereo shall transfer any such Manufacturing Technology, or provide any further reasonably requested technical assistance or support in respect of the Manufacturing Technology, to Sentynl or the Primary Manufacturer or Alternative Manufacturer’s (as applicable); provided, that Mereo shall only be obligated to provide any such transfers of Manufacturing Technology or technical assistance or support to the extent Sentynl complies with Section 6.2.2.

6.2.4 Unless otherwise specified in the Technology Transfer Plan or elsewhere in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the technology transfer contemplated by this Section 6.2 (Technology Transfer); provided, that Sentynl shall reimburse all reasonable and documented out-of-pocket expenses (including travel, accommodation, and subsistence) incurred by any Mereo personnel in providing on-site technical assistance at Sentynl’s request at Sentynl’s, the Primary Manufacturer’s or Alternative Manufacturer’s facilities after the Technology Transfer Completion Date.

6.2.5 Mereo represents and warrants that the Manufacturing Technology comprises all technology used by or on behalf of Mereo in the Manufacture of the Licensed Product by or on behalf of Mereo as at the Effective Date.

6.2.6 For clarity, neither this Section 6.2 (Technology Transfer) nor the Technology Transfer Plan shall operate to assign or transfer to Sentynl any ownership rights in the Manufacturing Technology and Sentynl’s right to use the Manufacturing Technology shall be solely to the extent provided under and subject to the terms of this Agreement.

6.3 Supply Agreement. As soon as reasonably possible following the License Option Effective Date, the Parties will, in good faith and acting reasonably, negotiate and enter into one or more supply agreements (and any necessary quality agreement), as appropriate, (together, the “Supply Agreement”) which will include reasonable terms for the supply from Sentynl to Mereo, its Affiliates and its or their licensees (other than Sentynl), Sublicensees and Subcontractors, following the Technology Transfer Completion Date, of Licensed Product for use by Mereo for Commercialization outside the Territory. The following principles will be incorporated into the Supply Agreement:

6.3.1 Sentynl shall appoint [***] (the “Primary Manufacturer”) to manufacture Licensed Product to be supplied to Mereo in its Commercialization of the Licensed Product outside the Field or outside the Territory. In the event that the Primary Manufacturer is unable or unavailable to manufacture the Licensed Product, Sentynl may appoint an appropriately experienced and reliable Third Party CMO (the “Alternative Manufacturer”) to manufacture the Licensed Product in place of the Primary Manufacturer; provided, that Sentynl will notify Mereo in writing promptly upon becoming aware that the Primary Manufacturer is unable or unavailable and Sentynl intends to use the Alternative Manufacturer setting out details of the proposed Alternative Manufacturer and that Mereo shall have the right to comment on the proposed Alternative Manufacturer and Sentynl shall consider Mereo’s comments in good faith before appointing the Alternative Manufacturer. In the event that Sentynl intends to appoint a manufacturer that manufactures or has manufactured Licensed Product for any Clinical Trial for which Mereo is or was the sponsor as the Alternative Manufacturer, Mereo shall take all reasonable steps to facilitate such appointment, including facilitating discussions between Sentynl and such manufacturer and if permitted thereunder, the assignment of any manufacturing or supply agreement between Mereo or its Affiliates and such manufacturer to Sentynl.

6.3.2 Sentynl will be responsible for the primary packaging of the Licensed Product supplied to Mereo under this Section 6.3.2. All Licensed Product will be supplied in tablet form in

[***] (“Final Product”), in accordance with specifications to be set forth in the Supply Agreement.

6.3.3 The Licensed Product shall be supplied to Mereo at a price equal to [***]:

(a) [***]

(b) [***]

For clarity [***].

6.3.4 Sentynl shall provide to Mereo a reasonably detailed breakdown of [***] upon request, and each shall be subject to review, adjustment and payment on terms to be set forth in the Supply Agreement.

6.3.5 Title to and risk of loss of the Licensed Product shall pass from Sentynl to Mereo upon delivery[***].

6.3.6 Notwithstanding anything to the contrary in this Article 6 or anywhere else in this Agreement and notwithstanding whether the Supply Agreement is agreed or not, (a) Mereo will have the right to Manufacture Licensed Product inside or outside the Territory for Commercialization outside the Territory using a Third Party manufacturer of its choosing if Sentynl, through the Primary Manufacturer or Alternative Manufacturer, is unable to supply to Mereo Final Product that meets the regulatory, quality, or commercial or financial requirements of Mereo for the Commercialization of the Licensed Product outside the Territory and (b) Sentynl will have no obligation to manufacture or supply Licensed Product for Commercialization by Mereo or its Affiliates or its or their licensees (other than Sentynl), Sublicensees or Subcontractors outside the Territory to the extent not permitted under the Applicable Law.

6.4 Packaging and Labeling. From and after the License Option Effective Date, for the purposes of Manufacture of the Licensed Product pursuant to the Supply Agreement:

6.4.1 Sentynl will be responsible for the elaboration and filing of packaging artworks, mock-ups, submission of specimens, and for the development and for the routine maintenance and production of primary and secondary packaging components for the Licensed Product in the Territory. Sentynl shall consult with Mereo during the development of the Approved Labeling for the Licensed Product in the Territory, and provide Mereo with the opportunity to review and provide comments on, all Licensed Product look and feel and secondary packaging for the Territory (including providing Mereo the right to review all mockups thereof prior to submission thereof to the Regulatory Authorities in the Territory). The Parties will discuss and agree in writing on the implementation of any label changes to the Approved Labeling based on then-current Licensed Product inventory labels prior to making any submission to any Regulatory Authority inside the Territory regarding such label changes. Sentynl will be solely responsible for all costs and expenses associated with (a) primary packaging of the Licensed Product both for the Licensed Product in the Territory and for the supply of Final Product to Mereo pursuant to the Supply Agreement, and (b) secondary packaging and labeling of the Licensed Product as necessary to Commercialize the Licensed Product in the Territory, including any costs or expenses associated with any label changes due to changes required or advised by any Regulatory Authority in the Territory. In addition, Sentynl will be solely responsible for all costs and expenses associated with establishing all systems and licenses required under Applicable Law for compliance with regulatory requirements for (i) primary packaging of the Licensed Product both for the Licensed Product in the Territory and for the supply of Final Product to Mereo pursuant to the Supply Agreement, and (ii) secondary packaging and labeling of the Licensed Product in the Territory.

6.4.2 Mereo will be responsible for the secondary packaging components and labeling of the Licensed Product necessary to Commercialize the Licensed Product outside the Territory, and Mereo will be solely responsible for the costs thereof.

6.5 Product Tracking in the Territory. Each Party will, and will ensure that its Affiliates and its and their licensees (other than Sentynl, in the case of Mereo), Sublicensees and Subcontractors, maintain adequate records to permit the Parties to trace the distribution, sale, and use of the Licensed Product inside and outside the Territory. At a Party’s request, the other Party will provide such records to the requesting Party.

Article 7
COMMERCIALIZATION

7.1 Commercialization Diligence and Responsibilities. Following the License Option Effective Date, Sentynl will be responsible, and will use Commercially Reasonable Efforts, to Commercialize the Licensed Product in the Field in the Territory, including to seek and obtain Reimbursement Approval for the Licensed Product in the Field in the Territory (to the extent required therein). Upon Sentynl’s reasonable request, Mereo will reasonably assist Sentynl in such Commercialization of the Licensed Product. Mereo shall provide the [***] of assistance with such activities to Sentynl at Mereo’s sole cost and thereafter [***]. [***]

7.2 Commercialization Records. From and after the License Option Effective Date, Sentynl shall maintain complete and accurate books and records pertaining to Commercialization of the Licensed Product in the Territory hereunder, in sufficient detail to verify compliance with this Agreement, and properly to reflect all work done and results achieved in the performance of its Commercialization activities. Such records shall be retained by Sentynl for the longer of a period of [***] after the end of the Term, a period of [***] after the expiration or termination of the AZ Agreement, or such period as is required by Applicable Law. [***]

7.3 Commercialization Reports. No later than [***] after the first Regulatory Approval for the Licensed Product in the Territory and no later than [***] following the end of each Calendar Quarter during the Royalty Term, each Party will provide to the other Party a written high-level report that includes (a) the material Commercialization activities performed by or on behalf of such Party and its Affiliates, licensees (other than Sentynl, in the case of Mereo), and Sublicensees for the Licensed Product in its respective territory since the prior report provided by such Party, (b) the material Commercialization activities anticipated to be performed by or on behalf of such Party and its Affiliates, licensees (other than Sentynl, in the case of Mereo), and Sublicensees for the

Licensed Product in its respective territory during the following [***] period, and (c) insights from market research (including market share data) conducted by such Party with respect to the Licensed Product (each, a “Commercial Report”). The Parties will review and discuss such Commercial Reports at the JSC. Such Commercial Reports will be Confidential Information of the respective Party and subject to the terms of Article 9 (Confidentiality; Publication).

7.4 Coordination of Commercialization Activities. The Parties recognize that each Party may benefit from the coordination of certain Commercialization activities for the Licensed Product inside and outside of the Territory (other than pricing for the Licensed Product inside and outside of the Territory, the responsibilities for which are set forth in Section 7.5 (Pricing; Reimbursement Approvals)). Accordingly, the Parties will coordinate such activities through the JSC, or any Subcommittee the JSC may establish for such purposes, where appropriate.

7.5 Pricing; Reimbursement Approvals. [***]

7.6 Diversion. Each Party agrees that it will not, and will ensure that its Affiliates, licensees (other than Sentynl, in the case of Mereo), Sublicensees and Subcontractors will not, either directly or indirectly, promote, market, distribute, import, sell, or have sold the Licensed Product to any Third Party or to any address or Internet Protocol address or the like (a) in the case of Mereo in the Territory, and (b) in the case of Sentynl outside the Territory (together, for the purposes of this Section 7.6 (Diversion), the “other Party’s territory”), including via the Internet or mail order. Notwithstanding any provision to the contrary set forth in the preceding sentence, each Party will have the right to attend conferences and meetings of congresses in the other Party’s territory and to promote and market the Licensed Product to Third Party attendees at such conferences and meetings, subject to the remainder of this Section 7.6 (Diversion). In addition, each Party shall have the right to access and use key opinion leaders (which opinion leaders may be located inside or outside the other Party’s territory) solely for its own Exploitation of the Licensed Product in the Territory, in the case of Sentynl, and outside the Territory, in the case of Mereo, in each case, in accordance with the terms of this Agreement. Neither Party will engage, nor permit its Affiliates, licensees (other than Sentynl, in the case of Mereo) or Sublicensees to engage, in any advertising or promotional activities relating to the Licensed Product directed primarily to customers or other buyers or users of the Licensed Product located in the other Party’s territory, or solicit orders from any prospective purchaser located in the other Party’s territory. If a Party or its Affiliates, licensees (other than Sentynl, in the case of Mereo), or Sublicensees receive any order for the Licensed Product from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, then such Party will immediately refer that order to such other Party and will not accept any such orders. Neither Party will, nor will either Party permit its Affiliates, licensees (other than Sentynl, in the case of Mereo), or Sublicensees to, deliver or tender (or cause to be delivered or tendered) the Licensed Product to Third Parties for use in the other Party’s territory except in accordance with the Development Plan.

Article 8
PAYMENTS

8.1 Upfront Payment. Within [***] after the Effective Date, in consideration of Mereo’s grant of the License Option under Section 2.2, as well as historic research and development costs and development costs to be incurred by Mereo or its Affiliates in relation to the Licensed Product,

Sentynl will pay to Mereo, by wire transfer of immediately available funds, a non-refundable, non-creditable upfront payment of [***] (the “Upfront Payment”).

8.2 License Option Exercise Fee. Subject to Section 2.2.3, in the event Sentynl exercises the License Option, in consideration of Mereo’s grant of the exclusive license under Section 2.3, as well as historic research and development costs and Development Costs to be incurred by Mereo or its Affiliates, Mereo shall invoice Sentynl for a license option exercise fee (the “License Option Exercise Fee”) of [***] upon the License Option Effective Date, and Sentynl shall pay Mereo the License Option Exercise Fee within [***] after Sentynl’s receipt of an invoice therefor.

8.3 Development Payments. In the event Sentynl exercises the License Option, in consideration of Mereo’s grant of the exclusive license under Section 2.3, as well as historic research and development costs and Development Costs to be incurred by Mereo or its Affiliates, following the License Option Effective Date and no later than [***] after receipt of an invoice following the earliest achievement of each event set forth below for the Licensed Product, Sentynl will pay to Mereo the corresponding non-refundable, non-creditable Development payments for the Licensed Product, as set forth below (the Development events set forth in Table 8.3, the “Development Events,” and the Development payments set forth in Table 8.3, the “Development Payments”).

[***]

8.4 Regulatory Milestone Events and Payments. In the event Sentynl exercises the License Option, in consideration of Mereo’s grant of the exclusive license under Section 2.3, as well as historic research and development costs and Development Costs to be incurred by Mereo or its Affiliates, following the License Option Effective Date and no later than [***] after receipt of an invoice following the earliest achievement by Sentynl, its Affiliates or Sublicensee of each event set forth below for the Licensed Product, Sentynl will pay to Mereo the corresponding non-refundable, non-creditable regulatory payments for the Licensed Product, as set forth below (the regulatory events set forth in Table 8.4, the “Regulatory Milestone Events,” and the regulatory payments set forth in Table 8.4, the “Regulatory Milestone Payments”). Each Regulatory Milestone Payment shall only be paid once irrespective of the number of occasions on which a particular Regulatory Milestone Event may be achieved.

[***]

8.5 Commercialization Milestone Events and Payments. In the event Sentynl exercises the License Option, following the License Option Effective Date and no later than [***] after receipt of an invoice following the Calendar Quarter in which each Commercialization Milestone event set forth below is achieved by Sentynl, its Affiliate or Sublicensee for the Licensed Product in the Territory, Sentynl will pay to Mereo the corresponding non-refundable, non-creditable commercialization milestone payment, as set forth below (the commercial milestone events set forth in Table 8.5 the “Commercialization Milestone Events” and the Commercialization Milestone payments set forth in Table 8.5, the “Commercialization Milestone Payments”).

[***]

8.6 Notification of Milestone Events. Sentynl will notify Mereo in writing as soon as possible, but in no event later than (a) [***] after the achievement of each Regulatory Milestone Event and (b) [***] after the end of the Calendar Quarter in which each Commercialization Milestone Event is achieved (together with the Development Events, and the Regulatory Milestone Events, the “Milestone Events”). However, in no event will a failure by Sentynl to deliver such notice of achievement of a Milestone Event relieve Sentynl of its obligation to pay Mereo the corresponding Development Payment, Regulatory Milestone Payment, or Commercialization Milestone Payment (collectively, the “Milestone Payments”). In the event that, notwithstanding the fact that Sentynl has not provided Mereo with a notice pursuant to this Section 8.6, Mereo believes that any such Milestone Event has been achieved, it shall so notify Sentynl in writing and the Parties shall promptly meet and discuss in good faith whether such milestone has been achieved.

8.7 Royalty Payments.

8.7.1 Royalty Rates. In the event Sentynl exercises the License Option, subject to the remainder of this Section 8.7 (Royalty Payments), following the License Option Effective Date, Sentynl will make royalty payments to Mereo for the Licensed Products sold in the Territory, calculated by multiplying the applicable royalty rate set forth below in Table 8.7.1 by the aggregate amount of Net Sales of the Licensed Product sold by Sentynl, its Affiliate or Sublicensee in the Territory in the applicable Calendar Quarter. The royalty payments due with respect to Net Sales of the Licensed Product pursuant to this Section 8.7 (Royalty Payments) shall be referred to collectively, as the “Royalty Payments.”

[***]

8.7.2 Royalty Term. In the event Sentynl exercises the License Option, Sentynl will pay to Mereo the Royalty Payments on the Licensed Product commencing on the date of First Commercial Sale of the Licensed Product in the Territory and expiring on the later of: [***] (“Royalty Term”).

8.7.3 Royalty Reductions.

(a) Generic and Competitive Products. [***]

(b) Third Party IP Rights. [***]

(c) No Valid Claim. [***]

(d) Cumulative Reductions Floor. [***]

8.7.4 Royalty Reports and Payments. Commencing with the Calendar Quarter during which the First Commercial Sale of the Licensed Product is made anywhere in the Territory, Sentynl will provide Mereo with, within [***] after the end of each Calendar Quarter, a detailed royalty report showing the following information for the applicable Calendar Quarter (each, a “Royalty Report”): (i) the amount of gross sales and Net Sales of the Licensed Product sold by Sentynl and its Affiliates and Sublicensees in the Territory and all deductions used to determine such Net Sales of the Licensed Product for such Calendar

Quarter, (ii) a calculation of the Royalty Payment due on such Net Sales of the Licensed Product in the Territory, including any royalty reductions made in accordance with Section 8.7.3(a) (Royalty Reductions; Generic and Competitive Products), (iii) the exchange rate used for converting any Net Sales recorded in a currency other than Dollars to Dollars, (iv) any withholding taxes required to be made from such Royalty Payments, and (v) the quantity and description of the Licensed Product sold by Sentynl or its Affiliate or Sublicensee in the Territory during such Calendar Quarter comprising such Net Sales, including detailed sales reports for the Licensed Product for each month of the Calendar Quarter in the Territory. Notwithstanding the date upon which a Royalty Report is provided by Sentynl to Mereo, within [***] following the end of each Calendar Quarter Mereo will provide an invoice to Sentynl and Sentynl will pay (within such [***] period) such amount of the Royalty Payments set forth in the applicable Royalty Report to Mereo in Dollars. If requested by Mereo, the Parties will seek to resolve any questions or issues related to a Royalty Report within [***] following receipt by Mereo of each Royalty Report.

8.8 Use of Research and Development Payments by Mereo. [***]

8.9 Payments to Third Parties. Subject to Section 2.8 (Third Party In-Licenses) and Section 8.7.3(b) (Third Party IP Rights), each Party will be solely responsible for any payments due to Third Parties under any agreement entered into by such Party prior to or after the Effective Date.

8.10 Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified hereunder, within [***] after the end of each Calendar Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts within [***] after the receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] after resolution of the dispute.

8.11 Accounting Standards. If a Party changes its general accounting principles from the then-current standard (e.g., from GAAP to IFRS) or upon the adoption of new or revised accounting standards, in either case at any time during the Term, then at least [***] prior to adopting such change in principles, such Party will provide written notice to the other Party of such change including a summary of the change and the anticipated impact of such change on the determination of Net Sales pursuant to this Agreement or any other figures or calculations to be performed or provided under this Agreement.

8.12 Currency; Exchange Rate. All payments to be made by Sentynl to Mereo or Mereo to Sentynl under this Agreement will be made in Dollars by electronic funds transfer in immediately available funds to the bank account designated in writing from time to time (and which may be amended from time to time) by Mereo or Sentynl, as applicable. Conversion of Net Sales recorded in currencies other than Dollars will be converted to Dollars at the average exchange rate for the relevant Calendar Quarter using exchange rates published by Xignite or another internationally recognized foreign exchange rate information service that Sentynl prior identifies in writing to Mereo.

8.13 Blocked Payments. If by reason of Applicable Law in the Territory, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed to the other Party hereunder, then such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the Territory to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***], in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.

8.14 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to the greater of: (i) the United States prime rate of interest as reported by Citibank, New York, New York, as of the date such payment was due and payable, plus [***], and (ii) the maximum applicable legal rate of interest, such interest to run from the date on which payment of such sum became due until payment thereof in full.

8.15 Financial Records and Audits. Each Party will maintain complete and accurate books and records in sufficient detail to permit the other Party to calculate and to confirm the accuracy of any amounts payable under this Agreement. Each Party shall, and shall cause its Affiliates and its and their licensees (other than Sentynl, in the case of Mereo) and Sublicensees to, retain such books and records until the later of (i) [***], (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), and (iii) for such period as may be required by Applicable Law. Upon reasonable prior notice, such records including those of Affiliates, licensees (other than Sentynl, in the case of Mereo), and Sublicensees will be open during regular business hours for examination by an internationally recognized independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party to audit the books and records maintained pursuant to this Section 8.15 relating to the preceding [***] only, for the sole purpose of verifying the auditing Party, the accuracy of any financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by the audited Party pursuant to this Agreement; provided, that such independent accounting firm is subject to written obligations of confidentiality and non-use applicable to the audited Party’s Confidential Information that are at least as stringent as those set forth in Article 9 (Confidentiality; Publication). Such audit will not be (a) performed more frequently than [***], (b) conducted for any Calendar Year more than [***] after the end of such year, or (c) repeated for any Calendar Year or with respect to the same set of records (unless a material discrepancy with respect to such records is discovered during a prior audit). Such auditor will not disclose the audited Party’s Confidential Information to the auditing Party or to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments by the audited Party under this Agreement. The audited Party or auditing Party, as applicable, will pay any amounts shown to be owed to the other Party but unpaid within [***] after the accountant’s report (or within [***] following resolution of any dispute pursuant to Section 14.4 (Expert Resolution)), plus interest (as set forth in Section 8.14 (Late Payments)) from the original due date. The auditing Party will bear the full cost of such audit unless such audit reveals an underpayment by audited Party of [***] of the amount actually due for the time period being audited, in which case the audited Party will reimburse the auditing Party for the reasonable audit fees for such examination. If the audited Party disputes the auditor’s findings then it will notify the auditing Party and the

Parties will discuss the issue in good faith for [***]. After such [***], either Party may submit such matter for dispute resolution in accordance with Section 14.4 (Expert Resolution).

8.16 Withholding Taxes. Where any sum due to be paid to a Party under this Agreement is subject to any withholding or similar tax, such Party will pay such withholding or similar tax to the appropriate Governmental Authority and deduct the amount paid from the amount then due to the recipient, in a timely manner and promptly transmit to the recipient an official tax certificate or other evidence of such withholding sufficient to enable the recipient to claim such payment of taxes. The Parties will cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by one Party to the other Party under this Agreement. Each Party will provide the other Party with any tax forms that may be reasonably necessary in order for the other Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

8.17 Affiliate Guarantee. Concurrently with the execution of this Agreement, Zydus Pharmaceuticals (USA) Inc. will issue a guarantee (the “Affiliate Guarantee”), pursuant to which Zydus Pharmaceuticals (USA) Inc. will guarantee the payment by Sentynl of the Upfront Payment, the License Option Exercise Fee, the Development Payments and the Regulatory Milestone Payments under Article 8 of this Agreement, subject to the terms and conditions set forth in the Affiliate Guarantee. The Parties acknowledge and agree that the rights and obligations of Zydus Pharmaceuticals (USA) Inc. with respect to such guaranty shall be governed exclusively by the terms and conditions of the Affiliate Guarantee.

Article 9
CONFIDENTIALITY; PUBLICATION

9.1 Duty of Confidence. Subject to the other provisions of this Article 9 (Confidentiality; Publication):

9.1.1 except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and for [***] thereafter except that Confidential Information consisting of trade secrets shall be subject to the terms and conditions of this Article 9 (Confidentiality; Publication) beyond such [***] period until such Confidential Information no longer constitutes a trade secret except where due to a breach by the Receiving Party of this Agreement or other obligation of confidentiality owed to the Disclosing Party;

9.1.2 the Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;

9.1.3 the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;

9.1.4 a Receiving Party may disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Affiliates, licensees, Subcontractors and Sublicensees; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors of the Receiving Party and its Affiliates, licensees, and Sublicensees, in each case ((a) and (b)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided, that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information no less stringent than the confidentiality and non-use obligations set forth in this Agreement. Each Party will remain responsible for any failure by its Affiliates, licensees, Subcontractors and Sublicensees, and its and its Affiliates’, licensees’, Subcontractors’, and Sublicensees’ respective employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors, in each case, to treat such Confidential Information as required under this Section 9.1 (Duty of Confidence) (as if such Affiliates, licensees, Subcontractors, Sublicensees, employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors were Parties directly bound to the requirements of this Section 9.1 (Duty of Confidence)); and

9.1.5 each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

9.2 Confidential Information. The Mereo Know-How will be the Confidential Information of Mereo. The Sentynl Know-How will be the Confidential Information of Sentynl. The terms of this Agreement will be the Confidential Information of both Parties. Notwithstanding anything to the contrary herein, all information, data and results disclosed or generated under this Agreement by or on behalf of either Party specifically pertaining to the Licensed Compound or Licensed Product prior to the License Option Effective Date, including (a) the Development Plans and (b) the JSC meeting minutes prepared in accordance with Section 3.2.3; and in each case ((a) and (b)), any non-public or proprietary information or data contained in any of such documents (collectively, “Program Information”), shall be deemed both Parties’ Confidential Information (with each Party deemed a Receiving Party thereof) regardless of the identity of the Disclosing Party; provided, that such Program Information shall become solely Mereo’s Confidential Information at the end of the License Option Term in the event Sentynl does not exercise the License Option, and provided that regardless of whether the Program Information is both Parties’ Confidential Information or solely Mereo’s Confidential Information, and subject to Section 2.11 (Right of First Negotiation) but notwithstanding any other provision of this Agreement, Mereo shall at all times be permitted to disclose Program Information to its actual or proposed licensees (other than Sentynl, in the case of Mereo) and Sublicensees outside the Territory, provided that such licensees and Sublicensees are bound by legally enforceable obligations of confidentiality and non-use no less stringent than those set forth in this Agreement. Except as provided in Section 9.4 (Authorized Disclosures) and Section 9.7 (Publicity; Use of Names), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement.

9.3 Exemptions. Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

9.3.1 is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

9.3.2 is generally available to the public before its receipt from the Disclosing Party;

9.3.3 became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

9.3.4 is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

9.3.5 is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.4 Authorized Disclosures.

9.4.1 Permitted Circumstances. Notwithstanding the obligations set forth in Section 9.1 (Duty of Confidence) and Section 9.6 (Publication and Listing of Clinical Trials), a Party may disclose the other Party’s Confidential Information (including this Agreement) to the extent such disclosure is reasonably necessary in the following situations:

(a) (i) the Patent Prosecution or enforcement of Mereo Patent Rights, or Sentynl Collaboration Patent Rights, in each case, as contemplated by this Agreement; or (ii) in connection with regulatory filings, submission, correspondence and other filings, submissions and correspondence with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of the Licensed Product in accordance with this Agreement;

(b) disclosure of this Agreement, its terms, and any Program Information and the status and results of Exploitation of the Licensed Product to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty monetization transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided, that, in each such case, on the condition that such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 9 (Confidentiality; Publication) or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

(c) such disclosure is required to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the NASDAQ, or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process; provided, that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party; provided, that the disclosing Party may or may not accept such comments in its sole discretion. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 9.4.1(c) (Permitted Circumstances), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 9 (Confidentiality; Publication) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [***] (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 9.4.1(c) (Permitted Circumstances); or

(d) disclosure pursuant to Section 9.6 (Publication and Listing of Clinical Trials) and Section 9.7 (Publicity; Use of Names).

9.4.2 Mereo Permitted Circumstances. [***]

9.4.3 Confidential Treatment. Notwithstanding any provision to the contrary set forth in this Agreement, in each case of a disclosure to be made pursuant to Section 9.4.1(c) (Permitted Circumstances), where some or all of the terms of this Agreement are to be disclosed, the disclosing Party will provide to the other Party a redacted version of this Agreement to be made in connection with any such disclosure for review and comment by such other Party. In such event, the Parties will agree on a redacted version of this Agreement to be made in connection with any such disclosure, and the disclosing Party will not disclose or provide any redacted version of this Agreement that has not been agreed in writing by the other Party. The immediately preceding sentence will not restrict either Party from making any disclosure to the extent required under any Applicable Law. Subject to the foregoing, but notwithstanding any other provision to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.4.1 (Permitted Circumstances), then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

9.4.4 Return of AstraZeneca Confidential Information. [***]

9.5 Publications. If a Party desires to publicly present or publish any Clinical Trial data, non-clinical or preclinical data, data generated by Post-Approval Development Activities, or any associated results or conclusions generated by or on behalf of that Party in or outside the Territory pursuant to this Agreement (each such proposed presentation or publication, a “Publication”), then such Party will provide the other Party (including the other Party’s Alliance Manager) with a copy of such proposed Publication to review and discuss at least [***] prior to the earlier of its presentation or intended submission for publication. Neither Party will submit or present any Publication until the other Party has reviewed such Publication and provided written comments thereon, if any. Notwithstanding any provision to the contrary set forth in this Agreement, the applicable Party will (i) delete any Confidential Information of the other Party that the other Party identifies for deletion in its written comments, and (ii) delay such Publication to enable the other Party to draft and file one or more patent applications with respect to any subject matter to be made public in such Publication to the extent permitted by this Agreement. The publishing Party will provide the other Party a copy of the Publication at the time of the submission or presentation thereof. Each Party agrees to acknowledge the contributions of the other and their employees, in each case, in all Publications as scientifically appropriate. Each Party will require its Affiliates and licensees and Sublicensees to comply with the obligations of this Section 9.5 (Publications) as if they were that Party, and will be liable for any non-compliance of such Persons.

9.6 Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Products in the Territory pursuant to this Agreement, each Party will be entitled to publish such Clinical Trial results on ClinicalTrials.gov and will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 9.6 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 9.5 (Publications).

9.7 Publicity; Use of Names.

9.7.1 Press Release. Following the Effective Date, the Parties will each issue a press release announcing this Agreement in the agreed form set out in Schedule 9.7.1 (Press Release). Mereo will be responsible for issuing press releases for the purpose of enrolling patients in the applicable Clinical Trial. Other than the press releases in accordance with this Section

9.7.1 (Press Release) and the public disclosures permitted by this Section 9.7 (Publicity; Use of Names), and Section 9.4 (Authorized Disclosures), the Parties agree that except as permitted under Section 9.7.2 (Disclosures by Mereo and Sentynl) any other press releases and the portions of any other news release or other public announcement in each case relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed). However, the Parties agree that after (a) a disclosure pursuant to Section 9.7 (Publicity; Use of Names) or Section 9.4 (Authorized Disclosures) or (b) the issuance of a press release (including the initial press release) or other public announcement pursuant to this Section 9.7.1 (Press Release) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein. Similarly, after a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate website (or, in the case of Mereo, any website managed by Mereo in connection with a Clinical Trial for the Licensed Product, as appropriate) without the prior written consent of the other Party, so long as the information in such Publication remains true, correct, and the most current information with respect to the subject matters set forth therein.

9.7.2 Disclosures by Mereo and Sentynl. Notwithstanding any provision to the contrary set forth in this Agreement, each Party or its designees may publicly disclose (in written, oral, or other form): (a) the commencement, completion, material data, or key results of any Clinical Trial for the Licensed Product for which such Party is the sponsor; and (b) the receipt of Regulatory Approval or Reimbursement Approval for the Licensed Product.

9.7.3 Use of Names. Each Party will have the right to use the other Party’s name and logo in presentations, its website, collateral materials, and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 9.7 (Publicity; Use of Names); provided, that each Party will use the other Party’s corporate name only in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party will not be impaired, and consistent with best practices used by such other Party for its other collaborators. Except as permitted under this Section 9.7 (Publicity; Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law. Each Party will use the other Party’s corporate name in all publicity relating to this Agreement, including the initial press release and all subsequent press releases.

9.8 Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement. All confidential information exchanged between Mereo and Sentynl under the Confidentiality Agreement will be deemed Confidential Information of the disclosing Party and will be subject to the terms of this Agreement.

9.9 Return of Confidential Information. Upon early termination of this Agreement for any reason, each Party and its Affiliates shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except for copies that may be retained in its confidential files for archive purposes (including backups made and retained in accordance with bona fide retention procedures). Notwithstanding the foregoing, in the case of termination by Sentynl in accordance with Section 13.3.6, Sentynl will be entitled to retain all Confidential Information previously disclosed to it.

9.10 Injunctive Relief. Each Party acknowledges that its breach of this Article 9 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. Therefore, each Party shall be entitled, in addition to any other right or remedy it may have at law or in equity, to seek injunctive and other equitable relief, in any court of competent jurisdiction, enjoining or restraining the other Party or its Affiliates from any violation or threatened violation of this Article 9.

Article 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date as follows:

10.1.1 It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

10.1.2 (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

10.1.3 It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement; and

10.1.4 In the course of performing its obligations or exercising its rights under this Agreement, it will comply with all Applicable Laws, including as applicable, cGMP, GCP, GLP, and GSP standards, and will not employ or engage any party who has been Debarred/Excluded, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

10.2 Representations and Warranties of Mereo. Mereo (a) makes the following representations and warranties to Sentynl as of the Effective Date, provided, that each representation and warranty is given subject to, and qualified by, the matters disclosed by Mereo in the disclosure call held between the Parties on [***], and (b) shall make the representations and warranties set forth at Section 10.2 at the License Option Effective Date, provided, that each representation and warranty is given subject to, and qualified by, the matters disclosed by Mereo (i) in the disclosure call held on [***] and (ii) in a supplemental disclosure call to be held between the Parties which may disclose matters arising or coming to Mereo’s attention between the Effective Date and the License Option Effective Date; and in each case (a) and (b) such disclosed matters shall not be deemed a breach of this Agreement:

10.2.1 It has the right under the Mereo Technology to grant the licenses to Sentynl as purported to be granted pursuant to this Agreement, it has not granted any license or other right under the Mereo Technology that is inconsistent with the licenses granted to Sentynl hereunder and no Third Party has any right, title or interest in or to, or any license under, any Mereo Technology that conflicts with the rights granted to Sentynl hereunder.

10.2.2 Schedule 1.127 (Mereo Patent Rights) lists all Patent Rights in the Territory Controlled by Mereo that Cover the composition of matter or formulation of, or salt of or polymorph forms of, Manufacture or method of using the Licensed Compound and Licensed Product in the Field, and Mereo and its Affiliates do not Control any right, title or interest in or to any other Patent Rights that are necessary or reasonably useful to Develop, Commercialize or Exploit the Licensed Compound or Licensed Product.

10.2.3 To the Knowledge of Mereo, all Mereo Patent Rights in the Territory are subsisting and are not invalid or unenforceable, in whole or in part.

10.2.4 Except as set forth in Schedule 1.127 (Mereo Patent Rights), Mereo is the sole and exclusive legal and beneficial owner, co-owner or licensee of the entire right, title, and interest in the Mereo Technology free of any encumbrance, lien, or claim of ownership by any Third Party in the Territory, in each case, in a manner that does not conflict with Sentynl’s rights granted hereunder.

10.2.5 Mereo and its Affiliates have taken reasonable precautions to preserve the confidentiality and trade secret protections under Applicable Law of any Mereo Know-How.

10.2.6 Mereo and its Affiliates have obtained from all individuals who participated in any respect in the invention or development of any Mereo Technology Developed by or on behalf of Mereo or its Affiliates effective assignments of all ownership rights of such individuals in the intellectual property generated by such individuals in the course of such work, either pursuant to written agreement or by operation of Applicable Law.

10.2.7 All of Mereo’s and its Affiliates’ employees, officers, and consultants have executed agreements or have existing obligations under Applicable Law requiring assignment to Mereo or its Affiliate of all inventions made during the course of and as the result of their association with Mereo or its Affiliate and obligating the individual to maintain as confidential Mereo’s and its Affiliates’ Confidential Information as well as Confidential Information of other parties (including Sentynl and its Affiliates) that such individual may receive, to the extent required to support Mereo’s obligations under this Agreement.

10.2.8 Schedule 1.66 (Existing Third Party Agreements) sets forth a complete list of all Existing Third Party Agreements. The Existing Third Party Agreements are in full force and effect. To Mereo’s Knowledge, no party to any Existing Third Party Agreement is in material breach of the applicable Existing Third Party Agreement. Mereo has not received written notice of, and to Mereo’s Knowledge there have not been, any disputes between the parties to any applicable Existing Third Party Agreement prior to the Effective Date.

10.2.9 True, complete, and correct copies or a summary of the material terms (as applicable) of all Existing Third Party Agreements have been provided to Sentynl prior to the Effective Date.

10.2.10 Other than the Existing Third Party Agreements, neither Mereo nor its Affiliates have entered into any agreement granting rights to any Third Party (other than to Subcontractors appointed by Mereo to conduct activities on behalf of Mereo as necessary or reasonably useful in supporting the Development of the Licensed Compound or Licensed Product prior to the Effective Date) to Exploit the Licensed Compound or Licensed Product in the Territory.

10.2.11 To Mereo’s Knowledge, the Development, Commercialization or Exploitation of the Licensed Compounds and the Licensed Products do not and will not infringe any Patent Rights or Know-How of any Third Party.

10.2.12 No claim or litigation has been brought or asserted (and Mereo has no Knowledge of any claim, or any valid basis for any claim, whether or not brought or asserted) by any Person alleging that: (a) any of the Mereo Technology is invalid or unenforceable; or (b) the conception, development, reduction to practice, disclosing, copying, making, assigning, or licensing of any of the Mereo Technology existing as of the Effective Date, or the Exploitation of the Licensed Compound or Licensed Products in the Territory as contemplated herein, violates, infringes, or misappropriates (or would violate, infringe, or misappropriate), any intellectual property or other right of any Person.

10.2.13 To Mereo’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any of the Mereo Technology in the Territory.

10.2.14 Mereo and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Licensed Compounds and Licensed Products in accordance with Applicable Law, and in sufficient detail and in a good scientific manner appropriate for scientific, regulatory and intellectual property protection purposes.

10.2.15 There is, to Mereo’s Knowledge, no pending action or action threatened by any relevant Governmental Authority to place a clinical hold order on, or otherwise, threaten or terminate or suspend, any Development activities, including any Clinical Trials, with respect to the Licensed Compound or Licensed Product.

10.2.16 Neither Mereo nor any of its Affiliates has entered into a funding relationship with a Governmental Authority that would result in rights to the Licensed Compound or Licensed Product residing in the United States Government, National Institutes of Health, National

Institute on Drug Abuse or other Governmental Authority (including counterparts of such agencies in any other countries), and the licenses granted hereunder are not subject to overriding obligations to the United States Government as set forth in Public Law 96 517 (35 U.S.C. 200 204) or any similar obligations under the Applicable Laws of any other country with respect to other Governmental Authorities.

10.2.17 Mereo and its Affiliates have instituted and maintained policies and procedures reasonably designed to prevent the alteration, falsification or manipulation of data generated or used in any Clinical Trials or other studies related to the Development, use, handling, safety, efficacy, reliability or Manufacturing of the Licensed Compounds or Licensed Products and to encourage personnel to report any compliance issues related thereto;

10.2.18 To Mereo’s Knowledge, no rights or licenses granted to Sentynl hereunder (assuming exercise of the License Option), nor any assets, services, materials, supplies, equipment or personnel used by or on behalf of Mereo or its Affiliates or their licensees (other than Sentynl), Sublicensees, or Subcontractors in the development of Mereo Technology or any Licensed Compound or Licensed Product, are owned, provided or employed, as applicable, by or on behalf of any Biotechnology Company of Concern.

10.2.19 All information provided by Mereo during pre-contractual due diligence, including all information provided in response to due diligence requests, is complete, truthful and accurate in all material respects.

10.2.20 Mereo has not failed to disclose to Sentynl any fact or circumstance known to Mereo or any of its Affiliates and relating to the Licensed Compound or Licensed Product that would be material to Sentynl in connection with this Agreement or the transactions contemplated herein.

10.2.21 [***]

10.3 Covenants of Mereo.

10.3.1 Mereo will not, and will ensure that its Affiliates will not, enter into any agreement, whether written or oral, with respect to or otherwise assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any of the Mereo Technology, Regulatory Submissions, Regulatory Approvals, Licensed Compounds or Licensed Products (including by granting any covenant not to sue with respect thereto) in the Territory in a manner that is inconsistent with or that would otherwise diminish the rights and licenses granted to Sentynl under this Agreement.

10.3.2 Mereo will, and will ensure that its Affiliates will, comply with all Applicable Law, including, as applicable, Good Documentation Practices, Good Pharmacovigilance Practices, cGMP, GCP, and GLP standards, in the Development, Commercialization or Exploitation of the Licensed Compound or Licensed Product outside the Field.

10.3.3 Mereo will not, and will ensure that its Affiliates will not: (a) commit any acts or permit the occurrence of any omissions that would cause termination of any Third Party IP Agreement or otherwise terminate any Third Party IP Agreement without Sentynl’s prior written consent; or (b) amend or otherwise modify or permit to be amended or modified, any Third Party IP Agreement in a manner that has, or would reasonably be expected to have, an adverse effect on the rights granted to Sentynl under this Agreement.

10.3.4 (a) in the event that Mereo or any of its Affiliates receives notice of an alleged breach by Mereo or any of its Affiliates under any Third Party IP Agreement, or any actual or threatened termination thereof based on any bankruptcy or insolvency of Mereo or any of its Affiliates, then Mereo shall promptly, but in no event less than [***] thereafter, provide written notice thereof to Sentynl and at Sentynl’s reasonable request Mereo and Sentynl shall discuss whether Mereo could reasonably be determined to be in breach and whether it intends to cure the alleged breach. If Mereo elects to attempt to cure the alleged breach then it shall inform Sentynl of its plan for curing the breach and shall keep Sentynl reasonably updated on its progress. [***]

10.3.5 Mereo will not, and will ensure that its Affiliates will not, conduct any activities inside or outside the Territory that could reasonably be expected to have a Material Adverse Impact on Sentynl’s Exploitation of the Licensed Compound or Licensed Product in the Territory. Sentynl will not, and will ensure that its Affiliates will not, conduct any activities inside the Territory that could reasonably be expected to have a Material Adverse Impact on Mereo’s Exploitation of the Licensed Compound or Licensed Product outside the Territory.

10.3.6 Mereo will provide Sentynl written notice of the expiration or termination of any Third Party IP Agreement promptly upon the expiration or termination thereof.

10.3.7 From the Effective Date until (a) the License Option Effective Date or (b) in the event Sentynl does not exercise the License Option during the License Option Term, the expiration of the License Option Term, Mereo will not knowingly take, or knowingly omit to take, any action that would cause any representation or warranty set forth in Section 10.2 to become inaccurate or misleading in any respect; provided, that any act or omission that causes the disclosure of additional Mereo Patent Rights to Schedule 1.127 (Mereo Patent Rights) or the disclosure of additional Existing Third Party Agreements to Schedule 1.66 (Existing Third Party Agreements) shall not violate the foregoing covenant.

10.3.8 [***]

10.4 Covenants of Each Party.

10.4.1 In the course of performing its obligations or exercising its rights under this Agreement, each Party will comply with all Applicable Law, including, as applicable, Good Documentation Practices, Good Pharmacovigilance Practices, cGMP, GCP, and GLP standards, and will not employ or engage, and if so employed and engaged, will thereafter terminate any Person who has been Debarred/Excluded, or is the subject of any proceedings that could result in such Person being Debarred/Excluded.

10.4.2 Notwithstanding any provision to the contrary set forth in this Agreement, each Party agrees as follows:

(a) It will not, in the performance of this Agreement, perform any actions that are prohibited by Anti-Corruption Laws that may be applicable to one or both Parties to the Agreement;

(b) It will not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(c) It will, on an annual basis upon request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or will provide details of any exception to the foregoing;

(d) It will promptly inform the other Party in writing upon receipt by the Party of a formal notification that it or any of its Representatives is the target of a formal investigation by a Regulatory Authority for any material violations of any Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement; and

(e) It will maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 10.4.2 (Covenants of Each Party), and upon request of the other Party, up to once per year and upon reasonable advance notice, will provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 10.4.2 (Covenants of Each Party). Acceptance of a proposed Third Party auditor may not be unreasonably withheld by either Party. It is expressly agreed that the costs related to the Third Party auditor will be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of Party subject to such auditing activities. The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

10.5 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10 (REPRESENTATIONS, WARRANTIES, AND COVENANTS), (A) NO REPRESENTATION, CONDITION, OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF MEREO OR SENTYNL AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT.

Article 11
INDEMNIFICATION

11.1 By Sentynl. Sentynl will indemnify and hold harmless Mereo and its Affiliates and their respective directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “Mereo Indemnitees”) from and against all Losses asserted against the Mereo Indemnitees by a Third Party pursuant to (or paid to their attorneys in the defense of) any Third Party Claim to the extent arising from or relating to (a) the Exploitation of the Licensed Product or Licensed Compound by or on behalf of Sentynl or any of its Affiliates, Sublicensees, or Subcontractors, including product liability and intellectual property claims arising from such Exploitation, (b) the negligence or willful misconduct of Sentynl or any of its Affiliates, Sublicensees, or Subcontractors, (c) Sentynl’s breach of any of its representations, warranties, covenants, or obligations set forth in this Agreement, (d) the failure of Sentynl or any of its Affiliates, Sublicensees, or Subcontractors to abide by any Applicable Law in connection with this Agreement, or (e) any claim or demand from any employee or contractor of Sentynl or its Affiliate who is an inventor of any Joint Collaboration Technology with respect to the ownership thereof, in each case of subsections (a) through (e) above, except to the extent such Third Party Claims arise out of a Mereo Indemnitee’s negligence or willful misconduct, breach of this Agreement, failure to abide by any Applicable Law, or to the extent otherwise indemnifiable by Mereo under Section 11.2 (By Mereo).

11.2 By Mereo. Mereo will indemnify and hold harmless Sentynl, its Affiliates, and each of their directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “Sentynl Indemnitees”) from and against all Losses asserted against the Sentynl Indemnitees by a Third Party pursuant to (or paid to their attorneys in the defense of) any Third Party Claim to the extent arising from or relating to (a) the Exploitation of the Licensed Product or Licensed Compound, by or on behalf of Mereo or any of its Affiliates, licensees or sublicensees (not including Sentynl or its Affiliates, licensees, Sublicensees, or its Subcontractors), including product liability claims and intellectual property claims arising from such Exploitation, and including such Exploitation after the effective date of termination of this Agreement (including in connection with Sections 13.4.2 (Sales Following Termination) and 13.4.1 (Reversion Agreement)), (b) the negligence or willful misconduct of Mereo or any of its Affiliates, licensees (not including Sentynl or its Affiliates, Sublicensees, or its Subcontractors), Sublicensees, or Subcontractors, (c) Mereo’s breach of any of its representations, warranties, covenants, or obligations set forth in this Agreement, or (d) the failure of Mereo or any of its Affiliates, licensees (not including Sentynl or its Affiliates, Sublicensees, or Subcontractors), Sublicensees, or Subcontractors to abide by any Applicable Law in connection with this Agreement, or (e) any claim or demand from any employee or contractor of Mereo or its Affiliate who is an inventor of any Joint Collaboration Technology with respect to the ownership thereof, in each case of subsections (a) through (e) above, except to the extent such Third Party Claims arise out of any of a Sentynl Indemnitee’s negligence or willful misconduct, breach of this Agreement or failure to abide by any Applicable Law, or to the extent otherwise indemnifiable by Sentynl under Section 11.1 (By Sentynl).

11.3 Indemnification Procedure. If either Party is seeking indemnification under Section 11.1 (By Sentynl) or Section 11.2 (By Mereo) (the “Indemnified Party”), then it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations promptly within [***] after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim that has been assumed by the Indemnifying Party. The Indemnifying Party will have no obligation to indemnify the Indemnified Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party will not admit liability of the Indemnified Party without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. If the Parties cannot agree as to the application of Section 11.1 (By Sentynl) or Section 11.2 (By Mereo) as to any Third Party Claim, pending resolution of the Dispute pursuant to Article 14 (Dispute Resolution), then the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 (By Sentynl) or Section 11.2 (By Mereo), as applicable, upon resolution of the underlying Third Party Claim.

11.4 Insurance. Each Party will procure and maintain during the Term of this Agreement and until the later of: (a) [***] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Licensed Product have expired, commercial general liability insurance from a minimum of “A-” AM Bests rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than [***] per occurrence and [***] in the aggregate and which lists Mereo and each of its Affiliates as additional insureds and waive all rights of subrogation against any additional insureds. Each Party will provide the other Party with evidence of such insurance promptly following execution by both Parties of this Agreement, upon the other Party’s request, and prior to expiration of any one coverage. Each Party will provide the other with written notice at least [***] prior to the cancellation or non-renewal of, or material changes in, such insurance. Such insurance will not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification).

Article 12
INTELLECTUAL PROPERTY

12.1 Inventions.

12.1.1 Ownership. As between the Parties, (a) Mereo will solely own all Mereo Technology, (b) Sentynl will solely own all Sentynl Technology, and (c) each Party will own an equal, undivided share of all Joint Collaboration Technology, without a duty of accounting or an obligation to seek consent from the other Party for the exploitation or license of the Joint Collaboration Technology (subject to the licenses granted to the other Party under this Agreement); provided, that if Sentynl does not exercise the License Option during the

License Option Term, Sentynl shall assign to Mereo its interest in any Joint Collaboration Technology and Program Information at no cost to Mereo, subject to Mereo’s grant to Sentynl of a perpetual, irrevocable, non-exclusive, fully-paid, sublicensable (through multiple tiers) license under the Joint Collaboration Technology and Program Information. Notwithstanding any other provision of this Agreement, but subject to Section 2.11 (Right of First Negotiation), Mereo shall at all times be permitted to grant sublicenses of any Development Plan Data and Program Information to the extent necessary or reasonably useful in the exploitation of the Licensed Compound or Licensed Product (i) inside the Territory outside the Field, or (ii) outside the Territory, in its sole discretion and at its own cost and Sentynl hereby grants all consents necessary to Mereo to grant such sublicenses and agrees to execute any necessary documents to confirm the same or otherwise necessary to enable Mereo to exercise its right to sublicense in accordance with this sentence.

12.1.2 Disclosure. Each Party will promptly disclose to the other Party through the IP Working Group all Inventions within the Collaboration Know-How that it develops or invents, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to the other Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

12.1.3 Employee Assignment. Each Party and its Affiliates, licensees and Sublicensees and Subcontractors performing activities or exercising rights in the Territory under this Agreement will enter into with each of their respective employees legally binding and sufficient agreements or employment policies. Without limiting the generality of the foregoing, to the extent performing activities or exercising rights in the Territory pursuant to this Agreement, each Party and its Affiliates will, and will cause its licensees, Sublicensees and Subcontractors to, enter into an agreement or employment policy with each of its employees performing activities under this Agreement that (i) compels prompt disclosure to the applicable Party (or its licensee, Sublicensee or its Subcontractor, as applicable) of all Collaboration Technology discovered or developed, invented, or filed by such employee during any performance under this Agreement; (ii) to the extent permitted by Applicable Law, automatically assigns to the applicable Party (or its licensee, Sublicensee or its Subcontractor, as applicable) all rights, title, and interests in and to all Collaboration Technology, and requires each employee to execute all documents and take such other actions as may be necessary to effectuate such assignment.

12.2 Patent Prosecution.

12.2.1 Mereo Responsibilities.

(a) Right to Prosecute.

(i) During the License Option Term, as between the Parties, Mereo will have the (A) sole right to control the Patent Prosecution of all applications and registrations covering (i) Mereo Technology (other than Collaboration Technology) throughout the world and (ii) Mereo Collaboration

Technology throughout the world and (B) the first right, in its sole discretion, to control the Patent Prosecution of all applications and registrations covering Joint Collaboration Technology throughout the world.

(ii) From and after the License Option Effective Date, as between the Parties, Mereo will have the first right, in its sole discretion, to control the Patent Prosecution of all applications and registrations covering (A) Mereo Technology (other than Mereo Collaboration Technology) throughout the world, (B) Mereo Collaboration Technology throughout the world and (C) Joint Collaboration Technology outside the Territory.

(iii) Mereo may use counsel of its choice. Sentynl will obtain any necessary assignment documents for Mereo with respect to the Patent Prosecution of Patent Rights for which Mereo is conducting, will render all signatures that will be necessary for such patent filings, and will assist Mereo in all other reasonable ways that are necessary for the issuance of such Patent Rights as well as for the Patent Prosecution of such Patent Rights.

(b) Review and Consult. Mereo will keep Sentynl reasonably informed through the IP Working Group regarding its Patent Prosecution of such Patent Rights in the Territory. In addition, Mereo will provide Sentynl with, through the IP Working Group, drafts of proposed substantive filings in connection with its Patent Prosecution of such Patent Rights in the Territory for Sentynl’s review and comment at least [***] prior to the submission of such proposed filings, which comments (if any) Sentynl must provide no later than [***] after receipt of the applicable filing. In the Patent Prosecution of Patent Rights that Mereo solely controls in the Territory, Mereo will consider in good faith Sentynl’s comments on such Patent Rights; provided, that Mereo will at all times use reasonable efforts in the Patent Prosecution of such Patent Rights to maximize the value of the licenses and rights granted to Sentynl under Section 2.1 (Research License), Section 2.2 (License Option) and Section 2.3 (License Grant to Sentynl upon License Option Exercise). In the Patent Prosecution of Patent Rights that Mereo has the first right to control in the Territory, Mereo will incorporate Sentynl’s reasonable comments in its Patent Prosecution of such Patent Rights in the Territory.

(c) Abandonment. If Mereo decides that it is no longer interested in the Patent Prosecution of a particular Patent Right in the Territory during the Term for which it has the first right to control the Patent Prosecution thereof, then, unless Mereo has a reasonable concern that continuing to prosecute such Patent Right would have an adverse impact on the Development, Commercialization or Exploitation of the Licensed Compound or Licensed Product outside the Territory, Mereo will provide written notice to Sentynl through the IP Working Group of such decision at least [***] prior to the date that such Patent Right will become abandoned. [***]

12.2.2 Sentynl Responsibilities.

(a) Right to Prosecute.

(i) During the License Option Term, as between the Parties, Sentynl will have the (A) sole right to control at its cost the Patent Prosecution of all applications and registrations covering Sentynl Technology (other than Collaboration Technology) throughout the world and (B) the first right, in its sole discretion, to control the Patent Prosecution of all applications and registrations covering Sentynl Collaboration Technology throughout the world.

(ii) From and after the License Option Effective Date, as between the Parties, Sentynl will have the (A) sole right to control the Patent Prosecution of all applications and registrations covering (i) Sentynl Technology (other than Collaboration Technology) throughout the world and (ii) Sentynl Collaboration Technology throughout the world and (B) first right, in its sole discretion, to control the Patent Prosecution of all applications and registrations covering Joint Collaboration Technology inside the Territory.

(iii) Sentynl may use counsel of its choice, unless there is a conflict between said counsel and Mereo with respect to any Joint Collaboration Technology for which Sentynl is conducting Patent Prosecution, in which case new counsel must be selected who are reasonably acceptable to Mereo. Mereo will obtain any necessary assignment documents for Sentynl with respect to the Patent Prosecution of Patent Rights for which Sentynl is conducting Patent Prosecution, will render all signatures that will be necessary for such patent filings, and will assist Sentynl in all other reasonable ways that are necessary for the issuance of such Patent Rights as well as for the Patent Prosecution of such Patent Rights.

(b) Review and Consult. Sentynl will keep Mereo reasonably informed through the IP Working Group regarding the Patent Prosecution of any Joint Collaboration Technology for which Sentynl is conducting Patent Prosecution. In addition, Sentynl will provide Mereo, through the IP Working Group, with drafts of all proposed substantive filings in connection with its Patent Prosecution of such Patent Rights for Mereo’s review and comment at least [***] prior to the submission of such proposed filings and correspondence, which comments (if any) Mereo must provide no later than [***] after receipt of the applicable filing. In the Patent Prosecution of Joint Collaboration Technology that Sentynl has the first right to control, Sentynl will consider in good faith Mereo’s comments on such Patent Rights; provided, that Sentynl will not take any action in the Patent Prosecution of such Patent Rights that would reasonably be expected to have an adverse impact on the Development, Commercialization or Exploitation of the Licensed Compound or Licensed Product outside the Territory.

(c) Abandonment. If Sentynl decides that it is no longer interested in continuing the Patent Prosecution of a particular Patent Right during the Term for which it has the first right to control the Patent Prosecution thereof, then it will provide written notice to Mereo through the IP Working Group of such decision at least [***] prior to the date on which such Patent Right will become abandoned. Mereo may, upon written notice to Sentynl, assume the prosecution of such Patent Right and Sentynl will cooperate with Mereo to transfer control of prosecution of such Patent Right to Mereo.

12.3 Patent Enforcement.

12.3.1 Notice. Each Party will promptly notify the other within [***] after becoming aware of (a) any alleged or threatened infringement by a Third Party, of any of the (i) Mereo Patent Rights in the Territory, (ii) Sentynl Patent Rights in the Territory, or (iii) Joint Collaboration Patent Rights in the Territory, and, in each case, any related declaratory judgment or equivalent action alleging the invalidity, unenforceability, or non-infringement of such Patent Rights, or (b) any certification filed under the Hatch-Waxman Act claiming that any of the (i) Mereo Patent Rights in the Territory, (ii) Sentynl Patent Rights in the Territory, or (iii) Joint Collaboration Patent Rights in the Territory, are invalid or unenforceable or claiming that any of the foregoing Patent Rights would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed ((a) and (b) collectively “In-Territory Infringement”). Each Party will also promptly notify the other within [***] after becoming aware of any alleged or threatened infringement by a Third Party product that adversely affects or is expected to adversely affect the Licensed Product outside of the Territory, including any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent Rights (an “Ex-Territory Infringement”). For clarity, In-Territory Infringement and Ex-Territory Infringement each exclude any adversarial Patent Prosecution proceedings.

12.3.2 Enforcement Rights for In-Territory Infringement. As between the Parties:

(a) Pre-License Option Exercise. During the License Option Term, Sentynl will have the sole right to bring and control any legal action to enforce the Sentynl Patent Rights (other than Collaboration Patent Rights) against any In-Territory Infringement as it determines appropriate. During the License Option Term, Mereo will have the first right to bring and control any legal action to enforce the Mereo Patent Rights (other than Collaboration Patent Rights), Sentynl Collaboration Patent Rights (but in each case solely with the prior written consent of Sentynl, not to be unreasonably withheld) and Joint Collaboration Patent Rights against any In-Territory Infringement as it reasonably determines appropriate, and Mereo will consider in good faith the interests of Sentynl in such enforcement of such Patent Rights.

(b) Post-License Option Exercise. From and after the License Option Effective Date, Sentynl will have the sole right to bring and control any legal action to enforce the Sentynl Patent Rights (other than Collaboration Patent Rights) against any In-Territory Infringement as it determines appropriate. Sentynl will also have the first right to bring and control any legal action to enforce the Mereo Patent Rights (other than Collaboration Patent Rights), Sentynl Collaboration Patent Rights, Mereo

Collaboration Patent Rights and the Joint Collaboration Patent Rights against any In-Territory Infringement as it reasonably determines appropriate, and Sentynl will consider in good faith the interests of Mereo in such enforcement of such Mereo Patent Rights, the Sentynl Patent Rights and the Joint Collaboration Patent Rights.

(c) Step-In Rights. If a Party or its designee does not bring any legal action to enforce In-Territory Infringement for which it has the first right to control the enforcement thereof as set forth in Section 12.3.2 (Enforcement Rights for In-Territory Infringement) or otherwise fails to abate any such In-Territory Infringement as set forth in Section 12.3.2 (Enforcement Rights for In-Territory Infringement) or to file an action to abate such In-Territory Infringement within [***] after a written request from the other Party to do so, or if the enforcing Party discontinues the prosecution of any such action after filing without abating such infringement of a Patent Right for which it has the first right to control the enforcement thereof, then, in either case, the other Party will have the right, to enforce the applicable Patent Rights against such In-Territory Infringement as the other Party determines reasonably appropriate.

12.3.3 Enforcement Rights for Ex-Territory Infringement.

(a) Enforcement Rights. Mereo will have the (i) sole right, at its sole expense, to bring any legal action to enforce the Mereo Patent Rights (other than Joint Collaboration Patent Rights) against any Ex-Territory Infringement and (ii) the first right, in its sole discretion, to bring any legal action to enforce the Joint Collaboration Patent Rights against any Ex-Territory Infringement. If Mereo or its Affiliate brings any such action to abate an Ex-Territory Infringement, then Mereo shall notify Sentynl in writing and shall keep Sentynl reasonably informed with regard to the progress of such action through the IP Working Group. Sentynl will have (x) the sole right, at its sole expense, to bring any legal action to enforce the Sentynl Patent Rights (other than Collaboration Patent Rights) against any Ex-Territory Infringement and (y) the first right, in its sole discretion, to bring and control any legal action to enforce Sentynl Collaboration Patent Rights against any Ex-Territory Infringement. If Sentynl or its Affiliate brings any action relating to an Ex-Territory Infringement with respect to Sentynl Collaboration Patent Rights, then Sentynl shall notify Mereo in writing and shall keep Mereo reasonably informed with regard to the progress of such action through the IP Working Group.

(b) Step-In Rights. If a Party or its designee does not bring any legal action to enforce Ex-Territory Infringement for which it has the first right to control the enforcement thereof as set forth in Section 12.3.3 (Enforcement Rights for Ex-Territory Infringement) or otherwise fails to abate any such Ex-Territory Infringement as set forth in Section 12.3.3 (Enforcement Rights for Ex-Territory Infringement) or to file an action to abate such Ex-Territory Infringement within [***] after a written request from the other Party to do so, or if the enforcing Party discontinues the prosecution of any such action after filing without abating such Ex-Territory Infringement, then, in either case, the other Party will have the right to enforce the applicable Patent Rights against such Ex-Territory Infringement as such other

Party determines reasonably appropriate; provided, the foregoing step-in rights with respect to Sentynl Collaboration Patent Rights shall be subject to Sentynl’s prior written consent. Each Party shall notify the other Party in writing and shall keep the other Party reasonably informed with regard to the progress of any action for which it has exercised its step-in rights pursuant to this Section 12.3.3(b) through the IP Working Group.

12.3.4 Cooperation. At the request of the Party bringing an action related to infringement of any Patent Right in accordance with this Section 12.3 (Patent Enforcement) either inside or outside the Territory, the other Party will provide reasonable assistance reasonably requested by the enforcing Party in connection therewith, including by making the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patent Rights available to the enforcing Party, executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required by Applicable Law to pursue such action at the enforcing Party’s cost. In connection with an action related to In-Territory Infringement, the Party bringing the action will not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in any Patent Right without the prior written consent of the other Party. Additionally, the enforcing Party (a) will use reasonable efforts to not make any statement while enforcing a Patent Right under this Section 12.3 (Patent Enforcement) that could reasonably adversely affect the validity, enforceability, or recovery associated with the enforcement of (i) where Sentynl is the enforcing Party, a Mereo Patent Right or Joint Collaboration Patent Right, or (ii) where Mereo is the enforcing Party, a Sentynl Patent Right, Mereo Patent Right, or Joint Collaboration Patent Right, in each case (i) and (ii) taking into account the information within the actual knowledge of the enforcing Party as at the time any decision is made, and (b) notwithstanding the foregoing, will discuss with the other Party any such statement it proposes to make while enforcing a Patent Right under this Section 12.3 (Patent Enforcement) reasonably in advance of making such statement.

12.3.5 Recoveries. Any recoveries resulting from an enforcement action relating to a claim of In-Territory Infringement or Ex-Territory Infringement, whether by way of judgment or settlement or otherwise, will be first applied against payment of each Party’s costs and expenses in connection therewith. As between the Parties, any such recoveries in excess of such costs and expenses for Ex-Territory Infringement will be paid to the Party controlling such suit, action, or proceedings. As between the Parties, any such recoveries in excess of such costs and expenses for In-Territory Infringement (i) during the License Option Term, will be paid to the Party initiating such suit, action, or proceedings and (ii) from and after the License Option Effective Date, will be paid to Sentynl. Any such recoveries received by Sentynl in connection with In-Territory Infringement will constitute Net Sales under this Agreement, subject to royalties pursuant to Section 8.7 (Royalty Payments). [***]

12.4 Infringement of Third Party Rights.

12.4.1 Notice. If the Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right that are owned or controlled by such Third Party, then each Party will promptly notify the other Party within [***] after its receipt of such claim or assertion and will include in such notice a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties will promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties will assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.

12.4.2 Defense. Subject to Article 11 (Indemnification), if Mereo is obligated to indemnify Sentynl, Sentynl will be solely responsible for the defense of any such infringement claims brought against Sentynl, at Sentynl’s cost and expense; provided, that Sentynl will not agree to any settlement, consent to judgment, or other voluntary final disposition in connection with such defense action without Mereo’s prior written consent if such settlement, consent to judgment, or other voluntary final disposition would (a) result in the admission of any liability or fault on behalf of Mereo, (b) result in or impose any payment obligations upon Mereo, or (c) subject Mereo to an injunction or otherwise limit Mereo’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to the Licensed Product. Sentynl will keep Mereo informed on the status of and all material developments in connection with such defense action, including by the provision to Mereo of all material pleadings filed in such action. [***] Subject to Article 11 (Indemnification), if Sentynl is obligated to indemnify Mereo, as between the Parties, Mereo will be solely responsible for the defense of any such infringement claims brought against Mereo, at Mereo’s cost and expense; provided, that Mereo will not agree to any settlement, consent to judgment, or other voluntary final disposition in connection with such defense action without Sentynl’s prior written consent if such settlement, consent to judgment, or other voluntary final disposition would (a) result in the admission of any liability or fault on behalf of Sentynl, (b) result in or impose any payment obligations upon Sentynl, or (c) subject Sentynl to an injunction or otherwise limit Sentynl’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to the Licensed Product. Mereo will keep Sentynl informed on the status of and all material developments in connection with such defense action, including by the provision to Sentynl of all material pleadings filed in such action.

12.5 Invalidity or Unenforceability Defenses or Actions of the Mereo Patent Rights.

12.5.1 Notice. Each Party will promptly notify the other within [***] of becoming aware of any alleged or threatened assertion of invalidity or unenforceability of any of the Mereo Patent Rights in the Territory, other than when related to an In-Territory Infringement which shall be subject to Section 12.3 (Patent Enforcement) (collectively, an “Invalidity Claim”).

12.5.2 Defense. As between the Parties, Mereo will have the first right, in its sole discretion and cost, to control the defense of any Invalidity Claim concerning the Mereo Patent Rights in the Territory. [***]

12.6 Patent Term Extensions. With respect to any system for extending the term of Patent Rights in the Territory established by any applicable Regulatory Authority during the Term that is similar to the patent term extension system in the U.S. or equivalent systems elsewhere such as supplementary protection certificates, from and after the License Option Effective Date, Sentynl will be solely responsible for making all decisions regarding patent term extensions in the Territory, including supplementary protection certificates and any other extensions that are now or become available in the future, that are applicable to Mereo Patent Rights licensed hereunder and that become available directly as a result of the Regulatory Approval of the Licensed Product in the Territory; provided, that Sentynl will consult with Mereo through the IP Working Group with respect to such decisions and consider in good faith the reasonable comments and concerns of Mereo. For the avoidance of any doubt, Mereo shall, at the request of Sentynl, use reasonable efforts to perform all such acts and things necessary or desirable to give effect to such patent term extensions.

12.7 Product Trademarks.

12.7.1 Product Marks in the Territory. From and after the License Option Effective Date, the Parties will cooperate to the extent reasonably possible to achieve a consistent brand name in and outside the Territory, provided, that Sentynl will have the right to brand the Licensed Product in the Territory using trademarks, logos, and trade names that it determines appropriate for the Licensed Product (the “Product Marks”) in the Territory; provided, that (a) Sentynl will provide Mereo with a reasonable opportunity to review and provide comments on each proposed Product Mark, and Sentynl will consider in good faith Mereo’s reasonable comments before selecting any Product Mark, (b) save as required or advised by a Regulatory Authority, Sentynl will not use any trademarks owned by Mereo (including Mereo’s corporate name) or confusingly similar thereto without Mereo’s prior written consent, and (c) Sentynl shall mark (or cause to be marked) Licensed Product marketed and sold hereunder with appropriate Mereo Patent Rights numbers or indicia to the extent required by Applicable Laws.

12.7.2 Product Marks outside the Territory. From and after the License Option Effective Date, Mereo will have the right to brand the Licensed Product outside the Territory using Product Marks at its sole discretion; provided, that (a) save as required or advised by a Regulatory Authority, Mereo will not use any trademarks owned by Sentynl (including Sentynl’s corporate name) or confusingly similar thereto without Sentynl’s prior written consent, and (b) Mereo shall mark (or cause to be marked) Licensed Product marketed and sold hereunder with appropriate Sentynl Patent Rights numbers or indicia to the extent required by Applicable Laws.

12.7.3 Ownership. Mereo will be the sole and exclusive owner of all Product Marks used by Mereo outside the Territory, including all trademark registrations and applications therefor outside of the Territory and all goodwill associated therewith, other than Sentynl’s trademarks described in Section 12.7.2(b). To the extent Sentynl acquires any rights, title, or interests in or to any Product Mark (including any trademark registration or application therefor or goodwill associated with any Product Mark) outside the Territory, Sentynl will, and hereby does, assign the same to Mereo. Sentynl will be the sole and exclusive owner of all Product Marks used by Sentynl in the Territory, including all trademark registrations and applications therefor inside the Territory and all goodwill associated therewith, other than Mereo’s trademarks described in Section 12.7.1(b). To the extent Mereo acquires any rights, title, or interests in or to any Product Mark (including any trademark registration or application therefor or goodwill associated with any Product Mark) inside the Territory,

Mereo will, and hereby does, assign the same to Sentynl. In the event a Party uses the other Party’s trademarks pursuant to Sections 12.7.1(b) or 12.7.2(b), as applicable, the other Party will, and hereby does, grant to such Party a non-exclusive, fully paid-up, perpetual, irrevocable license to use any Product Marks owned by the other Party, in accordance with quality guidelines the other Party may provide to such Party from time-to-time.

12.7.4 Use and Quality. Each Party will: (a) ensure that the quantities of Licensed Product that are sold by it or on its behalf are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; and (b) not use Product Marks in a way that might materially prejudice their distinctiveness or validity or the goodwill therein and include the trademark registration symbol ® or ™ as appropriate.

12.8 IP Working Group. The Parties will, within [***] after the Effective Date, form an intellectual property working group (the “IP Working Group”), composed of one or two representatives from each Party that are employees or consultants of such Party or its Affiliates having relevant expertise in intellectual property matters. Such IP Working Group will provide a forum (a) to discuss any Inventions within the Collaboration Know-How, (b) to facilitate the Parties’ information exchange and review and comment related to certain Patent Rights as set forth in Section 12.2.1 (Mereo Responsibilities), Section 12.2.2 (Sentynl Responsibilities) and Section 12.3.3 (Enforcement Rights for Ex-Territory Infringement), and (c) for Sentynl to consult with Mereo regarding patent term extension as set forth in Section 12.6 (Patent Term Extensions). The IP Working Group will meet in-person or by means of telephone or video conference at least once each Calendar Quarter, or with such other frequency as the IP Working Group may agree. Each Party may replace its representatives on the IP Working Group at any time by providing notice in writing to the other Party. For clarity, the IP Working Group will have no decision-making authority.

12.9 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code and any similar Applicable Law outside the United States. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property”. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or similar provisions of Applicable Law outside the United States, the other Party will be entitled to a complete copy of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it upon such other Party’s written request thereof. Any agreement supplemental hereto or entered between the Parties in connection herewith will be deemed to be “agreements supplementary” to this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

Article 13
TERM AND TERMINATION

13.1 Term. This Agreement will be effective as of the Effective Date, and unless earlier terminated or expired in accordance with this Article 13 (Term and Termination), will continue until the expiration of the Royalty Term (the “Term”). Upon the expiration of this Agreement as contemplated in this Section 13.1 (Term) (but not termination or expiration pursuant to Section 13.2), the licenses granted to Sentynl under Section 2.3 (License Grant to Sentynl upon License Option Exercise) will become fully paid-up and perpetual with respect to the Licensed Product.

13.2 Early Expiration. Upon Sentynl providing written notice to Mereo that it has declined to exercise the License Option or the expiration of the License Option Term in the event Sentynl does not exercise the License Option within the License Option Term, this Agreement will automatically expire.

13.3 Termination.

13.3.1 Termination for Convenience. Sentynl may terminate this Agreement (a) at any time during the Term during the period between the date on which the top line data first becomes available from the Proposed Phase 3 Clinical Trial and date of the receipt of the first Regulatory Approval for the Licensed Product in the Territory by providing [***] prior written notice to Mereo or (b) at any time during the Term on and after the receipt of the first Regulatory Approval for the Licensed Product in the Territory by providing [***] prior written notice to Mereo.

13.3.2 Termination for Material Breach. If either Party believes in good faith that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party stating the cause and proposed remedy (“Breach Notification”). [***] If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the applicable period set forth above, then the Party originally delivering the Breach Notification may terminate this Agreement effective on written notice of termination to the other Party.

13.3.3 Termination for Patent Challenge. Except to the extent unenforceable under Applicable Law, Mereo may terminate this Agreement by providing written notice of termination to Sentynl if Sentynl or its Affiliates or Sublicensees (individually or in association with any Person) contests or assists a Third Party in contesting the scope, validity, or enforceability of any Mereo Patent Right or any foreign counterpart thereof anywhere in the world in any court, tribunal, arbitration proceeding, or other proceeding, including the U.S. Patent and Trademark Office and the U.S. International Trade Commission (a “Patent Challenge”). In the event of such a Patent Challenge, Mereo will provide prompt written notice of such Patent Challenge to Sentynl, and Mereo may terminate this Agreement by providing written notice of such termination to Sentynl unless Sentynl withdraws the Patent Challenge within [***] of receiving Mereo’s notice. Mereo shall not have any right to terminate for, and a Patent Challenge shall not be deemed to include: (a) (i) responses to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding, or conducting the prosecution or maintenance of any pending application for Mereo Patent Rights (including making a negative determination of patentability of claims of a patent application or to abandon a patent application for a Mereo Patent Right during the course of Sentynl’s prosecution and maintenance of such pending patent application), or (ii) any activities conducted to comply with Applicable Law; or (b) any challenge that (i) is made as a defense to any claim that the exploitation of a product that is not a Licensed Product infringes the Mereo Patent Right, (ii) is brought by an acquirer or successor of Sentynl or its Affiliates prior to the effective date of such Change of Control, (iii) was brought by a Sublicensee of Sentynl if Sentynl has terminated the applicable sublicense agreement within [***] following receipt of notice thereof from Mereo, or (iv) was brought by an open forum entity or other industry group in which Sentynl or its Affiliates or Sublicensees do not direct or control or request the action of such entity or group. Subject to the preceding sentence, as used herein, a Patent Challenge includes filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent Right in the Territory.

13.3.4 Termination for Safety Reasons. Sentynl may terminate this Agreement by providing written notice to Mereo based on Safety Reasons. Upon such termination for Safety Reasons, subject to the terms and conditions of this Agreement, Sentynl shall be responsible, at its expense, for the wind-down, if any, of any Development of the applicable Licensed Compound or Licensed Product and any Commercialization activities for the applicable Licensed Compound or Licensed Product, provided, that if Sentynl is the terminating Party with respect to a Safety Reason for which only a temporary limit, pause or stop of a Clinical Trial or a temporary cessation of Commercialization activities was required or recommended, and Mereo offers to assume the conduct of any Development or Commercialization activities (itself or through its Affiliates and its or their licensees (other than Sentynl), Sublicensees or Subcontractors) rather than such activities being wound down Sentynl shall permit Mereo to do so, provided, that Mereo is responsible for the costs of assuming conduct of the activities and fully indemnifies, defends and holds harmless, Sentynl and its Affiliates with respect to any claims associated with such activities. Such termination shall become effective upon the later of [***] following Sentynl’s written notice of termination or, if applicable, the date that Sentynl notifies Mereo in writing that such wind-down is complete. For purposes of this Agreement, “Safety Reason” means an event occurring after the Effective Date that causes a Regulatory Authority or governing institutional review board or ethics committee to require, or the applicable independent data safety monitoring board to recommend, either Party or any of its Affiliates or its licensees (other than Sentynl, in the case of Mereo) or Sublicensees to materially limit, pause or otherwise stop one or more Clinical Trials for, or cease Commercialization of, a Licensed Compound or Licensed Product.

13.3.5 Termination for Cessation of Development and Commercialization. If Sentynl, its Affiliates, and Sublicensees do not conduct any material Commercialization activities with respect to the Licensed Product in the Territory for a continuous period of longer than [***] following first Regulatory Approval of the Licensed Product in the Territory and such cessation is not caused by a reasonable response to a requirement or other guidance of a Regulatory Authority, a supply failure outside Sentynl’s reasonable control for the Licensed Compound or Licensed Product (all activities of the Primary Manufacturer and Alternative Manufacturer shall be attributed to Sentynl for purposes of determining whether a supply failure is within Sentynl’s reasonable control), or an event of force majeure as described in Section 15.1 (Force Majeure), then Mereo may, at its election, terminate this Agreement upon [***] prior written notice to Sentynl. Any such termination shall only become effective if Sentynl does not cure such failure to conduct any material Commercialization activities before the end of such [***] notice period. The [***] period in this Section 13.3.5 (Termination for Cessation of Development and Commercialization) shall be tolled during any period during which Development or Commercialization activities of Sentynl, its Affiliates, and Sublicensees in the Territory are suspended for Safety Reasons.

13.3.6 Termination for Insolvency. Each Party will have the right to terminate this Agreement upon delivery of written notice to the other Party if (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

13.3.7 Remedy in Lieu of Termination. If Sentynl has the right to terminate this Agreement pursuant to Section 13.3.2, then, in lieu of termination, Sentynl may elect, in its sole discretion, and as its exclusive remedy for this Agreement to continue in full force and effect subject to this Section 13.3.7, and, upon written notice from Sentynl, any and all amounts thereafter payable by Sentynl to Mereo hereunder with respect to the Licensed Product (including the License Option Exercise Fee, Development Payments, Regulatory Milestone Payments, Commercialization Milestone Payments, and royalties) shall, after giving effect to any deductions allowable and royalty floors applicable hereunder with respect to the Licensed Product, be reduced by [***]. For the avoidance of doubt, in the event Sentynl does not elect to pursue the remedies provided in this Section, Sentynl may pursue any and all other rights and remedies available under this Agreement or Applicable Law.

13.4 Effects of Termination. Upon the termination of this Agreement:

13.4.1 Reversion Agreement. [***]

13.4.2 Sales Following Termination. In the event of termination of this Agreement (and for clarity, not including any expiration of the Agreement), if Sentynl is Commercializing the Licensed Product in the Territory as of the effective date of termination, then, at Mereo’s election (in its sole discretion), until such time as all Regulatory Approvals with respect to the Licensed Product have been assigned and transferred to Mereo, either (a) Sentynl will transfer to Mereo any agreement entered into by and between Sentynl or any of its Affiliates or its or their Sublicensees, on the one hand and one or more Third Parties, on the other hand, that is reasonably necessary for the Exploitation of the Licensed Product in the Territory, and appoint Mereo or its designee as its exclusive distributor of the Licensed Product in the Territory and grant Mereo or its designee the right to appoint sub-distributors, in each case to the extent not prohibited by Applicable Law or any written agreement between Sentynl or any of its Affiliates or its or their Sublicensees and a Third Party, provided, that Mereo will purchase any and all saleable inventory of the Licensed Product held by Sentynl or its Affiliates as of the effective date of termination with respect to the Licensed Product at a price equal to [***]; or (b) Sentynl will have the continued right to sell the Licensed Product in the Territory from its inventory, provided, that Sentynl’s obligations under this Agreement with respect to the Licensed Product that Sentynl sells, including the obligation to remit Royalty Payments to Mereo hereunder, will continue in full force and effect during such period.

13.4.3 Regulatory Submissions and Regulatory Approvals. [***]

13.4.4 Assignment and Disclosure. [***]

13.4.5 Assignment Costs. [***]

13.4.6 Regulatory Transfer Support. [***]

13.4.7 Other Transfer Support. [***]

13.4.8 Inventory. At Mereo’s election and request, unless Mereo elects to grant to Sentynl the continued right to sell the Licensed Product in the Territory from its inventory pursuant to Section 13.4.2 (Sales Following Termination), Sentynl will either (a) transfer to Mereo or its designee some or all inventory held for use in the Territory of, or (b) destroy, in each case ((a) and (b)), the Licensed Product (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of Sentynl, its Affiliates or Sublicensees in the Territory. In the event that Mereo elects to proceed under subsection (a), then Mereo will pay Sentynl a price equal to [***] for such transferred Licensed Product.

13.4.9 Wind Down and Transition. Subject to the provisions of this Section 13.4 (Effects of Termination), Sentynl will be responsible, at its own cost and expense, for the wind-down of Sentynl’s and its Affiliates’ and its Sublicensees’ Exploitation of the Licensed Product in the Territory.

13.4.10 Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’, licensees (other than Sentynl, in the case of Mereo), or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided, that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding any provision to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information for archival purposes only.

13.4.11 Termination by Sentynl for Breach. Notwithstanding any provision to the contrary in this Article 13 (Term and Termination), if Sentynl terminates this Agreement pursuant to Section 13.3.2 (Termination for Material Breach), then Mereo will be responsible for the reasonable out-of-pocket costs incurred by Sentynl in connection with the performance of all of the activities set forth in this Section 13.4 (Effects of Termination). Sentynl will invoice Mereo quarterly for the foregoing costs incurred by or on behalf of Sentynl in such Calendar Quarter, and Mereo will pay the undisputed invoiced amounts within [***] after the date of any such invoice.

13.5 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions of this Agreement will survive the expiration or termination of this Agreement: Article 1 (Definitions) and any text cross-referenced to therein but only for definitional purposes, the final sentence of Section 2.4.2 (Terms of Sublicenses to Third Parties), Section 2.5 (License Grant to Mereo), Section 4.4 (Standard of Conduct) to the extent related to any wind down and transition of Development activities following expiration or termination, Section 4.5 (Responsibility for Development Costs) to the extent relating to Development Costs incurred prior to the date of termination or expiration of the Agreement, Section 4.7 (Development Records) to the extent concerning retention of books and records after the end of the Term, the final two sentences of Section 5.7.1 (Adverse Events Reporting; Safety Agreement), the first sentence of Section 5.10 (Personal Data), Section 7.2 (Commercialization Records) to the extent concerning retention of records after the end of the Term, Section 8.3 (Development Payments) to the extent payable but not paid prior to termination or expiration of the Agreement, Section 8.4 (Regulatory Milestone Events and Payments) to the extent payable but not paid prior to termination or expiration of the Agreement, Section 8.5 (Commercialization Milestone Events and Payments) to the extent payable but not paid prior to termination or expiration of the Agreement, Section 8.7 (Royalty Payments) to the extent accrued but not paid prior to termination or expiration of the Agreement, Section 8.15 (Financial Records and Audits) to the extent concerning retention or audit of records after the end of the Term or payments accrued or payable but not paid prior to termination or expiration of the Agreement, Article 9 (Confidentiality; Publication), Section 10.5 (No Other Warranties), Article 11 (Indemnification), Section 12.1.1 (Inventions; Ownership), Section 12.7.3 (Ownership), the final sentence of Section 13.1(Term), Section 13.4 (Effects of Termination), this Section 13.5 (Survival), Section 13.6 (Cumulative Remedies; Termination Not Sole Remedy), Article 14 (Dispute Resolution), Section 15.1 (Force Majeure), Section 15.2 (Assignment), Section 15.3 (Limitation of Liability), Section 15.4 (Severability), Section 15.5 (Notices), Section 15.6 (Governing Law), Section 15.7 (Entire Agreement; Amendments), Section 15.8 (Headings), Section 15.11 (Waiver); Section 15.12 (Waiver of Rule of Construction); Section 15.13 (Business Day Requirements); Section 15.15 (Construction), and Section 15.16 (Language; Translations).

13.6 Cumulative Remedies; Termination Not Sole Remedy. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law. Without limiting the generality of the foregoing, termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding any provision to the contrary set forth in this Agreement, all other remedies will remain available except as expressly set forth herein.

Article 14
DISPUTE RESOLUTION

14.1 General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Except as otherwise expressly set forth in this Agreement, any Dispute, including Disputes that may involve the Affiliates of any Party, will be resolved in accordance with this Article 14 (Dispute Resolution).

14.2 Negotiation; Escalation. The Parties will negotiate in good faith and use reasonable efforts to settle any Dispute under this Agreement, other than matters subject to resolution under Article 3 (Governance). Any Dispute as to the breach, enforcement, interpretation, or validity of this Agreement will be referred to the Executive Officers for attempted resolution. If the Executive Officers are unable to resolve such Dispute within [***] after such Dispute is referred to them, then, upon the written request of either Party to the other Party, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Patent Rights or trademark rights (which will be submitted for resolution to a court of competent jurisdiction in the Territory), the Dispute will be subject to arbitration in accordance with Section 14.3 (Arbitration).

14.3 Arbitration. Except as set forth in Section 3.6.2(c) (Material Adverse Impact Disputes), Section 4.8.2 (Reporting and Audit of Development Costs) and Section 13.4.1 (Reversion Agreement), if any Dispute that was subject to Section 14.2 (Negotiation; Escalation) remains [***] after such Dispute is referred to the Executive Officers, then either Party may at any time after such [***] period submit such Dispute to be settled by arbitration administered by the International Chamber of Commerce, in accordance with the procedural rules of the ICC Rules of Arbitration in effect at the time of submission. The arbitration will be conducted before an arbitral tribunal composed of three (3) arbitrators, all of whom will have previous judicial experience and experience with the life sciences industry, appointed by agreement of the Parties in accordance with the ICC Rules of Arbitration then in effect. If, at the time of the arbitration, the Parties agree in writing to submit the Dispute to a single arbitrator, said single arbitrator will be appointed by agreement of the Parties, or, failing such agreement, by ICC in accordance with such rules. Unless otherwise agreed by the Parties, all such arbitration proceedings will be held in London, United Kingdom; provided, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrator(s) will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrator(s), or, in the absence of such determination, each Party will pay its own expenses. All arbitration proceedings must be completed within [***] of the notice of commencement of arbitration proceedings. The Parties hereby agree that the arbitrator(s) have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator(s) deem reasonable and necessary with or without petition therefor by the Parties as well as the final ruling and judgment. Rulings will be issued by written order summarizing the arbitration proceedings no more than [***] after the final submissions of the Parties. All rulings by the arbitrator(s) will be final and binding on the Parties. The provisions of this Section 14.3 (Arbitration) may be enforced and judgment on the award

(including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets.

14.4 Expert Resolution. For any dispute pursuant to Section 3.6.2(c) (Material Adverse Impact Disputes), Section 4.8.2 (Reporting and Audit of Development Costs), Section 8.15 (Financial Records and Audits) or Section 13.4.1 (Reversion Agreement), such matter shall be referred to an independent expert having significant experience and expertise in evaluating and advising on: (i) with respect to disputes pursuant to Section 3.6.2(c) (Material Adverse Impact Disputes), clinical safety and other regulatory issues with respect to pharmaceutical products in the Territory and requirements of Regulatory Authorities related thereto and general knowledge of Development and Commercialization risks for pharmaceutical products outside the Territory and (ii) with respect to disputes pursuant to Section 4.8.2 (Reporting and Audit of Development Costs) or Section 8.15 (Financial Records and Audits), the auditing of costs in biopharmaceutical development collaborations and (iii) with respect to disputes pursuant to Section 13.4.1 (Reversion Agreement), commercial terms of license agreements relating to pharmaceutical products (“Expert”). If the Parties cannot agree on such Expert within [***], then each Party shall select one Expert and the two (2) Experts selected by the Parties shall select a third Expert; provided, that all such three (3) Experts must meet the foregoing criteria. Within [***] of selection of the Expert(s), the Expert(s) shall render a decision with respect to such dispute. The Expert(s) determination shall be final and binding on the Parties and not subject to an appeal, to arbitration or court proceedings except in case of fraud or manifest mistake of fact. The Parties shall share equally all costs associated with the expenses of such Expert(s).

14.5 Injunctive Relief. Notwithstanding the foregoing, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to the dispute resolution procedures set forth in Section 14.2 (Negotiation; Escalation) pending a decision by the arbitral tribunal in accordance with Section 14.3 (Arbitration).

14.6 Confidentiality. Any and all activities conducted under this Article 14 (Dispute Resolution), including any and all non‑public proceedings and decisions under Section 14.3 (Arbitration), will be the Confidential Information of each of the Parties, and will be subject to the terms of Article 9 (Confidentiality; Publication).

Article 15
MISCELLANEOUS

15.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (other than a labor disturbance involving the workforce of the non-performing Party where such event is within the reasonable control of the non-performing Party), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

15.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, Mereo may assign its rights to receive payments under this Agreement to one or more Persons without consent of Sentynl (including as part of a royalty monetization transaction). Either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (i) in whole or in part to an Affiliate of such Party, or (ii) in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets, whether in a merger, acquisition, or similar transaction or series of related transactions. In the event of an assignment pursuant to the foregoing subsections such assignment will only be effective if the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement and the assigning Party provides written notice of such assignment to the non-assigning Party within [***] after the effective date of such assignment. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party will assign this Agreement to (x) an entity subject to OFAC sanctions, (y) to an entity organized under the laws of or principally located in any Country of Concern or (z) an entity that is controlled by any of the foregoing. Any attempted assignment of this Agreement not in accordance with this Section 15.2 (Assignment) will be null, void, and of no legal effect. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. The terms of this Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors and permitted assigns.

15.3 LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING ANY INDIRECT LOSS OF PROFIT, AND LOSS OF ANTICIPATED SAVINGS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, IN EACH CASE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.3 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 (BY SENTYNL) OR SECTION 11.2 (BY MEREO), (B) DAMAGES AVAILABLE FOR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY SUCH PARTY, (C) EITHER PARTY’S BREACH OF ARTICLE 9 (CONFIDENTIALITY; PUBLICATION), (D) MEREO’S BREACH OF SECTION 2.11 OR 10.3, OR (E) ANY LIABILITY ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILFUL MISCONDUCT.

15.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provisions with valid, legal, and enforceable provisions that, insofar as practical, implement the purposes of this Agreement.

15.5 Notices. All notices that are required or permitted hereunder will be in writing and shall be deemed given only if sent by email transmission (with transmission confirmed), or by internationally-recognized overnight courier, or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows:

If to Mereo:

[***]

Attention: [***]

Email: [***]

With a copy to: [***]

If to Sentynl:

[***]

Attention: [***]

Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. In the case of notices sent by email, a courtesy copy of the notice will be sent by courier or post, which will not constitute notice. In the case of notices sent by a method other than email, a courtesy copy of the notice will be sent by email, which will not constitute notice (unless stated that the email copy is the notice). A notice will be deemed to have been given: (a) on the Business Day of transmission by email (with transmission confirmed) if sent by email, (b) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (c) on the fifth Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.

15.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the laws of the state of Delaware, USA, including its statutes of limitations without giving effect to the conflicts of law provisions thereunder.

15.7 Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each Party. The foregoing will not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective

Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Confidentiality Agreement.

15.8 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.

15.9 Independent Contractors. It is expressly agreed that Mereo and Sentynl will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency, including for all tax purposes. Neither Mereo nor Sentynl will have the authority to make any statements, representations, or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.

15.10 Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, either Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

15.11 Waiver. Any waiver of any provision of this Agreement will be effective only if in writing and signed by Mereo and Sentynl. No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

15.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

15.13 Business Day Requirements. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission will be deemed to be required to be taken on the next occurring Business Day.

15.14 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.15 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.16 Language; Translations. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between this Agreement and any non-English translation of this Agreement, this Agreement will prevail. Each Party will provide all reports, summaries, or other documents required under this Agreement to the other in English. The providing Party will be solely responsible for obtaining English translations, as applicable, and will use an internationally accredited translation agency to obtain such English translations. Each Party will invoice the other Party quarterly for the foregoing costs incurred by or on behalf of such Party in such Calendar Quarter, and the other Party will pay the undisputed amount invoiced within [***] after the date of any such invoice.

15.17 Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with Applicable Law, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Remainder of the Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Mereo BioPharma 4 Limited

By:

Name: Denise Scots-Knight

Title: Director

Sentynl Therapeutics, Inc.

By:

Name: Matt Heck

Title: Chief Executive Officer, Director

Schedule 1.66

[Omitted]

Schedule 1.106

[Omitted]

Schedule 1.108

[Omitted]

Schedule 1.127

[Omitted]

Schedule 2.8.5

[Omitted]

Schedule 4.2

[Omitted]

Schedule 4.3

[Omitted]

Schedule 6.2

[Omitted]

Schedule 9.7.1

Press Release TC " Schedule 9.7.1 - Press Release " \l1

For Release by Sentynl:

Sentynl Therapeutics and Mereo BioPharma Announce Option and License Agreement for alvelestat in Alpha-1 Antitrypsin Deficiency-Associated Lung Disease (AATD-LD)

• Sentynl expands its rare disease portfolio with potential first-in-class oral treatment for AATD-LD, a rare genetic respiratory disease

• On option exercise, Sentynl will have the right to commercialize the product in the United States; Mereo to lead global development and retains rest of the world rights

• Mereo will receive an upfront option fee and, on option exercise, is eligible to receive up to $40 million in upfront and R&D payments until NDA filing, and double-digit tiered royalties on U.S. sales

• Companies will collaborate to refine the Phase 3 design during short option period

Solana Beach, California, Ahmedabad, India and London, UK – August 11, 2026 – Sentynl Therapeutics, Inc. (“Sentynl”), a U.S.-based biopharmaceutical company and wholly-owned subsidiary of Zydus Lifesciences Limited (“Zydus”) and Mereo BioPharma Group plc (Nasdaq: MREO) (“Mereo” or the “Company”), a clinical-stage biopharmaceutical company focused on rare diseases, today announced that they have entered into an option and license agreement for the U.S. commercial and global manufacturing rights to alvelestat for AATD-LD. Alvelestat is a neutrophil elastase inhibitor being readied for Phase 3 and, if approved, would be the first oral treatment for this rare, progressive genetic lung disease affecting an estimated 50,000-80,000 individuals in the United States.1,2,3,4,5,6

The option and license agreement grants Sentynl the exclusive right to acquire a license to commercialize alvelestat for AATD-LD in the United States, with Mereo retaining commercial rights in the rest of the world. The agreement also grants Sentynl global rights to manufacture alvelestat for AATD-LD and on option exercise, it provides funding for the alvelestat Phase 3 development program, which could be initiated in early 2027.

“This partnership marks a pivotal moment for Sentynl’s rare disease strategy. Mereo’s alvelestat is a highly promising, differentiated candidate that meaningfully expands our portfolio and has the potential to address an area of significant unmet need,” said Dr. Sharvil P. Patel, Managing Director, Zydus Lifesciences Limited. “AATD-LD has a profound impact on patients' lives. If approved, alvelestat has the potential to be a meaningful new option that could help their quality of life.”

“We take great pride in having built a sustainable approach for developing therapies for ultra-rare conditions, and this partnership allows us to expand that strategic focus to a larger population within the rare disease community, enabling us to help more people,” said Matt Heck, Chief Executive Officer of Sentynl Therapeutics. “For patients with AATD-LD, the current standard of care is demanding, often relying on generalized therapies or frequent intravenous treatments. We see a clear opportunity to improve upon that with alvelestat. Mereo has built a strong foundation for this asset, making them an ideal partner as we collaborate during the option period to prepare for the next phase of development.”

“We are very pleased to have the opportunity to partner with Sentynl to advance alvelestat for patients with AATD-LD. We have been preparing alvelestat for a global Phase 3 study, backed by positive efficacy data from two Phase 2 studies. We believe Sentynl’s commitment to rare diseases and established commercial infrastructure make them the ideal partner for alvelestat and look forward to collaborating with them during the option period, when we plan to refine the global Phase 3 study design,” said Denise Scots-Knight, Chief Executive Officer of Mereo BioPharma.

Mereo will receive a non-refundable option fee from Sentynl and, on exercise of the option, the Company would also receive up to $40 million in upfront and R&D payments until NDA filing. Under these terms, Mereo would also be eligible to receive double-digit tiered royalties on U.S. net sales of alvelestat. Mereo will lead the global Phase 3 study and regulatory interactions until the study is completed. However, during the option period, the companies will collaborate to advance manufacturing and streamline the Phase 3 study design.

About Alpha-1 Antitrypsin Deficiency-Associated Lung Disease (AATD-LD)

AATD is a rare, genetic disease that results in a deficiency of the alpha-1 antitrypsin protein, which protects the lungs against damaging enzymes that the body releases during inflammation. The majority of individuals with severe deficiency develop pulmonary emphysema, a progressive, life-threatening lung disease, which results in severe shortness of breath, chronic cough and sputum production with susceptibility to acute exacerbations. Individuals with AATD may also develop asthma and bronchiectasis, a permanent enlargement of parts of the lungs’ airways. The estimated prevalence of AATD-LD (Pi*ZZ variant) in the United States is approximately 50,000-80,000 people.1,2,3,4,5,6

About Alvelestat

Alvelestat is a novel, oral small molecule designed to specifically inhibit neutrophil elastase (NE), a key enzyme involved in inflammation and the destruction of lung tissue. As a small molecule, alvelestat is able to access both cell-bound and soluble elastase and effectively penetrate lung tissue. The safety and tolerability profile of alvelestat has been established through clinical trials in over 1,000 patients with respiratory diseases, including AATD-LD, COPD, bronchiectasis, cystic fibrosis, COVID-19 and bronchiolitis obliterans syndrome following allogeneic stem cell transplant.

Alvelestat has received Orphan Drug Designation for AATD-LD from the European Commission and the FDA. It has also received Fast Track designation from the FDA.

About Zydus Lifesciences Limited

Zydus Lifesciences Ltd., is an innovative, global life sciences company that discovers, develops, manufactures, and markets a broad range of healthcare therapies. The group employs over 30,000 people worldwide, including 1,500 scientists engaged in R & D, and is driven by its mission to unlock new possibilities in life sciences through quality healthcare solutions that impact lives. The group aspires to transform lives through pathbreaking discoveries. Over the last decade, Zydus has introduced several innovative, first-in class products in the market for treating unmet healthcare needs with vaccines, therapeutics, biologicals, and New Chemical Entities. For more details visit www.zyduslife.com.

About Sentynl Therapeutics, Inc.

Sentynl Therapeutics Inc. (“Sentynl”) is a commercial stage U.S.-based biopharmaceutical company focused on bringing innovative therapies to patients living with rare diseases. Recognized for its commitment to the rare disease community, Sentynl leverages its global operations as well as its parent organization, Zydus Lifesciences Limited, to advance the development, manufacturing, and delivery of treatments to patients who need them in numerous countries worldwide. Sentynl is dedicated to improving patient outcomes and access while upholding ethical standards and operating in compliance with applicable laws, regulations, and industry guidelines. For more information, visit www.sentynl.com.

About Mereo BioPharma

Mereo BioPharma is a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. The Company has three rare disease product candidates: setrusumab for the treatment of osteogenesis imperfecta (OI); alvelestat for the treatment of alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD); and vantictumab for the treatment of autosomal dominant osteopetrosis type 2 (ADO2). The Company and its partner for setrusumab, Ultragenyx Pharmaceutical Inc., have reported top-line results from two Phase 3 studies for setrusumab in OI in patients aged 2 to 25 years old. Ultragenyx is funding and leading global development and Mereo has retained EU and UK commercial rights. Mereo has entered into an exclusive option and license agreement with Sentynl Therapeutics Inc. for the U.S. rights commercialize alvelestat, while retaining rest of the world rights and will lead the global development. The agreement also grants Sentynl global rights to manufacture alvelestat for AATD-LD. Mereo has partnered with āshibio, Inc., for vantictumab in ADO2. āshibio, Inc. is funding and leading the global development program and Mereo has retained EU and UK commercial rights. Mereo has also entered into exclusive global license agreements with ReproNovo SA, for the development and commercialization of leflutrozole for the treatment of infertility in men, and with Feng Biosciences for the development and commercialization of navicixizumab for late-stage ovarian cancer.

For more information visit https://www.mereobiopharma.com/

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact contained herein are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements reflect our current expectations, beliefs and assumptions concerning future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks and uncertainties include, among other things, the uncertainties inherent in the clinical development process; the Company’s reliance on third parties to conduct and provide funding for its clinical trials; the sufficiency of existing cash to fund operations and/or the inability to raise additional funding on favorable terms or at all; the uncertainty inherent in regulatory review processes, including varying interpretations and analyses of data from clinical trials; the Company’s dependence on enrollment of patients in its clinical trials; potentially smaller than anticipated market opportunities for the Company's product candidates; the Company’s dependence on its key executives; the Company’s dependence on its strategic partners; and the Company’s ability to maintain compliance with Nasdaq continued listing requirements.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the “Risk Factors” section of its Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook,” “will,” “continue” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. The Company wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

[1] Blanco I, Diego I, Castañón C, Estimated Worldwide Prevalence of the PI*ZZ Alpha-1 Genotype Antitrypsin in Subjects with Chronic Obstructive Pulmonary Disease. Archivos de Bronconeumología. 2023 Jul 10.1016 427-434;

[2] Blanco I, Bueno P, Diego I, et al. Alpha-1 antitrypsin PiZ gene frequency and PiZZ genotype numbers worldwide: an update. Int J Chron Obstruct Pulmon Dis. 2017;12:561-569.

[3] de Serres FJ, Blanco I, Fernández-Bustillo E. Estimating the risk for alpha-1 antitrypsin deficiency among COPD patients: Evidence supporting targeted screening. COPD. 2006;3(3):133-139.

[4] Stoller JK, Aboussouan LS. AAT deficiency. Lancet. 2005;365(9478):2225-2236.

[5] U.S. Census Bureau. QuickFacts: United States. U.S. Department of Commerce; 2023. Accessed Aug. 4, 2026. https://www.census.gov/quickfacts

[6] U.S. Census Bureau. B02001: Race, 2022 American Community Survey 1-Year Estimates. U.S. Department of Commerce; 2022. Accessed Aug. 4, 2026. https://data.census.gov/

Investor Contacts

Sentynl Therapeutics, Inc.

Media: Maureen Roberts, maureen.roberts@omc.com
Sentynl: Michael Hercz, ir@sentynl.com

Zydus Lifesciences Limited

Media: Sujatha Rajesh; sujatha.rajesh@zyduslife.com; +91-9974051180
Investor Relations: Arvind Bothra, arvind.bothra@zyduslife.com, +91-7045656895

Mereo BioPharma

Denise Scots-Knight, Chief Executive Officer

Christine Fox, Chief Financial Officer

+44 (0)333 023 7300

investors@mereobiopharma.com

For Release by Mereo:

Mereo BioPharma and Sentynl Therapeutics Announce Option and License Agreement for alvelestat in Alpha-1 Antitrypsin Deficiency-Associated Lung Disease (AATD-LD)

• Sentynl expands its rare disease portfolio with potential first-in-class oral treatment for AATD-LD, a rare genetic respiratory disease

• On option exercise, Sentynl will have the right to commercialize the product in the United States; Mereo to lead global development and retains rest of the world rights

• Mereo will receive an upfront option fee and, on option exercise, is eligible to receive $40 million in upfront and R&D payments, up to $435 million in potential milestones, and double-digit tiered royalties on U.S. sales

• Companies will collaborate to refine the Phase 3 design during short option period

London, UK, Solana Beach, California, and Ahmedabad, India – August 11, 2026 – Mereo BioPharma Group plc (Nasdaq: MREO) ("Mereo" or the “Company”), a clinical-stage biopharmaceutical company focused on rare diseases and Sentynl Therapeutics, Inc. ("Sentynl"), a U.S.-based biopharmaceutical company and wholly-owned subsidiary of Zydus Lifesciences Limited ("Zydus"), today announced that they have entered into an option and license agreement for the U.S. commercial and global manufacturing rights to alvelestat for AATD-LD. Alvelestat is a neutrophil elastase inhibitor being readied for Phase 3 and, if approved, would be the first oral treatment for this rare, progressive genetic lung disease affecting an estimated 50,000-80,000 individuals in the United States.1,2,3,4,5,6

The option and license agreement grants Sentynl the exclusive right to acquire a license to commercialize alvelestat for AATD-LD in the United States, with Mereo retaining commercial rights in the rest of the world. The agreement also grants Sentynl global rights to manufacture alvelestat for AATD-LD and on option exercise, it provides funding for the alvelestat Phase 3 development program, which could be initiated in early 2027.

"We are very pleased to have the opportunity to partner with Sentynl to advance alvelestat for patients with AATD-LD. We have been preparing alvelestat for a global Phase 3 study, backed by positive efficacy data from two Phase 2 studies. We believe Sentynl’s commitment to rare diseases and established commercial infrastructure make them the ideal partner for alvelestat and look forward to collaborating with them during the option period, when we plan to refine the global Phase 3 study design,” said Denise Scots-Knight, Chief Executive Officer of Mereo BioPharma.

"This partnership marks a pivotal moment for Sentynl’s rare disease strategy. Mereo’s alvelestat is a highly promising, differentiated candidate that meaningfully expands our portfolio and has the potential to address an area of significant unmet need,” said Dr. Sharvil P. Patel, Managing Director, Zydus Lifesciences Limited. “AATD-LD has a profound impact on patients' lives. If approved, alvelestat has the potential to be a meaningful new option that could help their quality of life.”

"We take great pride in having built a sustainable approach for developing therapies for ultra-rare conditions, and this partnership allows us to expand that strategic focus to a larger population within the rare disease community, enabling us to help more people,” said Matt Heck, Chief Executive Officer of Sentynl Therapeutics. “For patients with AATD-LD, the current standard of care is demanding, often relying on generalized therapies or frequent intravenous treatments. We see a clear opportunity to improve upon that with alvelestat. Mereo has built a strong foundation for this asset, making them an ideal partner as we collaborate during the option period to prepare for the next phase of development.”

Mereo will receive a non-refundable option fee from Sentynl and, on exercise of the option, the Company would also receive $40 million in upfront and R&D payments. Under these terms, Mereo would also be eligible to receive up to $435 million in regulatory and commercial milestone payments, as well as double-digit tiered royalties on U.S. net sales of alvelestat. Mereo will lead the global Phase 3 study and regulatory interactions until the study is completed. However, during the option period, the companies will collaborate to advance manufacturing and streamline the Phase 3 study design.

About Alpha-1 Antitrypsin Deficiency-Associated Lung Disease (AATD-LD)

AATD is a rare, genetic disease that results in a deficiency of the alpha-1 antitrypsin protein, which protects the lungs against damaging enzymes that the body releases during inflammation. The majority of individuals with severe deficiency develop pulmonary emphysema, a progressive, life-threatening lung disease, which results in severe shortness of breath, chronic cough and sputum production with susceptibility to acute exacerbations. Individuals with AATD may also develop asthma and bronchiectasis, a permanent enlargement of parts of the lungs’ airways. The estimated prevalence of AATD-LD (Pi*ZZ variant) in the United States is approximately 50,000-80,000 people.1,2,3,4,5,6

About Alvelestat

Alvelestat is a novel, oral small molecule designed to specifically inhibit neutrophil elastase (NE), a key enzyme involved in inflammation and the destruction of lung tissue. As a small molecule, alvelestat is able to access both cell-bound and soluble elastase and effectively penetrate lung tissue. The safety and tolerability profile of alvelestat has been established through clinical trials in over 1,000 patients with respiratory diseases, including AATD-LD, COPD, bronchiectasis, cystic fibrosis, COVID-19 and bronchiolitis obliterans syndrome following allogeneic stem cell transplant.

Alvelestat has received Orphan Drug Designation for AATD-LD from the European Commission and the FDA. It has also received Fast Track designation from the FDA.

About Mereo BioPharma

Mereo BioPharma is a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. The Company has three rare disease product candidates: setrusumab for the treatment of osteogenesis imperfecta (OI); alvelestat for the treatment of alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD); and vantictumab for the treatment of autosomal dominant osteopetrosis type 2 (ADO2). The Company and its partner for setrusumab, Ultragenyx Pharmaceutical Inc., have reported top-line results from two Phase 3 studies for setrusumab in OI in patients aged 2 to 25 years old. Ultragenyx is funding and leading global development and Mereo has retained EU and UK commercial rights. Mereo has entered into an exclusive option and license agreement with Sentynl Therapeutics Inc. for the U.S. rights commercialize alvelestat, while retaining rest of the world rights and will lead the global development. The agreement also grants Sentynl global rights to manufacture alvelestat for AATD-LD. Mereo has partnered with āshibio, Inc., for vantictumab in ADO2. āshibio, Inc. is funding and leading the global development program and Mereo has retained EU and UK commercial rights. Mereo has also entered into exclusive global license agreements with ReproNovo SA, for the development and commercialization of leflutrozole for the treatment of infertility in men, and with Feng Biosciences for the development and commercialization of navicixizumab for late-stage ovarian cancer.

For more information visit https://www.mereobiopharma.com/

About Zydus Lifesciences Limited

Zydus Lifesciences Ltd., is an innovative, global life sciences company that discovers, develops, manufactures, and markets a broad range of healthcare therapies. The group employs over 30,000 people worldwide, including 1,500 scientists engaged in R & D, and is driven by its mission to unlock new possibilities in life sciences through quality healthcare solutions that impact lives. The group aspires to transform lives through pathbreaking discoveries. Over the last decade, Zydus has introduced several innovative, first-in class products in the market for treating unmet healthcare needs with vaccines, therapeutics, biologicals, and New Chemical Entities. For more details visit www.zyduslife.com.

About Sentynl Therapeutics, Inc.

Sentynl Therapeutics Inc. (“Sentynl”) is a commercial stage U.S.-based biopharmaceutical company focused on bringing innovative therapies to patients living with rare diseases. Recognized for its commitment to the rare disease community,

Sentynl leverages its global operations as well as its parent organization, Zydus Lifesciences Limited, to advance the development, manufacturing, and delivery of treatments to patients who need them in numerous countries worldwide. Sentynl is dedicated to improving patient outcomes and access while upholding ethical standards and operating in compliance with applicable laws, regulations, and industry guidelines. For more information, visit www.sentynl.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact contained herein are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements reflect our current expectations, beliefs and assumptions concerning future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks and uncertainties include, among other things, the uncertainties inherent in the clinical development process; the Company’s reliance on third parties to conduct and provide funding for its clinical trials; the sufficiency of existing cash to fund operations and/or the inability to raise additional funding on favorable terms or at all; the uncertainty inherent in regulatory review processes, including varying interpretations and analyses of data from clinical trials; the Company’s dependence on enrollment of patients in its clinical trials; potentially smaller than anticipated market opportunities for the Company's product candidates; the Company’s dependence on its key executives; the Company’s dependence on its strategic partners; and the Company’s ability to maintain compliance with Nasdaq continued listing requirements.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the “Risk Factors” section of its Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook,” “will,” “continue” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. The Company wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

[1] Blanco I, Diego I, Castañón C, Estimated Worldwide Prevalence of the PI*ZZ Alpha-1 Genotype Antitrypsin in Subjects with Chronic Obstructive Pulmonary Disease. Archivos de Bronconeumología. 2023 Jul 10.1016 427-434;

[2] Blanco I, Bueno P, Diego I, et al. Alpha-1 antitrypsin PiZ gene frequency and PiZZ genotype numbers worldwide: an update. Int J Chron Obstruct Pulmon Dis. 2017;12:561-569.

[3] de Serres FJ, Blanco I, Fernández-Bustillo E. Estimating the risk for alpha-1 antitrypsin deficiency among COPD patients: Evidence supporting targeted screening. COPD. 2006;3(3):133-139.

[4] Stoller JK, Aboussouan LS. AAT deficiency. Lancet. 2005;365(9478):2225-2236.

[5] U.S. Census Bureau. QuickFacts: United States. U.S. Department of Commerce; 2023. Accessed Aug. 4, 2026. https://www.census.gov/quickfacts

[6] U.S. Census Bureau. B02001: Race, 2022 American Community Survey 1-Year Estimates. U.S. Department of Commerce; 2022. Accessed Aug. 4, 2026. https://data.census.gov/

Investor Contacts

Mereo BioPharma

Denise Scots-Knight, Chief Executive Officer

Christine Fox, Chief Financial Officer

+44 (0)333 023 7300

investors@mereobiopharma.com

Sentynl Therapeutics, Inc.

Media: Maureen Roberts, maureen.roberts@omc.com
Sentynl: Michael Hercz, ir@sentynl.com

Zydus Lifesciences Limited

Media: Sujatha Rajesh; sujatha.rajesh@zyduslife.com; +91-9974051180
Investor Relations: Arvind Bothra, arvind.bothra@zyduslife.com, +91-7045656895